Exhibit 10.15

EXECUTION COPY

$370,000,000

CREDIT AGREEMENT

by and among

PASSIVE ASSET TRANSACTIONS, LLC,

as Borrower,

RFC ASSET HOLDINGS II, LLC,

as Borrower,

RESIDENTIAL FUNDING COMPANY, LLC,

as Guarantor,

GMAC MORTGAGE, LLC,

as Guarantor,

RESIDENTIAL CAPITAL, LLC

as Guarantor,

GMAC LLC,

as Initial Lender and as Credit Agent and Omnibus Agent

and

Certain Other Financial Institutions and Persons from

time to time party hereto as Lenders

Dated as of June 1, 2009

-i-	Credit Agreement

TABLE OF CONTENTS

(continued)

-ii-	Credit Agreement

TABLE OF CONTENTS

(continued)

-iii-	Credit Agreement

SCHEDULES

Schedule 1.01	Definitions
Schedule 2.04	Collateral Value Calculations
Schedule 5.01	Conditions Precedent to the Initial Loan
Schedule 5.02	Conditions Precedent to each Loan
Schedule 7.01(g)	GMAC LLC Required Reports
Schedule 8.01(m)	Post-Closing Requirements
Schedule 13.02	Notices

EXHIBITS

Exhibit A	Eligibility Requirements
Exhibit B	[Reserved]
Exhibit C	Initial Permitted Funding Indebtedness
Exhibit 2.02(a)(i)	Form of Note
Exhibit 2.03(a)	Form of Borrower Funding Request
Exhibit 2.03(b)	Form of Borrowing Base Report
Exhibit 2.04(a)	Form of Collateral Value Report
Exhibit 2.08(b)	Form of Repayment Notice
Exhibit 2.09(a)	Form of Prepayment Notice
Exhibit 7.01	Form of Compliance Certificate
Exhibit 9.01	Form of Assignment and Acceptance

-iv-	Credit Agreement

This CREDIT AGREEMENT (as amended or supplemented from time to time, this “Agreement”) dated as of June 1, 2009, is by and among Passive Asset Transactions, LLC, a Delaware limited liability company (“PATI”), RFC Asset Holdings II, LLC, a Delaware limited liability company (“RAHI” and, together with PATI, each a “Borrower” and collectively, the “Borrowers”), Residential Funding Company, LLC, a Delaware limited liability company (“RFC”), Residential Capital, LLC, a Delaware limited liability company (“ResCap”), GMAC Mortgage, LLC, a Delaware limited liability company (“GMAC Mortgage”, and together with RFC and ResCap, each a “Guarantor” and collectively, the “Guarantors”), GMAC LLC, a Delaware limited liability company (the “Initial Lender”), the financial institutions and other Persons that are or may from time to time become parties hereto as Lenders (together with the Initial Lender and their respective successors and assigns, each a “Lender” and collectively, the “Lenders”) and GMAC LLC, a Delaware limited liability company, as agent for the Lenders (in such capacity together with its successors and assigns in such capacity, the “Credit Agent”) and as Omnibus Agent (as herein defined).

BACKGROUND

The Borrowers desire to obtain Commitments from the Lenders so that the Lenders will from time to time and subject to the terms hereof make revolving Loans to the Borrowers, which Loans are secured by the Collateral.

The Guarantors have entered into this Agreement and have agreed to provide guarantees of the Obligations hereunder and to pledge Collateral to secure such guarantees.

The Lenders are willing, on the terms and subject to the conditions hereafter set forth, to extend the Commitments and make revolving Loans to the Borrowers.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01. Definitions; Construction. (a) Capitalized terms used herein and not otherwise defined herein shall have the meanings specified in Schedule 1.01.

(b) All capitalized terms used herein, and not specifically defined herein, are used herein as defined in such Article 9 of the UCC to the extent defined therein.

(c) Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

(d) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.

Credit Agreement

(e) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(f) The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(g) Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, provided that such successors and assigns are not prohibited by the Facility Documents, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.02. Accounting Matters. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied in a manner consistent with that used in preparing the financial statements described in Section 7.01(f) hereof.

ARTICLE II

COMMITMENTS, LOANS, BORROWING, PREPAYMENT

Section 2.01. Commitments and Loans. (a) On the terms and subject to the conditions set forth in this Agreement, each of the Lenders severally agrees, from time to time on any Business Day occurring on or after Closing Date but prior to the Commitment Termination Date, to make loans (relative to each Lender, its “Loans”) to the Borrowers in an aggregate amount equal to such Lender’s Pro Rata Share of the aggregate amount of the Loans requested by the Borrowers to be made on such Business Day. The Lenders shall distribute the proceeds of such Loan to the Borrowers no later than 11:00 a.m. (New York City time) on the related Funding Date in accordance with Section 2.03.

(b) On the terms and subject to the conditions hereof, the Borrowers may from time to time borrow, prepay and reborrow Loans. No Lender shall be required to make any Loan if, after giving effect thereto, (i) the Outstanding Aggregate Loan Amount would exceed the Available Amount or (ii) such Lender’s Outstanding Lender Loan Amount would exceed such Lender’s Pro Rata Share of the Available Amount.

2	Credit Agreement

Section 2.02. Note. (a) The Loans made by each Lender shall be evidenced by a promissory note executed by each Borrower substantially in the form of Exhibit 2.02(a)(i) hereto (a “Note”), dated the date hereof, payable to the applicable Lender in a maximum principal amount equal to such Lender’s Pro Rata Share of the Aggregate Commitment Amount. The Borrowers hereby irrevocably authorize each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate and Interest Period applicable to the Loans evidenced thereby. Such notations shall, to the extent not inconsistent with notations made by the Credit Agent in the Register, be conclusive and binding on each Obligor absent manifest error; provided that, the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of any Obligor.

(b) The Borrowers hereby designate the Credit Agent to serve as the Borrowers’ agent, solely for the purpose of this clause, to maintain a register (the “Register”) on which the Credit Agent will record each Lender’s Commitments, the Loans (and interest due thereon) made by each Lender and each repayment in respect of the principal amount of the Loans, annexed to which the Credit Agent shall retain a copy of each Assignment and Acceptance, and each participation (as described in Section 9.04), delivered to the Credit Agent pursuant to Article IX. Failure to make any recordation, or any error in such recordation, shall not affect any Obligor’s Obligations. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Obligors, the Credit Agent and the other Lender Parties shall treat each Person in whose name a Loan is registered as the owner thereof for the purposes of all Facility Documents, notwithstanding notice or any provision herein to the contrary. Any assignment or transfer of a Commitment or the Loans made pursuant hereto shall be registered in the Register only upon delivery to the Credit Agent of an Assignment and Acceptance that has been executed by the requisite parties pursuant to Article IX. Upon its receipt of a duly completed Assignment and Acceptance, the Credit Agent shall record the information contained therein in the Register. No assignment or transfer of a Lender’s Commitment or Loans, including those transfers or assignments to an Affiliate, shall be effective unless such assignment or transfer shall have been recorded in the Register by the Credit Agent as provided in this Section.

(c) The Register shall be available for inspection by the Borrowers or any Lender (but in each case only as to its relevant portion of the Register), at any reasonable time and from time to time upon reasonable prior notice.

Section 2.03. Borrowing Procedures. (a) By delivering a Borrower Funding Request to the Credit Agent on or before 7:00 p.m. (New York City time) on the Business Day prior to any Funding Date, the Borrowers may from time to time irrevocably request that on the requested Funding Date Loans be made in an amount equal to the lesser of the Specified Drawdown Amount and the remaining unused portion of the Loans available to be advanced hereunder; provided that (i) the amount of Loans requested pursuant to any Borrower Funding Request (including the Initial Borrower Funding Request) shall not be greater than the difference between (A) the Available Amount minus (B) the Outstanding Aggregate Loan Amount, (ii) no Borrower Funding Request may be made unless either (A) (1) the Unrestricted ResCap Liquidity at the opening of business on the proposed Funding Date (as estimated by the close of business on the Business Day prior to such Funding Date) is less than the Unrestricted ResCap Liquidity Threshold and (2) based on

3	Credit Agreement

such estimates, after giving effect to the advance of such Loans and Parallel Loans, the Unrestricted ResCap Liquidity does not exceed the Unrestricted ResCap Liquidity Threshold or (B) (1) the Consolidated Liquidity at the opening of business on the proposed Funding Date (as estimated by the close of business on the Business Day prior to such Funding Date) is less than $800,000,000 and (2) based on such estimates, after giving effect to the advance of such Loans and Parallel Loans, the Consolidated Liquidity does not exceed the Consolidated Liquidity Threshold and (iii) no Loan shall be made on any Funding Date unless the November Loan Agreement Outstandings on such Funding Date (after giving effect to any Parallel Loans made or to be made on such Funding Date) equals the Derivative Adjusted Available Amount (as defined in the November Loan Agreement). On the terms and subject to the conditions of this Agreement, the Loans to be made with respect to any Borrower Funding Request shall be made on the Business Day immediately following the date on which such Borrower Funding Request is delivered. On or before 11:00 a.m., New York City time, on the applicable Funding Date, each Lender shall deposit with the Credit Agent same day funds in an amount equal to such Lender’s Pro Rata Share of the requested Loans. Such deposit will be made to an account which the Credit Agent shall specify from time to time by notice to the Lenders. To the extent funds are received from the Lenders, the Credit Agent shall make such funds available to the Borrowers by wire transfer to the accounts the Borrowers shall have specified in their Borrower Funding Request. No Lender’s obligation to make any Loan shall be affected by any other Lender’s failure to make any Loan.

(b) If the Borrowers determine in good faith on any Business Day that their estimate of Unrestricted ResCap Liquidity or Consolidated Liquidity is incorrect, the Borrowers may request in writing that the Lenders fund Loans on such Business Day. The Lenders may, in their sole discretion, agree to such request, but it is understood and agreed they are not required to do so. In the event that any Lender deposits the proceeds of its Loans prior to the time required under Section 2.03(a), such deposit shall be deemed a waiver by such Lender of any notice requirements with respect to such Loan under this Agreement.

(c) With respect to any Funding Date and as a condition to the advance of any Loans relating to such Funding Date, the Borrowers shall deliver, on the Business Day prior to such Funding Date, to the Credit Agent a Borrowing Base Report including the Borrowing Base as of such Business Day.

(d) By delivering a Borrower Funding Request, the Borrowers represent and warrant to each Lender that, after giving effect to the making of the requested Loans thereunder, all conditions precedent to such Loan specified in Section 5.02 have been satisfied and all statements in clauses (b), (c), (d), (e), (f), (g) and (h) of Schedule 5.02 are true and correct.

Section 2.04. Borrowing Base. (a) On or prior to the Initial Funding Date, the Borrowers shall deliver to the Credit Agent the Initial Collateral Value Report.

(b) After the Initial Funding Date, the Borrowers shall deliver to the Credit Agent an updated Monthly Collateral Report no less frequently than once per calendar month and no later than the eleventh Business Day of each calendar month (commencing with June 2009). In addition, on each REO Supplement Date (commencing with June, 2009) the Borrowers shall deliver to the Credit Agent an REO Supplemental Report. For purposes of preparing each Collateral Value Report, the Borrowers shall calculate the Collateral Value of the Qualifying Collateral in accordance with Schedule 2.04.

4	Credit Agreement

(c) The Borrowers shall calculate, or cause to be calculated, the Collateral Value of the Qualifying Collateral in accordance with Schedule 2.04 and the Borrowing Base on every Business Day following the Initial Funding Date; it being understood that the Collateral Value of assets consisting of Eligible Warehouse Loans or Supporting Assets for a European Note or any other Asset which the Credit Agent may so designate in the applicable Collateral Addition Designation Notice may be calculated using the most recent Carrying Value for such assets as periodically recalculated by the Obligors in accordance with their standard practices and procedures. The Borrowers shall deliver, electronically or otherwise, the results of the calculations required under this clause (b) to the Credit Agent by 7:00 p.m., New York City time, on each Business Day.

(d) At the reasonable request of the Credit Agent, the Borrowers shall provide any reports, files, spreadsheets or other materials used by the Obligors in calculating the Borrowing Base as of any date of determination. If the Credit Agent shall dispute the calculation of the Borrowing Base as of any date of determination, the calculation by the Credit Agent of such Borrowing Base shall be binding for all purposes hereunder and the Borrowers shall make the payment, if any, required by Section 2.08(b) in connection with such recalculated Borrowing Base.

(e) The Borrowers shall notify the Credit Agent if at any time they determine that on any day the Outstanding Aggregate Loan Amount as of such day exceeded the Borrowing Base as of such day.

Section 2.05. Interest. Interest shall accrue on the Outstanding Aggregate Loan Amount for each day during an Interest Period at a rate equal to (a) the sum of (x) the applicable LIBOR Rate for such Interest Period and (y) the Applicable Margin, divided by (b) 360 days. Interest shall accrue on the Loans after their maturity (whether by acceleration or otherwise) and on any other amount not paid when due under the Facility Documents (including without limitation any prepayment due under Section 2.08(b) or 2.08(c)) for each day during a related Interest Period at a rate equal to (a) the Default Rate, divided by (b) 360 days. Interest shall be payable (i) in arrears with respect to each Interest Period through the final day of each Interest Period (regardless of whether such day is a Business Day), such amount to be payable on the first Business Day following the end of such Interest Period or (ii) on the applicable Loan Repayment Date. The Credit Agent shall determine the LIBOR Rate for the Loans prior to the beginning of each Interest Period, as set forth in the definition of “LIBOR Rate.” The Credit Agent shall also calculate the amount of interest and, if applicable, any Breakage Costs or other amounts due to be paid by the Borrowers from time to time hereunder (including in connection with any prepayment or repayment of Loans permitted hereunder) and shall provide a written statement thereof to the Borrowers at least two Business Days prior to the due date of such payment (or the relevant repayment or prepayment after having received a notice thereof); provided that failure to provide such statements on a timely basis shall not relieve the Borrowers of the obligation to pay any interest and principal due on the applicable payment date (based upon their good faith calculation of the amount due, such amount to be promptly reconciled after receipt of a subsequent statement from the Credit Agent) and other such amounts hereunder promptly upon receipt of such statement.

5	Credit Agreement

Section 2.06. [Reserved]

Section 2.07. Alternate Rate of Interest; Increased Costs. (a) If, prior to the commencement of any Interest Period, the Credit Agent determines (which determination shall be conclusive absent manifest error) (i) that adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Interest Period; or (ii) that the LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to any Lender of making or maintaining its Loans; or (iii) that, after notice from an affected Lender, it has become unlawful for such Lender to honor its obligation to make or maintain Loans hereunder using the LIBOR Rate, then the Credit Agent shall give notice thereof to the Borrowers by telephone, facsimile, or other electronic means as promptly as practicable thereafter and, commencing with the Interest Period immediately following the Interest Period during which such notice is provided to the Borrowers until the Credit Agent notifies the Borrowers that the circumstances giving rise to such notice no longer exist, all Loans shall bear interest at a rate per annum equal to the Applicable Margin plus the rate per annum that the Credit Agent determines in its reasonable discretion adequately reflects the cost to the Lenders of making or maintaining the Loans for such Interest Period.

(b) The Borrowers jointly and severally agree to reimburse each Lender for any increase in the cost to such Lender of, or any reduction in the amount of any sum receivable by such Lender in respect of, such Lender’s Commitments and the making, continuing, maintaining or conversion of Loans hereunder that arise in connection with any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase in after the Closing Date of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority; provided, however, that any such changes with respect to increased capital costs and taxes shall be governed by the terms of Sections 2.07(c) and 3.02, respectively. For the purposes of this Section 2.07(b), taxes shall include all present or future taxes, fees, levies, imposts, deductions, duties, withholdings, assessments or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto. Each affected Lender shall promptly notify the Credit Agent and the Borrowers in writing of the occurrence of any such event, stating the reasons therefor and the additional amount required fully to compensate such Lender for such increased cost or reduced amount. Such additional amounts shall be payable jointly and severally by the Borrowers directly to such Lender within ten (10) days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrowers.

(c) If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority affects or would affect the amount of capital required or expected to be maintained by any Lender or any Person controlling such Lender, and such Lender determines (in good faith but in its sole and absolute discretion) that the rate of return on its or such controlling Person’s capital as a consequence of the Commitments or the Loans made by such Lender is reduced to a level below that which such Lender or such controlling Person could have achieved but for the occurrence of any such circumstance, then upon notice from time to time

6	Credit Agreement

by such Lender to the Borrowers (with a copy to the Credit Agent), the Borrowers shall within ten (10) days following receipt of such notice jointly and severally pay directly to such Lender additional amounts sufficient to compensate such Lender or such controlling Person for such reduction in rate of return. A statement of such Lender as to any such additional amount or amounts shall, in the absence of manifest error, be conclusive and binding on the Borrowers. In determining such amount, such Lender may use any method of averaging and attribution that it (acting reasonably) shall deem applicable.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.07 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender pursuant to Sections 2.07(a), (b) or (c) for any such increased cost or reduction incurred more than one hundred and eighty (180) days prior to the date that such Lender demands, or notifies the Borrowers of its intention to demand, compensation therefor, provided further that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) If any Lender requests compensation under this Section 2.07, then such Lender will, if requested by the Borrowers, use commercially reasonable efforts to designate another lending office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 2.07(e) shall affect or postpone any of the Obligations of the Borrowers or the rights of such Lender pursuant to Sections 2.07(a), (b), (c) or (d).

Section 2.08. Mandatory Repayment of Loans. (a) The Borrowers shall jointly and severally repay the Outstanding Aggregate Loan Amount with respect to all Loans and all other amounts owing under this Agreement in full on the Loan Repayment Date. Loans may be prepaid in accordance with the terms of Section 2.09 hereof and, to the extent prepaid, may be re-borrowed hereunder in accordance with the terms hereof (including satisfaction of all conditions precedent contained in Section 5.02).

(b) If, on any Business Day (a “Borrowing Base Shortfall Day”), the Outstanding Aggregate Loan Amount on such day exceeds the Borrowing Base on such day by an amount equal to or greater than $250,000 (such circumstance, a “Borrowing Base Deficiency”), the Borrowers shall, within one (1) Business Day after the Borrowing Base Shortfall Day, jointly and severally repay outstanding Loans in an amount equal to the amount of the Borrowing Base Deficiency. The Borrowers shall deliver a Repayment Notice with respect to each repayment of outstanding Loan amounts made pursuant to this paragraph by 1:00 p.m. (New York time) on the day such repayment is due.

(c) On each Business Day (a “Test Date”), the Borrowers shall determine on or before 7:00 p.m. (New York City time) (x) the amount by which the estimated Unrestricted ResCap Liquidity exceeds the Unrestricted ResCap Liquidity Threshold and (y) the amount by which the estimated Consolidated Liquidity exceeds the Consolidated Liquidity Threshold (the greater of (x) and (y), the “Liquidity Excess Amount”). If the Liquidity Excess Amount is greater than $0, no later than 11:00 a.m. (New York City time) on the Business Day following the Test Date, the Borrowers shall jointly and severally repay outstanding Loans and/or Parallel Loans in an

7	Credit Agreement

amount equal to the highest portion of the Liquidity Excess Amount that could be paid by the Borrowers and still satisfy the requirement that, after giving effect to such payment, (a) the Unrestricted ResCap Liquidity is greater than or equal to the Unrestricted ResCap Liquidity Threshold and (b) the Consolidated Liquidity is greater than or equal to the Consolidated Liquidity Threshold. The Borrowers shall deliver a Repayment Notice with respect to each repayment of outstanding Loan amounts made pursuant to this paragraph by 11:00 a.m. (New York time) on the day such repayment is due.

(d) Notwithstanding any provision of the November Loan Agreement or this Agreement, the Borrowers shall repay any outstanding Loans prior to making any payments of principal on the November Loan Agreement Outstandings (other than any payments made with respect to the Parallel Loans as a result of November Loan Agreement Outstandings exceeding the Derivative Adjusted Available Amount (as defined in the November Loan Agreement).

(e) The Borrowers shall not be required to pay any Breakage Costs incurred by the Lenders in connection with a mandatory repayment pursuant to this Section 2.08.

Section 2.09. Optional Prepayment. The Borrowers may, at their option, prepay any Loan advanced hereunder in full or in part (as well as all interest accrued and unpaid thereon through the end of the related Interest Period) on the last Business Day of any Interest Period related thereto (each an “Optional Prepayment Date”); provided that the Borrowers deliver a Prepayment Notice to each Lender and the Credit Agent, no later than 7:00 p.m. New York City time on a Business Day that is at least two (2) Business Days preceding the Optional Prepayment Date. Any such partial prepayment shall be in a minimum principal amount of not less than $10,000,000 and in increments of $1,000,000 (or, if less, the Outstanding Aggregate Loan Amount). Any such prepayment shall be paid over to the Credit Agent for the account of the Lenders by the Borrowers by 11:00 a.m. (New York City time) on such Optional Prepayment Date, and shall be in an amount equal to the sum of (a) the Loan amount being prepaid on the date of such prepayment, plus (b) all accrued and unpaid interest on such Loan being prepaid as of the date of such prepayment, plus (c) the allocable portion (determined by the Credit Agent in its sole reasonable discretion) of all other amounts due from the Borrowers hereunder. The Borrowers may make a partial or full prepayment on any date other than an Optional Prepayment Date; provided that the Borrowers make a timely delivery of a Prepayment Notice, and in addition to the amount required under items (a), (b), and (c) above, the Borrowers must pay, without duplication, (x) all Breakage Costs, if any, actually incurred by the Lenders and resulting from such prepayment and (y) all accrued and unpaid interest on such Loan being prepaid following the prepayment. Subject to Section 5.02, in the absence of a timely delivered Prepayment Notice, the Lenders shall automatically and without further action by the Borrowers continue each Loan at the termination of each Interest Period for a successive Interest Period beginning on the day immediately following the final day of the immediately preceding Interest Period.

Section 2.10. Termination of Commitments and Reduction of Aggregate Commitment Amount. (a) Unless previously terminated, the Commitments shall terminate on the Commitment Termination Date. If at any time the Borrowing Base is reduced to zero, then the Commitments shall terminate on the effective date of such reduction.

8	Credit Agreement

(b) The Borrowers may elect by notice as specified in this clause (b) to reduce the Aggregate Commitment Amount to such lower amount as the Borrowers shall specify in such notice; provided that (i) immediately after giving effect to such reduction, the Aggregate Commitment Amount as so reduced shall not be lower than the sum of the Outstanding Aggregate Loan Amount, (ii) such reduction shall be in a minimum principal amount of not less than $10,000,000 and in increments of $1,000,000 (or, if less, the remaining unused portion of the Aggregate Commitment Amount), and (iii) all such reductions shall require at least three (3) Business Days’ prior notice to the Credit Agent, shall be permanent, and shall take effect on a Business Day. Such reduction in the Aggregate Commitment Amount shall take effect on the date specified in such notice, which date shall be no earlier than three (3) Business Days from the date of actual receipt of such notice by the Credit Agent.

ARTICLE III

PAYMENTS; COMPUTATIONS; TAXES; EXPENSES

Section 3.01. Payments and Computations, Etc. (a) Unless otherwise expressly stated herein, all amounts to be paid or deposited hereunder shall be paid or deposited in accordance with the terms hereof no later than 1:00 p.m. (New York City time) on the day when due in lawful money of the United States of America in same day funds (and all funds received after such time shall be deemed to have been received on the next succeeding Business Day).

(b) The Borrowers shall, to the extent permitted by law, jointly and severally pay interest on all amounts (including principal, interest and fees) due but not paid on the date such payment is due hereunder as provided herein, for the period from, and including, such due date until, but excluding, the date paid, at the applicable Default Rate, payable on demand; provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law.

(c) All computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

(d) Each Borrower agrees that the principal of and interest on the Loans and all other monetary Obligations shall be the joint and several recourse obligations of the Borrowers.

(e) Except as set forth in Section 3.02, all payments made by the Borrowers or the other Obligors under this Agreement or any other Facility Document shall be made without set-off, deduction or counterclaim.

(f) After the occurrence and during the continuance of an Event of Default, the Credit Agent may, and upon direction from the Required Lenders, shall, apply all amounts received under the Facility Documents (including from the proceeds of Collateral securing the Obligations) or under applicable Requirements of Law upon receipt thereof to the Obligations as follows: (i) first, to the payment of all Obligations in respect of fees, expense reimbursements, indemnities and other amounts owing to the Credit Agent, in its capacity as the Credit Agent (including the out-of-pocket expenses and reasonable fees of counsel to the Credit Agent), (ii) second,

9	Credit Agreement

after payment in full in cash of the amounts specified in clause (f)(i), to the ratable payment of all interest (including interest accruing (or which would accrue) after the commencement of a proceeding in bankruptcy, insolvency or similar law, whether or not permitted as a claim under such law) and fees owing under the Facility Documents, and all costs and expenses owing to the Lender Parties pursuant to the terms of the Facility Documents, until paid in full in cash, (iii) third, after payment in full in cash of the amounts specified in clauses (f)(i) and (f)(ii), to the ratable payment of the principal amount of the Loans then outstanding, (iv) fourth, after payment in full in cash of the amounts specified in clauses (f)(i) through (f)(iii), to the ratable payment of all other Obligations owing to the Lender Parties, and (v) fifth, after payment in full in cash of the amounts specified in clauses (f)(i) through (f)(iv), and following the Commitment Termination Date, to each applicable Obligor or any other Person lawfully entitled to receive such surplus or as may be directed by a court of competent jurisdiction. Proceeds of Collateral shall be allocated to the Secured Parties (as defined in the Omnibus Security Agreement) in such manner as is determined by the Omnibus Agent in its sole discretion.

(g) If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of set-off or otherwise) on account of any Loans (other than pursuant to the terms of Sections 2.07(b), 2.07(c), 3.02 or Article X or in respect of Breakage Costs) in excess of its pro rata share of payments obtained by all Lender, such Lender shall purchase from the other Lender such participations in Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably (to the extent such other Lenders were entitled to receive a portion of such payment or recovery) with each of them; provided that, if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender that has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender’s ratable share (according to the proportion of (i) the amount of such selling Lender’s required repayment to the purchasing Lender to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each of the Obligors agrees that any Lender purchasing a participation from another Lender pursuant to this clause (g) may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 3.04) with respect to such participation as fully as if such Lender were the direct creditor of the Obligors in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law any Lender receives a secured claim in lieu of a set-off to which this Section applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

Section 3.02. Taxes. (a) All payments by the Borrowers or Guarantors (each a “Credit Party”) of principal of, and interest on, the Loans and all other amounts payable hereunder (including fees) shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, levies, imposts, deductions, duties, withholdings, assessments or other charges of any nature whatsoever imposed by any Governmental Authority, but excluding (i) taxes imposed on or measured by the overall net income, overall receipts or overall assets of any Lender by any Governmental Authority, (ii) franchise taxes or

10	Credit Agreement

branch profits taxes or any similar tax imposed on any Lender by the United States of America (or any political subdivision thereof) of the jurisdiction of the Lender, as the case may be, in which it is organized or is operating or is otherwise subject to tax as a result of any connection unrelated to this Agreement, and (iii) any U.S. backup withholding taxes (other than due to a change in law as provided in Section 3.02(f)) (such non-excluded taxes, fees, levies, imposts, deductions, duties, withholdings, assessments or other charges, herein “Taxes”). Notwithstanding the foregoing sentence, in the event that any such Taxes are required to be deducted or withheld from any payment required to be made to any Lender as a result of Requirements of Law, the Credit Party shall (a) promptly notify the applicable Lender, in writing, of such requirement, (b) pay to the relevant authorities the full amount required to be deducted or withheld (including the full amount required to be deducted or withheld from any additional amount paid to the applicable Lender pursuant to this paragraph), and (c) jointly and severally pay to the applicable Lender such additional amounts as may be necessary in order that the net amount received by such Lender after such withholding or deduction shall equal the full amounts of moneys which would have been received by such Lender in the absence of such withholding or deduction. Notwithstanding the foregoing, the Credit Party shall not be required to increase any amounts payable to a Lender that is a Non-U.S. Lender (as defined in Section 3.02(f)) with respect to any Taxes (x) if and to the extent that such taxes would not have been imposed but for such Non-U.S. Lender’s failure to provide (or the Credit Agent’s failure to provide) to the Borrower the Internal Revenue Service Forms required to be provided to the Borrower pursuant to Section 3.02(f) or (y) that are imposed on amounts payable to such Non-U.S. Lender at the time such Non-U.S. Lender becomes a party hereto (or designates a new lending office) other than due to a change in law as provided in Section 3.02(f).

(b) In addition, the Borrowers agree to pay any current or future stamp, recording, documentary, excise or property or similar taxes, charges or levies (including, without limitation, mortgage recording taxes and similar fees, but excluding such amounts imposed as a result of an assignment or the transfer of a participation) imposed by any Governmental Authority that arise from any payment made under this Agreement or any other Facility Document, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Facility Document and the transactions contemplated thereunder (“Other Taxes”).

(c) The Borrowers shall indemnify each Lender for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 3.02) paid by such Lender and any liability (including taxes, penalties, interest and expenses) arising therefrom or with respect thereto; provided, however, that when making a demand for indemnity payment a Lender shall provide each Borrower, at its address referred to in Schedule 13.02, with a certificate from the relevant taxing authority or from a Responsible Officer of such party stating or otherwise evidencing, in reasonable detail, that such Lender has made payment of (and the basis of calculation for) such Taxes or Other Taxes. This indemnification shall be made within thirty (30) days from the date a Lender provides written demand therefor, accompanied by the aforementioned certificate.

(d) Within thirty (30) days after the date of receiving an official receipt for any payment of Taxes or Other Taxes contemplated by this Section 3.02, the Borrower shall furnish to the relevant Lenders, at their addresses set forth in Schedule 13.02 (or such other address as provided by a Lender, in the case of an assignee), appropriate evidence of payment thereof.

11	Credit Agreement

(e) If a Lender shall become aware that it is entitled to receive a refund or credit (such credit to include any increase in any foreign tax credit) as a result of Taxes (including any penalties or interest with respect thereto) as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 3.02, it shall promptly notify such Borrower of the availability of such refund or credit and shall, within 30 days after receipt of a request by such Borrower, apply for such refund or credit at such Borrower’s expense, and in the case of any application for such refund or credit by such Borrower, shall, if legally able to do so, deliver to the Borrower such certificates, forms or other documentation as may be reasonably necessary to assist such Borrower in such application. If a Lender has determined in its sole judgment that it has received a refund or credit (such credit to include any increase in any foreign tax credit) in respect to any Taxes as to which it has been indemnified by the Borrowers or with respect to which a Borrower has paid additional amounts pursuant to this Section 3.02, it shall promptly notify the Borrowers of such refund or credit and shall, within sixty (60) days after receipt of such refund or the benefit of such credit (such benefit to include any reduction of the Taxes for which a Lender would otherwise be liable due to any increase in any foreign tax credit available to a Lender), repay the amount of such refund or benefit of such credit (with respect to the credit, as determined by a Lender in its sole, reasonable judgment) to the Borrowers (to the extent of amounts that have been paid by a Borrower under this Section 3.02 with respect to Taxes giving rise to such refund or credit), plus any interest received with respect thereto, net of all reasonable out-of-pocket expenses of the Lender and without interest (other than interest actually received from the relevant taxation authority or other Governmental Authority with respect to such refund or credit); provided, however, that each Borrower, upon the request of the Lender, agrees to return the amount of such refund or benefit of such credit (plus interest) to the Lender in the event the Lender is required to repay the amount of such refund or benefit of such credit to the relevant taxation authority or other Governmental Authority.

(f) If a Lender is not a United States Person (within the meaning of Section 7701(a)(30) of the Internal Revenue Code) (a “Non-U.S. Lender”), it shall, on or prior to the Closing Date or, in the case of a Non-U.S. Lender that is an assignee, on the date of such assignment to such Non-U.S. Lender, provide to the Borrowers and Credit Agent (i) two (2) accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (or successor forms) certifying that such Non-U.S. Lender is entitled as of such date to a complete exemption from United States withholding tax pursuant to an applicable income tax treaty with respect to payments of interest to be made under this Agreement (or, in the case of an assignee, entitlement to a withholding tax rate that does not exceed the withholding tax rate in respect of those Taxes in respect of interest for which the assignor was entitled to additional payments under Section 3.02(a) at the time of the assignment), (ii) with respect to a Non-U.S. Lender claiming exemption from United States withholding tax pursuant to its portfolio interest exception, (x) a statement of such Non-U.S. Lender, signed under penalty of perjury, that it is not (A) a “bank” as described in Section 881(c)(3)(A) of the Internal Revenue Code, (B) a 10% shareholder of a Borrower (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code), or (C) a controlled foreign corporation related to a Borrower within the meaning of Section 864(d)(4) of the Internal Revenue Code (an “Exemption Certificate”), and (y) two properly completed and executed original signed copies of Internal Revenue Service Form W-8BEN (or successor form) certifying that such Non-U.S. Lender is entitled as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement, (iii) two (2) accurate and complete original

12	Credit Agreement

signed copies of Internal Revenue Service Form W-8IMY with any accompanying statement and certificate, or (iv) two (2) accurate and complete original signed copies of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from United States federal withholding tax, with such supplementary documentation as may be prescribed by Requirements of Law to permit Borrowers to determine the withholding or deduction required to be made. In addition, each Non-U.S. Lender agrees that from time to time after the Closing Date, when the passage of time or a change in facts or circumstances renders the previous certification obsolete or inaccurate in any material respect, or on the Borrowers’ reasonable request, such Non-U.S. Lender will deliver to the Borrowers two (2) new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to a complete exemption under an income tax treaty), Form W-8BEN (with respect to the portfolio interest exemption) and an Exemption Certificate, or Form W-8IMY with any accompanying statement or certificate, as the case may be, and such other forms as may be required in order to confirm or establish that such Non-U.S. Lender is entitled to a continued exemption from United States withholding tax with respect to payments under this Agreement, or such Non-U.S. Lender shall immediately notify the Borrowers of its inability to deliver any such form or Exemption Certificate, in which case such Non-U.S. Lender shall not be required to deliver any such form or Exemption Certificate. Notwithstanding anything to the contrary contained in this Section 3.02, the Borrowers agree to pay any additional amounts and to indemnify each Non-U.S. Lender in the manner set forth in Sections 3.02(a) and (c) in respect of any United States Taxes deducted or withheld by the Borrowers or paid by a Lender, if and to the extent that such Taxes would not have been deducted or withheld or payable (and in the case of a payment by a Lender, no exception is available to the making of such payment, as determined in the sole discretion of such Lender) but for any change after the Closing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof. Prior to withholding any amount due a non-U.S. Lender because of such Lender’s failure to provide tax forms or certifications under this Section 3.02, the Borrowers shall notify such non-U.S. Lender of its intention to withhold not less than five (5) Business Days prior to such withholding.

(g) Notwithstanding anything to the contrary contained in this Agreement, this Section 3.02 shall govern exclusively any increased costs relating to Taxes resulting from any change in law.

Section 3.03. Fees and Expenses. The Borrowers agree to jointly and severally pay to the Credit Agent and the Lenders any expenses (including reasonable fees and expenses of each Lender’s counsel) incurred in connection with the negotiation, execution, delivery, administration and enforcement of this Agreement and the Facility Documents (and any amendments, supplements, modifications, consents or waivers thereto).

Section 3.04. Set-off. The Obligors agree that each Lender has all rights of set-off provided by applicable law, and in addition thereto, the Obligors agree that at any time any Default exists, each Lender may appropriate and apply to the payment of any obligations of the Obligors hereunder owed to it, whether or not then due, any and all balances, credits, deposits, accounts or moneys of the Obligors then or thereafter maintained with or held by such Lender; provided that any such appropriation and application shall be subject to Section 3.01(g). Each Lender shall promptly notify the applicable Obligors after making such exercise of the right of set-off; provided that failure to give such notice shall not affect the validity of the set-off.

13	Credit Agreement

ARTICLE IV

ACCOUNTS AND COLLECTIONS

Section 4.01. Collections Deposited to Collection Accounts. The Borrowers shall establish and maintain the Collection Accounts in accordance with the provisions of Section 4.01 of the November Loan Agreement and the Omnibus Security Agreement (provided that if the November Loan Agreement is terminated, such Collection Accounts will continue to be established and maintained in accordance with such Section 4.01 as in effect at the time of termination). Any Collections with respect to the Collateral shall be deposited by the Obligors in a Collection Account no later than the Applicable Deposit Date. To the extent that any funds are not deposited or held in the Collection Accounts in accordance with the preceding sentence, such funds shall be deemed to be held by such Obligor in trust for the Lenders, and shall not be used by any Obligor for any purposes whatsoever.

Section 4.02. Collections with Respect to European Collateral. The Borrowers shall establish and maintain the European SPV Accounts in accordance with the provisions of Section 4.02 of the November Loan Agreement and the Omnibus Security Agreement (provided that if the November Loan Agreement is terminated, such European SPV Accounts will continue to be established and maintained in accordance with such Section 4.02 as in effect at the time of termination). Any Collections with respect to the Supporting Assets for a European Note shall be deposited in the applicable European SPV Accounts in accordance with the terms of the applicable European Security Documents. Any Collections with respect to a European Note shall be deposited by the Obligors in a Collection Account no later than the Applicable Deposit Date; it being understood that the Obligors may deposit such Collections in the applicable European Hedging Account prior to deposit in a Collection Account on or prior to the Applicable Deposit Date.

Section 4.03. Withdrawals from Collection Accounts. So long as (a) no Default has occurred and is continuing and (b) no Borrowing Base Deficiency would result from such withdrawal, the Obligors shall be permitted to withdraw funds from each Collection Account from time to time for use in accordance with Section 7.01(k).

Section 4.04. Cash and Cash Equivalents. Deposits in each Collection Account may be held in cash or Cash Equivalents. To the extent that any funds that do not constitute Collateral or proceeds of Collateral are deposited to any of such Accounts, as such funds shall be released in accordance with Section 4.04 of the November Loan Agreement.

Section 4.05. Account Exception. GMAC, in its capacity as “Lender Agent” and sole “Lender” under the Senior Debt Loan Agreement, agrees that (i) the requirements of Sections 4.01 and 4.02 shall be an “Account Exception” for purposes of the Senior Debt Loan Agreement, and (ii) such requirements shall not violate Section 7.01(l) of the Senior Debt Loan Agreement.

14	Credit Agreement

ARTICLE V

CONDITIONS PRECEDENT

Section 5.01. Conditions Precedent. The obligation of the Lenders to make the initial Loan shall be subject to the condition precedent that (a) the Credit Agent shall have received (or waived delivery of) each of the items set forth in Schedule 5.01 (unless otherwise indicated) dated as of such date, and in such form and substance as is satisfactory to the Credit Agent; and (b) the other conditions specified in Schedule 5.01 have been satisfied or waived by the Credit Agent.

Section 5.02. Further Conditions Precedent. The funding of each Loan hereunder (including the initial Loan), and the automatic continuation of each Loan after the termination of the immediately preceding Interest Period related to any Loan, shall in all events be subject to satisfaction of the further conditions precedent set forth in Schedule 5.02 as of the making of such Loan; provided that with respect to the automatic continuation of each Loan after the termination of the immediately preceding Interest Period related to any Loan in accordance with Section 2.09 of this Agreement, only the conditions precedent set forth in paragraphs (b)-(e) of Schedule 5.02 shall be required to be satisfied.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.01. Representations and Warranties of the Obligors. Each Obligor represents and warrants to each Lender Party that throughout the term of this Agreement (including but not limited to as of the date of each borrowing of a Loan):

(a) Organization and Good Standing. Each of such Obligor and each of its Subsidiaries has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite corporate or limited liability company power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted, and had at all relevant times, and now has, all necessary power, authority and legal right to own the portion of the Collateral that it owns.

(b) Due Qualification. Each of such Obligor and each of its Subsidiaries is duly qualified to do business, and has obtained all necessary licenses and approvals, in all jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, licenses or approvals, except to the extent failure to so qualify or to obtain licenses and approvals could not reasonably be expected to have a Material Adverse Effect.

(c) Power and Authority; Due Authorization. Each of such Obligor and each of its Subsidiaries (i) has all necessary power and authority and legal right to (A) execute and deliver each of the Facility Documents to be executed and delivered by it in connection herewith, (B) carry out the terms of the Facility Documents to which it is a party and (C) borrow the Loans or

15	Credit Agreement

provide the Guarantee hereunder (as applicable) and grant a security interest or lien in the portion of the Collateral that it owns on the terms and conditions herein provided or as otherwise required by the Facility Documents and (ii) has taken all necessary corporate, partnership or limited liability company action to duly authorize (A) such borrowing, guarantee and/or grant, as appropriate and (B) the execution, delivery, and performance of this Agreement and all of the Facility Documents to which it is a party.

(d) Binding Obligations. Each Facility Document to which such Obligor and any of its Subsidiaries is a party constitutes, or when duly executed and delivered by such Obligor or Subsidiary will constitute, the legal, valid and binding obligations of such Obligor or such Subsidiary enforceable against it in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) No Violation. Except for those consents required in connection with the Lenders exercising their rights under Section 8.02 hereof, neither the execution and delivery of the Facility Documents, nor the consummation of the transactions contemplated hereby and thereby, will conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice, lapse of time or both) a default under, its organizational documents or any indenture, loan agreement, mortgage, deed of trust, or other material agreement or instrument to which such Obligor or any of its Subsidiaries is a party or by which any of them or their property is otherwise bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, loan agreement, mortgage, deed of trust, or other agreement or instrument, other than this Agreement and the Security Documents, or violate any Requirements of Law applicable to it of any Governmental Authority having jurisdiction over it or any of its properties if such violation, individually or in the aggregate, is reasonably likely to result in a Material Adverse Effect.

(f) No Proceedings. There are no proceedings or investigations pending, or to the best of such Obligor’s knowledge threatened in writing, against it before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality (i) asserting the invalidity of any Facility Document, (ii) seeking to prevent the consummation of any of the transactions contemplated by any Facility Document, or (iii) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect; provided, however, that this representation shall not apply to (x) matters that have been disclosed to the Credit Agent in writing prior to closing, or (y) matters arising from the attempts of the Obligors to enforce their rights with respect to the Collateral other than purported or certified class action law suits involving any portion of the Collateral or Supporting Assets consisting of mortgage loans which have a material impact on the enforceability or value of the such mortgage loans or the Lender’s security therein.

16	Credit Agreement

(g) Government Approvals. No authorization, consent, approval, or other action by, and no notice to or filing with, any court, governmental authority or regulatory body or other Person, domestic or foreign, is required for the due execution, delivery or performance of any Facility Document to which such Obligor is a party except for (i) consents that have been obtained in connection with transactions contemplated by the Facility Documents, (ii) filings to perfect the security interest created by the Security Documents, and (iii) consents required in connection with the Credit Agent exercising its rights under Section 8.02 hereof.

(h) [Reserved]

(i) Margin Regulations. Margin Stock (as defined in the regulations of the Board) constitutes less than 25% of the value of those assets of it that are subject to any limitation on sale, pledge, or other restriction hereunder. No Obligor is engaged in the business of extending credit for the purpose of buying or carrying Margin Stock, and no proceeds of Loans will be used to purchase or carry Margin Stock or otherwise for a purpose that violates, or would be inconsistent with, F.R.S. Board Regulations T, U or X.

(j) Accurate Reports. No written information, exhibit, financial statement, document, book, record, or report furnished or to be furnished or caused to be furnished by such Obligor to the Credit Agent or any Lender in connection with the Facility Documents was inaccurate in any material respect as of the date it was dated or (except as otherwise disclosed in writing to the Lenders or the Credit Agent at such time) as of the date so furnished, or contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading; provided that any such inaccuracy, misstatement or omission in any Borrowing Base calculation (including such calculations as included in any Borrowing Base Report) that is not part of the Monthly Collateral Report or any calculation of the Unrestricted ResCap Liquidity derived from the ResCap Liquidity Balance Rollforward shall not constitute a breach of this paragraph if such calculation was prepared in good faith, based on the actual knowledge of the ResCap treasury group located in Minneapolis, MN available at the time and in accordance with ResCap’s general accounting and business policies as in effect as of the date such information was furnished.

(k) No Default. No Default has occurred and is continuing.

(l) Investment Company Act. Neither such Obligor nor any of its Subsidiaries is required to register as an “investment company” under the Investment Company Act.

(m) Taxes. Each of such Obligor and each of its Subsidiaries has filed all material United States federal tax returns and all other material returns that are required to be filed, and has paid all material taxes due pursuant to said returns or pursuant to any assessment received by it, except such taxes, if any, as are being contested in good faith by appropriate proceedings diligently conducted and as to which adequate reserves have been provided in accordance with GAAP. The charges, accruals and reserves on the books of such Obligor in respect of taxes and other governmental charges are, in the opinion of such Obligor, adequate.

17	Credit Agreement

(n) Approved Servicer. Other than as disclosed to the Credit Agent prior to the Closing Date, with respect to the Guarantors (other than ResCap) only, each such Guarantor is approved by Fannie Mae as an approved lender, and GMAC Mortgage is approved by Freddie Mac as an approved seller, HUD pursuant to Sections 203 and 211 of the National Housing Act, the FHA as an FHA Approved Mortgagee and Servicer, and the VA as a VA Approved Lender. GMAC Mortgage is approved by Freddie Mac and Fannie Mae as an approved servicer. In each such case, (w) each such Guarantor is in good standing with Freddie Mac, HUD, the FHA, and/or the VA, as applicable, (x) no Guarantor has received from Freddie Mac, Ginnie Mae, HUD, the FHA or the VA any notice revoking or suspending, or indicating any adverse fact or circumstance which could reasonably be expected to entitle Freddie Mac, HUD, the FHA or the VA, as the case may be, to revoke or suspend any of the aforementioned approvals, and (y) each FHA Insurance Contract and VA Guaranty Agreement applicable to the Guarantors (other than ResCap) or their Subsidiaries is in full force and effect.

(o) Financial Statements. (i) ResCap has delivered to the Credit Agent a copy of (1) ResCap’s audited, consolidated financial statements dated as of December 31, 2008, comprised of the consolidated statements of income or operations and cash flows for the preceding twelve (12) month period and the consolidated balance sheet as at December 31, 2008, and (2) ResCap’s quarterly consolidated financial report for the period ended March 31, 2009; each was prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, subject to ordinary, good faith year-end audit adjustments; and each of (1) and (2) are correct in all material respects and fairly present the consolidated financial condition of ResCap and its consolidated Subsidiaries, as of the dates thereof and consolidated results of operations for the periods covered thereby and (ii) as of the date of this Agreement, since March 31, 2009, other than as has been previously disclosed by the Guarantors or ResCap to the Lenders or the Credit Agent prior to the date hereof, there has been no change in such financial condition or results of operation that is reasonably likely to have a Material Adverse Effect. Except as discussed in the financial statements, it is not subject to any contingent liabilities or commitments that, individually, or in the aggregate, have or could reasonably be expected to have a Material Adverse Effect.

(p) Chief Executive Office. PATI’s chief executive office is located at 1100 Virginia Drive, Fort Washington, PA 19034 or at such other location as hereafter disclosed to the Credit Agent in writing. RAHI’s chief executive office is located at 3993 Howard Hughes Parkway, Suite 250, Las Vegas, NV 89169 or at such other location as hereafter disclosed to the Credit Agent in writing. The chief executive office of the Guarantors are as set forth in Schedule I to the Fourth Security Agreement or at such other locations as hereafter disclosed to the Credit Agent in writing. RFC’s chief executive office is located at One Meridian Crossings, Suite 100, Minneapolis, MN 55423 or at such other location as hereafter disclosed to the Credit Agent in writing.

18	Credit Agreement

GMAC Mortgage’s chief executive office is located at 1100 Virginia Drive, Fort Washington, PA 19034 or at such other location as hereafter disclosed to the Credit Agent in writing. ResCap’s chief executive office is located at One Meridian Crossings, Suite 100, Minneapolis, MN 55423 or such other location as hereafter disclosed to the Credit Agent in writing.

(q) Location of Books and Records. The location where such Obligor keeps its books and records, including all electronic files and records relating to the Collateral that it owns, is its chief executive office or such other location as disclosed to the Credit Agent in writing.

(r) Compliance with Laws. It is in compliance in all material respects with all applicable Requirements of Law.

(s) Representations and Warranties under the Underlying Documents. Each of the representations and warranties it has made or any Subsidiary of ResCap has made under the Underlying Documents are true and correct in all material respects, and to the best of its knowledge all of the representations and warranties of all other parties to such agreements are true and correct in all material respects.

(t) ERISA. Each Pension Plan is in compliance in all material respects with, and has been administered in all material respects in compliance with, the applicable provisions of ERISA, the Internal Revenue Code and all other applicable Federal and State laws, and no event has occurred or is reasonably expected to occur with respect to any such Pension Plan or any Multiemployer Plan that has resulted in or is reasonably expected to result in a Material Adverse Effect.

ARTICLE VII

COVENANTS

Section 7.01. Affirmative Covenants of the Obligors. Each Obligor covenants and agrees with the Lender Parties that, until all Loans and other Obligations have been paid in full in cash and the Commitments have terminated or expired, such Obligor will perform or cause to be performed the obligations set forth below in this Article VII:

(a) Compliance with Laws, Etc. Each of such Obligor and each of its Subsidiaries shall comply in all material respects with all applicable Requirements of Law.

(b) Performance and Compliance with Agreements. Each Obligor and each Subsidiary thereof shall comply with all provisions, covenants and other promises required to be observed by it under each of the Facility Documents to which it is a party (subject to all applicable grace periods as provided therein).

19	Credit Agreement

(c) Taxes. Each of such Obligor and each of its Subsidiaries shall pay and discharge promptly when due all material taxes and governmental charges imposed upon it or upon its income or profits or in respect of its property, in each case before the same shall become delinquent or in default and before penalties accrue thereon, unless and to the extent such taxes are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves shall, to the extent required by GAAP, have been set aside.

(d) Due Diligence. Such Obligor agrees and acknowledges that (i) the Credit Agent, at the Credit Agent’s own expense except as set forth as provided herein, has the right to perform continuing due diligence reviews with respect to the Collateral, for purposes of verifying compliance with the representations, warranties, and specifications made hereunder and under the other Facility Documents, or otherwise, and (ii) the Credit Agent and its Responsible Officers will be permitted during normal business hours to examine, inspect, make copies of, and make extracts of, any and all documents, records, agreements, instruments or information relating to the Collateral in its possession. Notwithstanding anything to the contrary herein, the Borrowers shall jointly and severally reimburse the Credit Agent for any and all out-of-pocket costs and expenses reasonably incurred by the Credit Agent and its respective designees and agents in connection with the ongoing due diligence and auditing activities (A) not more than once a year, if no Event of Default has occurred and is continuing and (B) at all times during any period in which an Event of Default has occurred and is continuing.

(e) Legal Existence, etc. Such Obligor shall (i) preserve and maintain its legal existence and good standing and the legal existence and good standing of its Subsidiaries, except to the extent such failure to so preserve and maintain is in connection with a Permitted Dissolution; (ii) preserve and maintain all of its rights, privileges, authorizations, approvals, licenses and franchises, except to the extent such failure to so preserve and maintain relates to a Permitted Dissolution or is not reasonably expected to have a Material Adverse Effect; and (iii) keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, or with local laws, as applicable.

(f) Financial Statements. ResCap shall deliver each of the following to the Credit Agent:

(i) as soon as available, but not later than forty-five (45) calendar days after the end of each fiscal quarter ending on March 31, June 30 and September 30, ResCap’s unaudited consolidated balance sheet as at the end of such fiscal quarter, the related unaudited, consolidated statement of income for such quarter and the portion of the fiscal year through the end of such quarter and the related unaudited consolidated statements of retained earnings and cash flows for the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year;

20	Credit Agreement

(ii) as soon as available, but not later than ninety (90) days after the end of each fiscal year ResCap’s audited consolidated balance sheet as at the end of such fiscal year and the related consolidated statements of income and retained earnings and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, and accompanied by the opinion of an independent certified public accountant of recognized national standing, which report shall state that such consolidated financial statements present fairly ResCap’s consolidated financial position and the results of its operations for the periods indicated in conformity with GAAP. Such opinion shall not be qualified or limited because of a restricted or limited examination by the independent auditor of any material portion of its books and records and shall have no “going concern” qualification;

(iii) as soon as available, but not later than thirty (30) days after the end of each calendar month ResCap’s consolidated balance sheet as at the end of such calendar month and the related consolidated statements of income for such calendar month, setting forth in each case in comparative form the figures for the previous calendar month, fairly presenting in all material respects, in accordance with GAAP, as at the end of, and for such period, ResCap’s consolidated financial position and the results of ResCap’s consolidated operations; and

(iv) concurrently with the delivery of the financial statements referred to in subsections 7.01(f)(i), (ii), and (iii), a duly completed Compliance Certificate executed by a Responsible Officer of ResCap.

(g) Required Reports; Additional Information. The Borrowers will promptly furnish to the Credit Agent all notices of all final written audits, examinations, evaluations, reviews and reports of the Obligors’ origination and servicing operations by any state mortgage banking licensing agency or instrumentality (including those prepared on a contract basis for any such agency) in which there are material adverse findings, including without limitation notices of termination or impairment of approved status, and notices of probation, suspension or non-renewals, and such other information, documents, records or reports with respect to the Collateral or the conditions or the Obligors’ operations, financial or otherwise, as the Credit Agent may from time to time reasonably request.

(h) Peak Score. GMAC Mortgage shall maintain either (i)(1) at all times while Fannie Mae is utilizing the monthly Peak Score rating system, a monthly Peak Score which equates to “Excellent” or better or (2) at all times after Fannie Mae has developed and implemented a replacement rating system for the monthly Peak Score rating system, a score or rating in respect of such replacement rating system that is reasonably equivalent to a monthly Peak Score of “Excellent” or better, as agreed upon by the Credit Agent and GMAC Mortgage, or (ii) an Investor Reporting and Remitting rating from Freddie Mac which equates to “Tier 2” or better.

21	Credit Agreement

(i) Quality Control. Each Guarantor and each of its Subsidiaries shall conduct quality control reviews of its servicing operations in accordance with industry standards and past practice. Each Obligor shall report to the Credit Agent quality control findings as such reports are produced and upon reasonable request by the Credit Agent.

(j) Insurance. Such Obligor shall maintain such insurance with financially sound and reputable insurance companies, and with respect to property and risks of a character usually maintained by entities engaged in the same or similar business similarly situated, against loss, damage and liability of the kinds and in the amounts customarily maintained by such entities.

(k) Use of Proceeds and Withdrawn Collections. The Obligors shall use the proceeds of the Loans and any Collections withdrawn from the Collection Accounts in accordance with Section 4.03 for budgeted working capital and general corporate expenses in the ordinary course of business.

(l) Accounts. The Obligors will (subject to and in accordance with the provisions of Sections 4.01 and 4.02) insure that all Collections with respect to Collateral are deposited into the Collection Accounts.

(m) Custodial Procedures. The Obligors will use commercially reasonable efforts to cause the custodians under the Custody Agreements to have obtained and verified their possession of all notes, and other documents described in the Custody Agreements as being deliverable to such custodians no later than August 19, 2009, and any US Mortgage Loans for which the applicable custodian has not verified possession of the related Mortgage Note by August 20, 2009 shall no longer constitute Eligible Assets after such applicable date unless otherwise agreed in writing by the Credit Agent. The Obligors and the Lender shall discuss in good faith how the items included on each custodian’s exception report shall be addressed prior to September 2, 2009. It is understood and agreed that the Credit Agent may adjust the Specified Percentage of all or a portion of the US Mortgage Loans in response to the exceptions described therein.

(n) Transfer of Rights or Benefits. If requested to do so by the Credit Agent, the Obligors will cooperate, to the fullest extent reasonably possible, with actions taken by a Lender under the Facility Documents, the GMAC MSR Facility, the GX Security Documents and the Viaduct Security Documents that enable such Lender to effect a transfer of servicing, legal title or other rights or benefits in an efficient and orderly manner upon exercise of remedies with respect to any collateral (including Collateral hereunder) maintained for such Lender’s benefit.

(o) GSAP Modification Conditions. At the request of the Credit Agent, the Obligors shall use their reasonable best efforts to cause the GSAP Modification Conditions to be satisfied as promptly as practicable, and (without limiting the foregoing) shall take all actions reasonably requested by the Credit Agent to consummate the transactions contemplated by the definition of “GSAP Modification Conditions.” The parties agree to cooperate to amend this Agreement in good faith so as to accomplish such modification.

22	Credit Agreement

(p) Servicing of Collateral. Such Obligor will ensure, and will direct its Subsidiaries to ensure, that the Collateral owned by it or its Subsidiaries (as applicable) is serviced and administered at all times in accordance with the procedures (including but not limited to collection and enforcement procedures, the maintenance of insurance, custodial arrangements, documentation retention, and the making of servicer advances, including servicer advances with respect to residential mortgage assets) that each Borrower or other Obligor (as the case may be) customarily employs and exercises (or requires to be employed or exercised by those servicing its other assets) in its good faith business judgment and which are normal and usual in the servicing of its other assets, and that such servicing and administration is conducted in the best interest of and for the benefit of the Lender Parties.

(q) REO Property. No later than June 5, 2009, the Obligors and Credit Agent shall agree upon a structure and implementation process and timeline to protect the Credit Agent’s interest in REO Property resulting from the foreclosure of US Mortgage Loans.

(r) Further Assurances. Such Obligor will, and will cause each of its Subsidiaries to, at its own expenses promptly execute and deliver to the Credit Agent and the Collateral Holders all such other documents, agreements and instruments reasonably requested by the Credit Agent or a Collateral Holder to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrowers and the Guarantors in the Facility Documents, if requested, or to further evidence and more fully describe the collateral intended as security for the Obligations, or to correct any omissions in this Agreement or the Facility Documents, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to any of the Security Documents or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the sole discretion of the Credit Agent or a Collateral Holder, in connection therewith. Each Obligor hereby authorizes, without obligation, the Lender Parties to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of any Collateral or any part thereof or any other collateral without the signature of any Obligor where permitted by law. Without limiting the foregoing, each Obligor agrees that the Credit Agent and the Collateral Holders are each hereby authorized to file, at such times as the Credit Agent or a Collateral Holder deems necessary or desirable, UCC financing statements naming it and its Subsidiaries as debtor and describing the collateral as “all personal property” or “all assets” of such debtor whether now or hereafter acquired, or words of like import.

(s) Terms of Bilateral Facilities. The Obligors shall (i) give not less than ten (10) Business Days’ prior written notice to the Credit Agent of any amendment of any Bilateral Facility to (x) the definition of “Solvent” or any equivalent or any representation relating to solvency contained in any such Bilateral Facility, (y) the definition of “Change of Control” or the

23	Credit Agreement

equivalent in any such Bilateral Facility, or (z) any of the definitions of the terms that comprise the definitions referenced in clauses (x) or (y) above or the representation related to solvency contained in any such Bilateral Facility, and (ii) no later than the date on which such provisions) shall be amended under any Bilateral Facility, enter into such amendments hereto as may be required by the Credit Agent to conform in all material respects to the related provisions of this Agreement to such amendments(s).

(t) Underlying Documents Obligations and Contractual Exercise of Rights and Remedies. Each Obligor shall (i) perform all of its obligations under the Underlying Documents in all material respects, and (ii) take such actions to exercise its rights and remedies with respect to the Underlying Documents as the Credit Agent shall direct in accordance with the terms of the applicable agreement;

(u) Underlying Documents Reports and Notices. The Obligors shall promptly deliver to the Credit Agent all reports, notices and certificates delivered to them or by them pursuant to the terms of the Underlying Documents; provided that with respect to the Warehouse Facility Documents the Obligors shall only be required to deliver notices and certificates relating to any event of default under, breach of the terms of, or request for amendment or modification of, any Warehouse Facility Document.

(v) Instructions under Flume No. 8 Agreements and GX II Agreements. ResCap shall, at the specific written direction of the Credit Agent, give (or refrain from giving) any instructions permitted to be given under the European Security Documents.

(w) Approved Additional Collateral. The Obligors shall provide not less than the Specified Days prior written notice to the Credit Agent of any proposed Approved Additional Collateral which they request to be added to the Collateral, and shall deliver such documents, agreements, schedules and other information as the Credit Agent shall request in connection with any such proposed Approved Additional Collateral including, without limitation, all information with respect to any equity in joint ventures or other Assets acquired by Equity Investment I. The Credit Agent shall act in good faith to discuss any such request from the Obligors.

If any proposed Approved Additional Collateral consists of US Mortgage Loans, the Obligors shall deliver to the Credit Agent a schedule of the proposed Approved Additional Collateral, which schedule shall include loan data, with the same detail and in the same format, as the data file delivered to the Credit Agent in connection with the first Group A Loans included in the Collateral (or such other data, detail or format as the Credit Agent and the Obligors shall mutually agree), and in any event sufficient data to identify each Mortgage Loan thereon and shall include both (i) US Mortgage Loans proposed to be added to the Group A Loans and the Group B Loans and (ii) Group A Loans and Group B Loans included in the Collateral at the time such schedule is delivered. In connection with the delivery of the Collateral Addition Designation Notice, the Obligors shall (i) deliver a Mortgage Schedule to the Credit Agent and the Omnibus Agent and a final data file in the same format and containing the same information as the original data file, but containing only those loans included on the Mortgage Schedule and

24	Credit Agreement

those US Mortgage Loans included in the Collateral at the time such Mortgage Schedule is delivered, (ii) prepare and file a UCC-3 financing statement adding a description of the Mortgage Schedule to the financing statements outstanding at such time, which shall be in form and substance acceptable to the Credit Agent and its counsel and (iii) deliver any lien releases and related UCC-3 financing statements required to release any outstanding liens on such Mortgage Loans, which shall be in form and substance acceptable to the Credit Agent and its counsel. Each Obligor shall promptly mark its books and records to indicate that all Mortgage Loans included on a Mortgage Schedule have been pledged to the Credit Agent for so long as such Mortgage Loan constitutes Collateral.

The Obligors shall cooperate with the Credit Agent with respect to any due diligence the Credit Agent reasonably requires with respect to such proposed Approved Additional Collateral and shall enter into any amendments to the existing Security Documents, and enter into any additional documentation or authorize any filings with respect to the Credit Agent’s security interest in any such Approved Additional Collateral, as the Credit Agent shall reasonably request. No proposed Approved Additional Collateral shall become Approved Additional Collateral without the prior written consent of the Credit Agent, as evidenced by its execution of a Collateral Addition Designation Notice, which notice may set out certain terms and conditions governing the Collateral Value of such Approved Additional Collateral and additional covenants, representations or eligibility requirements, which additional terms shall apply to such Approved Additional Collateral as if set forth hereunder unless otherwise later specified by the Credit Agent in writing.

(x) Unrestricted ResCap Liquidity. The Obligors will provide to the Credit Agent, on a daily basis, the ResCap Liquidity Balance Rollforward, prepared in a manner consistent with the methods used by the management of the Guarantors prior to the Closing Date, and the Obligors shall endeavor, taking into account ordinary course business expenses and receipts and acting in good faith, to maintain Unrestricted ResCap Liquidity in excess of $300,000,000 at all times.

Section 7.02. Negative Covenants of the Obligors. Each Obligor covenants and agrees with the Lender Parties that, until all Loans and other Obligations have been paid in full in cash and the Commitments have terminated or expired, it shall not, and shall not permit any Subsidiary to:

(a) take any action that would directly or indirectly materially impair or materially adversely affect its title to, or the value of, the Collateral; provided that (i) actions in accordance with the Credit and Collection Policies, (ii) modifications implemented in a good faith attempt to increase the recovery on, or collectibility of, delinquent or distressed Collateral or (iii) Collateral Dispositions that comply with Section 7.02(k) shall not constitute a violation of this Section 7.02(a);

25	Credit Agreement

(b) engage in any line of business activity other than the businesses in substantially the same fields of enterprise as are conducted on the date hereof by any Obligor or Subsidiary of an Obligor;

(c) amend, modify or waive any term or condition of any Facility Document, or consent to any amendment, modification or waiver of any term or condition of any Facility Document, without the prior written consent of the requisite Lenders (as specified in Section 13.01);

(d) change its name, organizational identification number, organizational structure or its state of incorporation, organization or formation unless it shall have given the Credit Agent at least thirty (30) days’ prior written notice thereof and unless, prior to any such change, it shall have filed, or caused to be filed, such financing statements or amendments and taken such further action as any Lender or the Credit Agent determines may be reasonably necessary to continue the perfection and priority of the applicable Collateral Holder’s interest (on behalf of the Lender Parties) in the Collateral, provided however that this Section 7.02(d) shall only apply to Obligors and issuers of notes, securities or other interests included in the Schedules to the Fourth Security Agreement;

(e) at any time create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of any Indebtedness (including Acquired Indebtedness) other than Permitted Indebtedness; it being understood, for the avoidance of doubt, that (a) the Guarantors may incur unsecured intercompany Indebtedness to the Borrowers as long as any funds advanced by the Borrowers are (x) to the extent they constitute Collections, deposited and maintained in accordance with Article IV and (y) to the extent they constitute proceeds of Loans hereunder, subject to Section 7.01(k) and (b) the Borrowers may incur unsecured intercompany Indebtedness to the GSAP Preferred Share SPVs as long as any funds advanced by the GSAP Preferred Share SPVs are deposited and maintained in accordance with Article IV.

(f) permit any GSAP Preferred Share SPV to at any time create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of any Indebtedness (including Acquired Indebtedness);

26	Credit Agreement

(g) (1) directly or indirectly make any Restricted Payment unless, at the time of and after giving effect to the proposed Restricted Payment, either (i) (A) no Default shall have occurred and be continuing or will occur as a consequence thereof and (B) after giving effect to such Restricted Payment on a pro forma basis, the aggregate amount expended or declared for all Restricted Payments made on or after the Closing Date (excluding Restricted Payments described in clauses (b), (c), (d), (e) and (f) of the definition of Permitted Restricted Payments) shall not exceed the Restricted Payment Maximum Amount or (ii) such Restricted Payment is a Permitted Restricted Payment; or (2) permit any GSAP Preferred Share SPV to (i) make any dividend or distribution of the GSAP Class A-1 Preference Shares or the GSAP Class A-2 Preference Shares without the written consent of the Credit Agent, (ii) make any other payments or distributions with respect to dividends, distributions or other payments by a Borrower with respect to its equity interests, or any repurchase by a GSAP Preferred Share SPV of any outstanding equity interest issued by a GSAP Preferred Share SPV without the written consent of the Credit Agent unless no Default shall have occurred and be continuing or will occur as a consequence thereof or (iii) other than as contemplated by Section 7.02(e), act as lender or guarantor with respect to any Indebtedness incurred by the Borrowers, the Guarantors or any of their Subsidiaries or Affiliates without the written consent of the Credit Agent;

(h) at any time create or suffer to exist any Lien (other than any Permitted Liens) on any of its assets or property (whether now owned or hereafter acquired) which are Collateral or permit any GSAP Preferred Share SPV to at any time create or suffer to exist any Lien on any of its assets or property (whether now owned or hereafter acquired) which are Supporting Assets for Collateral;

(i) [Reserved]

(j) permit, as of the last Business Day of each fiscal month of ResCap, the Consolidated Tangible Net Worth of ResCap to be less than $250,000,000;

(k) consummate a Collateral Disposition unless (i) the related Collateral Disposition Proceeds are deposited as Collections in accordance with Article IV, (ii) the Credit Agent shall have consented to such Collateral Disposition unless such Collateral Disposition consists of (A) the Transfer of whole Mortgage Loans in the ordinary course of business and the Collateral Disposition Proceeds resulting from such Transfer (or a related series of Transfers) is less than $20,000,000, or (B) the Transfer of First Savings Mortgage Loans to First Savings Mortgage Corporation pursuant to the First Savings Repurchase Agreement, and (iii) except for a Collateral Disposition of whole Mortgage Loans securing Eligible Warehouse Loans, the Collateral Disposition Proceeds deposited as provided in clause (i) above represents the fair market value of such the Assets Transferred.

27	Credit Agreement

(l) except for Affiliate Transactions engaged by or with any Excluded Subsidiary, directly or indirectly, engage in any Affiliate Transaction which is not a Permitted Affiliate Transaction unless (i) such Affiliate Transaction is on terms that are not materially less favorable to it or the relevant Subsidiary than those that could reasonably have been obtained in a comparable arm’s length transaction by it or such Subsidiary with an unaffiliated party (provided that any transactions between Obligors shall be in compliance with the corporate governance policies of each such Obligor), (ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $250,000,000, it delivers to the Credit Agent a resolution adopted in good faith by the majority of its Board of Directors approving such Affiliate Transaction and set forth in an officers’ certificate certifying that such Affiliate Transaction complies with clause (i) above, and (iii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $500,000,000, it obtains and delivers to the Credit Agent a written opinion of a nationally recognized independent third-party investment banking, accounting or appraisal firm acceptable to the Credit Agent stating that the transaction is fair to it or such Subsidiary, as the case may be, from a financial point of view;

(m) amend or otherwise modify its organizational documents if the result would have a material adverse effect on the Lender Parties (including on the rights or remedies of the Lender Parties);

(n) enter into any agreement (other than a Facility Document) prohibiting, restricting or otherwise limiting (i) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired (other than limits permitted or arising under Senior Debt Documents, including agreements governing Permitted Funding Indebtedness and Permitted Refinancing Indebtedness restricting Liens on any collateral covered by Permitted Liens arising under such agreements), (ii) the ability of any Obligor to amend or otherwise modify any Facility Document, or (iii) the ability of any Obligor or other Significant Subsidiary to make any payments, directly or indirectly, to the Borrowers or any Guarantor, including by way of dividends, distributions, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments (including, without limitation, entering into any agreement by any Obligor or other Significant Subsidiary that requires distributions otherwise payable to the Borrowers to be escrowed or to be subject to a sinking fund or other similar restriction or to be paid to another Person);

(o) permit ResCap, the Borrowers, any other Obligor or any Significant Subsidiary of ResCap to merge or consolidate with any other corporation or other entity or sell, assign, transfer, lease or otherwise convey all or substantially all of its property or assets to any Person, or permit any Subsidiary of such foregoing entities to do so, unless (i) such entity is the survivor or such entity’s successor is a person organized and existing under the laws of the United States or a state thereof and expressly assumes all of such entity’s obligations under this Agreement and the other Facility Documents; (ii) immediately after giving effect to such consolidation, merger, sale or conveyance, no Default shall have occurred and be continuing; and (iii) each Guarantor

28	Credit Agreement

confirms that each of its guarantees with respect to the Facility Documents shall remain in full force and effect; provided that none of ResCap, the Borrowers, any other Obligor or any Significant Subsidiary of ResCap shall merge or consolidate with GMAC Bank such that GMAC Bank is the surviving entity or sell, assign, transfer, lease or otherwise convey all or substantially all of its property or assets to GMAC Bank, or permit any of their Subsidiaries to do so;

(p) permit ResCap to directly own any assets other than (i) Equity Interests of the other Obligors, (ii) assets in respect of hedging arrangements, (iii) so long as no Event of Default has occurred and is continuing, cash and cash equivalents and other immaterial assets in the ordinary course of business consistent with past practice, (iv) assets which are subject to a Lien as Collateral under the Security Documents and (v) the Exempted Cash Reserve Account (as defined in the Senior Loan Facility);

(q) without the prior written consent of the Credit Agent, terminate the administrator under the European Security Documents or take any other action under the European Security Documents which could reasonably be expected to adversely affect the Lender or the Credit Agent or the value of the related European Note, provided, however, that this Section shall not apply to automatic termination of the administrator under the applicable agreements;

(r) agree to amend, modify or waive any provision of any Underlying Document or the organizational documents of the GSAP Preferred Share SPVs without the written consent of the Credit Agent;

(s) agree to terminate any Underlying Document without the written consent of the Credit Agent.

Section 7.03. Notice of Certain Occurrences. Each Obligor covenants and agrees with the Lender Parties that, until all Loans and other Obligations have been paid in full in cash and the Commitments have terminated or expired:

(a) Defaults. As soon as possible, but in any event within one Business Day, after any Obligor obtains knowledge of any Default, it shall furnish or cause to be furnished to the Credit Agent a written statement of a Responsible Officer of the Borrowers setting forth details of such Default and the action that it proposes to take with respect thereto;

(b) Litigation. As soon as possible, but in any event within ten (10) Business Days, after any Obligor obtains knowledge thereof, it shall furnish or cause to be furnished to the Credit Agent, notice of any material action, suit or proceeding instituted by or against it or any of its Subsidiaries in any federal or state court or before any commission, regulatory body or Governmental Authority, and of any material adverse development in any such action, suit or proceeding which either (i) arises with respect to any Indebtedness of ResCap or its Subsidiaries, or arises under any servicing contract pursuant to which a Guarantor services assets for a third party owner of such assets (including an Agency or special purpose vehicle and other

29	Credit Agreement

securitization vehicle) and is instituted by such owner, or a trustee or administrator on such owner’s behalf, or an insurer or guarantor with respect to amounts owed to or by such owner; provided that with respect to servicing contracts related to whole loan mortgage sales to an entity other than an Agency, a special purpose vehicle or any other securitization vehicle, such notice shall only be required if the applicable material adverse development could reasonably be expected to give rise to a Material Adverse Effect, or (ii) in all cases, is reasonably likely to result in a Material Adverse Effect;

(c) Material Adverse Effect. Within one Business Day of it becoming aware of any event or circumstance that could reasonably be expected to have a Material Adverse Effect, it shall furnish or caused to be furnished to the Credit Agent written notice of such event or circumstance;

(d) Change of Control. It shall furnish or caused to be furnished to the Credit Agent notice of any Change of Control upon the occurrence of such event;

(e) Event of Default. Within three Business Days after any Obligor obtains knowledge thereof, it shall furnish or cause to be furnished to the Credit Agent notice of any default or event of default under any organizational or constitutive document of any Obligor;

(f) Adverse Judgment. Within three Business Days after the entry of a judgment or decree against any Obligor in an amount in excess of $25,000,000, it shall furnish or cause to be furnished to the Credit Agent notice thereof;

(g) Accounting Policies. It shall furnish or cause to be furnished to the Credit Agent within three Business Days notice of any material change in accounting policies or financial reporting practices of the Obligor, except for those changes that are in conformity with new or revised GAAP;

(h) Rating. Within three Business Days after any Obligor obtains knowledge thereof, it shall furnish or cause to be furnished to the Credit Agent the notice of any decrease in the servicer rating of any Servicer by any Agency;

(i) Agency Termination. Upon the receipt by any Guarantor of any notice received from Freddie Mac, Fannie Mae or Ginnie Mae terminating, or indicating any intent to terminate, or indicating any adverse fact or circumstance which could reasonably be expected to entitle Freddie Mac, Fannie Mae or Ginnie Mae to terminate, such Guarantor for cause from any servicing arrangement with such agency, it shall furnish or cause to be furnished to the Credit Agent notice thereof;

(j) Agency Suspension. Upon the receipt by any Guarantor of any notice received from any Freddie Mac, Fannie Mae, Ginnie Mae, HUD, the FHA or the VA revoking or suspending, or indicating any intent to revoke or suspend, or indicating any adverse fact or circumstance which could reasonably be expected to entitle such agency to revoke or suspend any of the approvals granted to such Guarantor that are referenced in Section 6.01(n) hereof, it shall furnish or cause to be furnished to the Credit Agent notice thereof;

30	Credit Agreement

(k) Insurance Coverage. Within three Business Days after any Obligor obtains knowledge thereof, it shall furnish or cause to be furnished to the Credit Agent notice of any material change in the insurance coverage maintained by such Obligor or any other person to comply with the requirements of this Agreement, with a copy of evidence of the same.

(l) ERISA. As soon as reasonably possible, and in any event within thirty (30) days after a Responsible Officer of any Obligor knows, or with respect to any Pension Plan or Multiemployer Plan to which any Obligor or any of their respective Subsidiaries makes direct contributions, has reason to believe, that any of the events or conditions specified below with respect to any such Pension Plan or Multiemployer Plan has occurred or exists, such Obligor will deliver to the Credit Agent a statement signed by a senior financial officer of the relevant Obligor setting forth details respecting such event or condition and the action, if any, that such Obligor or one of its Subsidiaries proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by the Obligor or such Subsidiary with respect to such event or condition):

(A) any reportable event, as defined in Section 4043(b) of ERISA, with respect to a Pension Plan, as to which the PBGC has not by regulation or otherwise waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code or Section 302 of ERISA, such that Section 430(k) of the Internal Revenue Code would apply, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(c) of the Internal Revenue Code) and any request for a waiver under Section 412(c) of the Internal Revenue Code for any Pension Plan;

(B) the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Pension Plan or any action taken by any Obligor or one of their respective Subsidiaries to terminate any Pension Plan;

(C) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or the receipt by any Obligor or one of their respective Subsidiaries of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;

(D) the complete or partial withdrawal from a Multiemployer Plan by any Obligor or any of their respective subsidiaries that results in liability to such Obligor or Subsidiary under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by any Obligor from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

31	Credit Agreement

(E) the institution of a proceeding by a fiduciary of any Multiemployer Plan against any Obligor or one of their subsidiaries to enforce Section 515 of ERISA, which proceeding is not dismissed within thirty (30) calendar days; and

(F) the failure of any Pension Plan to meet the requirements of Section 436 of the Internal Revenue Code, resulting in a loss of tax-exempt status of the trust of which such Pension Plan is a part under Section 401(a)(29) of the Internal Revenue Code.

(m) Collateral Impairment. Promptly after any Obligor obtains knowledge thereof, it shall furnish or cause to be furnished to the Credit Agent notice of any fact, circumstance or development could reasonably be expected to result in a material reduction in the value of any material portion of the Collateral or the ability of the Obligors or the Credit Agent to realize the value in respect of any material portion of the Collateral.

(n) Underlying Documents. Promptly after any Obligor obtains knowledge thereof, it shall furnish or cause to be furnished to the Credit Agent notice of any material default by any Person in the performance of such Person’s obligations in the Underlying Documents.

(o) Other. Promptly, from time to time, it will furnish to the Credit Agent and each Lender such other information, documents, records or reports with respect to the Collateral or its corporate affairs, conditions or operations, financial or otherwise, as the Credit Agent, or any Lender may from time to time reasonably request.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01. Events of Default. The following events shall be “Events of Default”:

(a) The Borrowers shall fail to pay the principal of, or interest on, any Loan when due (whether at stated maturity, in accordance with Section 2.08(b), upon acceleration or otherwise); or any Obligor shall fail to make any other payment or deposit to be made by them hereunder or under any Facility Document when due and such failure shall continue for two (2) Business Days;

(b) Any representation or warranty made or deemed to be made by an Obligor (or any of such Obligor’s officers) under or in connection with this Agreement or any other Facility Document, or any written information, certificate, or report delivered pursuant hereto or to any Facility Document shall prove to have been false or misleading in any material respect when made or repeated or deemed to have been made, furnished or repeated after the earlier of (i) such Obligor having actual knowledge thereof and (ii) written notice of such default from any Lender or the Credit Agent;

32	Credit Agreement

(c) Any Obligor (i) shall fail to comply with the requirements of any of Section 7.01(e), 7.01(k), 7.02(a), 7.02(h) through (l), 7.02(o), 7.03(a), 7.03(c), 7.03(i) or 7.03(j) hereof or (ii) shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Facility Document (other than with respect to the making of any payment or other breach under this Article VIII or as set forth in clause (i) of this Section 8.01(c)) on its part to be performed or observed and any such failure shall remain unremedied for ten (10) Business Days after the earlier of (x) any Obligor having actual knowledge thereof and (y) written notice of such default from the Credit Agent or any Lender to the Borrowers;

(d) An Event of Bankruptcy shall have occurred with respect to any Obligor;

(e) Any Indebtedness arising under a Bilateral Facility or any other Indebtedness (excluding Non-Recourse Debt) of ResCap or any of its Subsidiaries in excess of $25,000,000, individually or in the aggregate, (i) is not paid when due or within any applicable cure period set forth in any agreement or instrument relating to such indebtedness, (ii) is declared due and payable before its normal or agreed maturity by reason of default (however described) or (iii) is the subject of any other “event of default” or other breach or failure to perform, in either case which remains after the expiration of any applicable grace period under such agreement;

(f) The failure by any Obligor to pay one or more final judgments for the payment of money aggregating in excess of $25,000,000 rendered against such Person which are not, within 30 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 30 days after the expiration of such stay;

(g) This Agreement, any Note, any Facility Document or any Security Document shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Obligor party thereto, or the Lien granted under the Security Documents ceases to be in full force and effect or, in each case, any Obligor or any other Person shall contest in any manner such effectiveness, validity, binding nature or enforceability;

(h) A Collateral Holder (for the benefit of the Lender Parties) does not, or ceases to, have a perfected security interest in the Collateral or any material part thereof (other than with respect to Permitted Liens) other than as a result of a release of such security interest by a Collateral Holder in accordance with the Facility Documents, and such default continues unremedied for a period of one (1) Business Day after the earlier of (i) either Borrower having actual knowledge thereof and (ii) written notice of such default from the Credit Agent, a Collateral Holder or any Lender to the Borrowers;

33	Credit Agreement

(i) A Change of Control shall occur with respect to any Obligor, without the prior written consent of each Lender, which consent shall not be unreasonably withheld;

(j) An event of default, early amortization event or other similar event occurs under the Underlying Documents, and the Credit Agent specifies such failure as an Event of Default in writing;

(k) (i) Any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Pension Plan; (ii) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Pension Plan, that has not been waived, shall exist with respect to any Pension Plan; (iii) any Lien in favor of the PBGC or a Pension Plan shall arise on the assets of any Obligor; (iv) a reportable event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Pension Plan, which reportable event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Credit Agent, likely to result in the termination of such Pension Plan for purposes of Title IV of ERISA; (v) any Pension Plan shall terminate for purposes of Title IV of ERISA in a distress termination as defined in Section 4041 of ERISA; (vi) any Obligor shall, or in the reasonable opinion of the Credit Agent is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan; (vii) the assets of any Obligor are treated as “plan assets” within the meaning of 29 C.F.R. 2510.3-101 as modified by Section 3(42) of ERISA; or (viii) any other event or condition shall occur or exist with respect to a Pension Plan or Multiemployer Plan; and in each case in clauses (i) through (viii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the Collateral, or any of the Lenders’ rights therein;

(l) Any Subsidiary of ResCap shall fail to perform its obligations under the ResMor Purchase Agreement or the RFOC Loan Agreement, and such failure shall continue for the applicable grace period (if any) specified therein; or the ResMor Purchase Agreement, in whole or in part, shall terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any such Subsidiary, or any such Subsidiary shall contest in any manner such effectiveness, validity, binding nature or enforceability;

(m) The Obligors shall fail to satisfy any of the Post Closing Requirements in all material respects, and the Credit Agent specifies such failure as an Event of Default in writing; or

(n) (i) an “Event of Default” or “Termination Event” shall have occurred under any Derivative Agreement (as such terms are defined in the applicable Derivative Agreement), (ii) a “Default” shall have occurred under the Master Netting Agreement (as such term is defined in the Master Netting Agreement), (iii) an “Event of Default” shall have occurred under any “Facility Document” (as such terms are defined in the MSR Loan Agreement) or (iv) an “Event of Default” shall have occurred under any Facility Document (as such terms are defined in the November Loan Agreement).

34	Credit Agreement

Section 8.02. Remedies.

(a) Optional Acceleration. Upon the occurrence of an Event of Default (other than an Event of Default described in Section 8.01(d)), the Credit Agent may (and shall if directed by the Required Lenders), by written notice to the Borrowers, terminate the Facility, terminate the Commitments, and declare all Loans and all other Obligations to be immediately due and payable.

(b) Automatic Acceleration. Upon the occurrence of an Event of Default described in Section 8.01(d), the Commitments shall automatically terminate and the Loans and all other Obligations shall be immediately due and payable, without demand or notice of any kind.

(c) Remedies. Upon any acceleration of the Loans pursuant to this Section 8.02, the Lender Parties, in addition to all other rights and remedies under this Agreement or otherwise, shall have all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable laws, which rights shall be cumulative. Each of the Obligors agrees, upon the occurrence of an Event of Default and notice from the Credit Agent, to assemble, at their expense, all of the Collateral that is in their possession (whether by return, repossession, or otherwise) at a place designated by the Credit Agent. All costs incurred by the Lender Parties in the collection of all Obligations, and the enforcement of their rights hereunder, including attorneys’ fees and legal expenses, shall constitute Obligations and be paid out of the Collateral. Without limiting the foregoing, upon the occurrence of an Event of Default and the acceleration of the Loans pursuant to this Section 8.02, the Credit Agent and any Lender may, to the fullest extent permitted by applicable law, without notice, advertisement, hearing or process of law of any kind, (i) enter upon any premises where any of the Collateral which is in the possession of any Obligor (whether by return, repossession, or otherwise) may be located and take possession of and remove such Collateral, (ii) sell any or all of such Collateral, free of all rights and claims of the Obligors therein and thereto, at any public or private sale, and (iii) bid for and purchase any or all of such Collateral at any such sale. Any such sale shall be conducted in a commercially reasonable manner and in accordance with applicable law. Each of the Obligors hereby expressly waives, to the fullest extent permitted by applicable law, any and all notices, advertisements, hearings or process of law in connection with the exercise by the Lender Parties of any of their rights and remedies upon the occurrence of an Event of Default. Each of the Lender Parties and the Obligors shall have the right (but not the obligation) to bid for and purchase any or all Collateral at any public or private sale. Each of the Obligors hereby agrees that in any sale of any of the Collateral, the Lender Parties are hereby authorized to comply with any limitation or restriction in connection with such sale as they may be advised by counsel is necessary in order to avoid any violation of applicable law (including, without limitation, compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to Persons who will represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval

35	Credit Agreement

of the sale or of the purchaser by any Governmental Authority, and each of the Obligors further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner. The Lender Parties shall not be liable for any sale, private or public, conducted in accordance with this Section 8.02(c). If an Event of Default occurs, and upon acceleration of the Loans hereunder, the Loans and all other Obligations shall be immediately due and payable, and collections on the Collateral and proceeds of sales and securitizations of Collateral will be used to pay the Obligations. At any time after an Event of Default has occurred and is continuing, the Credit Agent may (and shall at the direction of any Lender) appoint, at its own expense, one or more third parties to service all or a portion of the Collateral by giving written notice thereof to the Obligors; provided that any such appointment shall not conflict with any existing contractual servicing arrangements with respect to the Collateral. Each Obligor agrees that it will cooperate with and assist any such third-party servicer (including providing access to, and transferring, all records and allowing the new servicer to use (to the extent legally permissible) all licenses, hardware or software necessary or desirable to service the Collateral).

ARTICLE IX

ASSIGNMENT, PARTICIPATION

Section 9.01. Assignments. (a) No Obligor may assign its rights, interests, liabilities or obligations hereunder or under the other Facility Documents without the prior written consent of each Lender.

(b) Any Lender may, with the prior written consents of the Credit Agent and (so long as no Default exists and provided that such consent shall not be unreasonably withheld, delayed or conditioned) the Borrowers, at any time assign and delegate to one or more commercial banks or financial institution or other Eligible Assignees (an “Assignee”) all or any fraction of such Lender’s rights under this Agreement (including all or a portion of its outstanding Loans and Commitment); provided that:

(i) the amount of the Commitments (which for this purpose includes Loans outstanding thereunder) of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Credit Agent) shall not be less than $10,000,000, unless (A) the Credit Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld, conditioned or delayed); (B) such assignment is an assignment of the entire remaining amount of the assigning Lender’s Commitments and Loans at the time owing to it; (C) such assignment is an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender; or (D) such assignment is to one or more Eligible Assignees managed by an Affiliate of such Eligible Assignee(s) and the aggregate amount of such assignments is not less than $10,000,000;

36	Credit Agreement

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, and/or the Commitments assigned; and

(iii) the assigning Lender and the Assignee shall have executed and delivered to the Borrowers and the Credit Agent an Assignment and Acceptance, together with any documents required to be delivered thereunder, together with a processing and recordation fee of $3,500 to the Credit Agent (which fee may be waived or reduced by the Credit Agent in its sole discretion) and, if such Assignee is not then a Lender, administrative details information with respect to such Assignee.

(c) Upon acceptance thereof by the Credit Agent, from and after the effective date specified in each Assignment and Acceptance, (i) the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and (ii) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, subject to Section 13.11, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto, but shall continue to be entitled to the benefits of any provisions of this Agreement that by their terms survive the termination of this Agreement). If the consent of the Borrowers to an assignment is required hereunder, each Borrower shall be deemed to have given its consent ten (10) days after the date notice thereof has been delivered by the assigning Lender unless such consent is expressly refused by a Borrower prior to such tenth day.

(d) The Credit Agent shall record each assignment made in accordance with this Section in the Register pursuant to Section 2.02(b) and periodically give the Borrowers notice of such assignments. The Register shall be available for inspection by the Borrowers and any Lender, as to its Commitment and outstanding Loans only, at any reasonable time and from time to time upon reasonable prior notice.

(e) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Any attempted assignment and delegation not made in accordance with this Section 9.01 shall be null and void.

Section 9.02. Evidence of Assignment. Within five (5) Business Days after effectiveness of any assignment, the Borrowers shall execute and deliver to the Credit Agent (a) for delivery to the Assignee, a new Note or, if the Assignee was already a holder of a Note immediately prior to such effectiveness, a replacement Note in the appropriate principal amount based on such Assignee’s Commitments after giving effect to such assignment; and (b) if the assigning Lender still holds any Commitment, for delivery to the assigning Lender, a replacement Note in the appropriate principal amount based on such Assignee’s Commitments after giving effect to such assignment. Each such Note shall be dated the effective date of such assignment.

37	Credit Agreement

Section 9.03. Rights of Assignee, Evidence of Assignment. From and after the date on which the conditions described in Section 9.01(b) have been met, the assigning Lender shall be released from its obligations hereunder to the extent of the rights and obligations hereunder that have been assigned pursuant to the Assignment and Acceptance. Accrued interest on that part of the predecessor Note being assigned shall be paid as provided in the Assignment and Acceptance. Accrued interest and fees on that part of the predecessor Note not being assigned shall be paid to the assigning Lender. Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Note and in this Agreement.

Section 9.04. Participations. (a) Any Lender may at any time sell to one or more commercial banks or other Persons participating interests in any Loan owing to such Lender, any Note held by any Lender, the obligations to make revolving Loans of such Lender or any other interest of such Lender hereunder (any Person purchasing any such participating interest being herein called a “Participant”) provided that so long as no Default exists any such participation shall be subject to the consent of each Borrower (such consent not to be unreasonably withheld, delayed or conditioned). In the event of a sale by any Lender of a participating interest to a Participant, (a) such Lender shall remain the holder of its Note for all purposes of this Agreement, (b) the Obligors shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (c) all amounts payable by the Obligors shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. No Participant shall have any direct voting rights hereunder. The Obligors agree that if amounts outstanding under this Agreement and the Notes are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or such Note; provided that if any Lender or any Participant shall obtain any payment or other recovery (whether voluntary, involuntary, by application of set-off or offset or otherwise) on account of principal of or interest on any Loan in excess of its pro rata share of payments (after giving effect to all participations hereunder) and other recoveries obtained by such Lender and the Participants on account of principal of and interest on the Loans then held by them, such Lender or the applicable Participant (as the case may be) shall purchase from the other party or parties such participations in the Loans held by them as shall be necessary to cause such purchasing Person to share the excess payment or other recovery ratably with each of them; provided that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Person, the purchase shall be rescinded and the purchase price restored to the extent of such recovery. Each Obligor also agrees that each Participant shall be entitled to the benefits of Sections 2.07(b), 2.07(c) and 3.02 as if it were a Lender and had acquired its interest by assignment (provided that such Participant shall have complied with the requirements of said Section as though it were a Lender that acquired its interest by assignment).

38	Credit Agreement

(b) In the event that a Lender sells participations in any Loan, Note or the obligation to make Loans or any interest of such Lender, such Lender shall maintain a register on which it enters the name of all participants in the Loan or Note held by it and the principal amount (and interest thereon) of the portion of the Loan or Note which is the subject of the participation (the “Participant Register”). A Loan or Note may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Loan or Note may be effected only by the registration of such participation on the Participant Register. The Participant Register shall be available for inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice.

ARTICLE X

INDEMNIFICATION

Section 10.01. Indemnities by the Borrowers. Without limiting any other rights which any such Person may have hereunder or under applicable law, and in consideration of the execution and delivery of this Agreement and the Facility evidenced by the Facility Documents, the Borrowers hereby agree to jointly and severally indemnify the Lenders, the Credit Agent, each Collateral Holder and their respective Affiliates, successors, permitted transferees and assigns and all officers, directors, shareholders, controlling persons, employees and agents of any of the foregoing (each an “Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, liabilities, obligations penalties, causes of action, demands, judgments, suits and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan; (b) the entering into and performance of any Facility Document by any of the Indemnified Parties; (c) the Facility Documents, the Loans and the extension of the Commitments, the failure of any Obligor to comply with the terms of the Facility Documents or Requirements of Law, the inaccuracy of any representation or warranty of any Obligor set forth in the Facility Documents or in a certificate, instrument or document delivered in connection therewith, and the use by any Obligor of the proceeds of any Loans; (d) any investigation, litigation or proceeding related to any acquisition or proposed acquisition by any Obligor or any Subsidiary thereof of all or any portion of the capital stock or assets of any Person, whether or not an Indemnified Party is party thereto; and (e) any transaction contemplated under the Facility Documents; excluding, however, (i) Indemnified Amounts to the extent a court of competent jurisdiction in a final non-appealable judgment determines that they resulted from gross negligence, bad faith or willful misconduct on the part of such Indemnified Party; (ii) any lost profits (other than in connection with Breakage Costs) or indirect, exemplary, punitive or consequential damages of any Indemnified Party; and (iii) any and all present or future taxes, fees, levies, imposts, deductions, duties, withholdings, assessments or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto, which shall be governed by the terms of Section 3.02. Without limiting the foregoing, in any suit, proceeding or action brought by any Indemnified Party in connection with any Collateral for any sum owing thereunder, or to enforce any provisions of any Collateral, the Borrowers will save, indemnify and hold the applicable Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense,

39	Credit Agreement

set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by either Borrower of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from the Borrowers. The Borrowers also agree to reimburse the Indemnified Parties as and when billed by such party for all out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the enforcement or the preservation of such party’s rights under this Agreement, the Notes, any other Facility Document, any Security Document, any Underlying Document or any transaction contemplated hereby or thereby, including without limitation the fees and disbursements of its counsel. The Borrowers hereby acknowledge that, notwithstanding the fact that the Notes are secured by the Collateral, the obligation of the Borrowers under the Notes are recourse obligations of the Borrowers. Under no circumstances shall any Indemnified Party be liable to the Borrowers for any lost profits (other than in connection with Breakage Costs) or indirect, exemplary, punitive or consequential damages.

Section 10.02. General Provisions. If for any reason the indemnification provided above in Section 10.01 (and subject to the limitations on indemnification contained therein) is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless on the basis of public policy, then the Borrowers shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrowers on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

The provisions of this Article X shall survive the termination or assignment of this Agreement, the payment of the Obligations and the resignation or removal of any of the Indemnified Parties.

ARTICLE XI

GUARANTEE

Section 11.01. Unconditional Guarantee. To induce the Lenders to enter into this Agreement, each of the Guarantors jointly and severally, absolutely, unconditionally and irrevocably guarantees to the Lender Parties and their successors and permitted assigns (a) the prompt and complete payment and performance when due (whether at stated maturity, or otherwise by required prepayment, declaration, acceleration, demand or otherwise) of the Obligations now or hereafter owing; and (b) all renewals, rearrangements, increases, extensions for any period, substitutions, modification, amendments or supplements in whole or in part of any of the Facility Documents or obligations (in each case including all such amounts which would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. §362(a), and the operation of Sections 502(b) and 506(b) of the United States Bankruptcy Code, 11 U.S.C. §502(b) and §506(b)).

40	Credit Agreement

Section 11.02. Nature of Guarantee. Each Guarantor’s obligations hereunder (a) are continuing, absolute, unconditional and irrevocable; (b) shall remain in full force and effect until all Obligations are paid in full in cash and the Commitments have terminated or expired (unless this Guarantee is reinstated pursuant to the terms of this Article XI); and (c) shall not be affected by (i) the existence, validity, enforceability, perfection or extent of any collateral therefor, the validity, regularity or enforceability of the Facility Documents, (ii) the absence of any action to enforce any Obligor’s obligations under any of the Facility Documents or to otherwise assert any claim or enforce any right of any Lender Party under the Facility Documents or in or to the Collateral, (iii) any waiver or consent by any Obligor with respect to any provisions of this Agreement or any other Facility Document, (iv) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other extension, increase, compromise or renewal of any Obligation, (v) any reduction, limitation, impairment or termination of any Obligations for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Guarantor hereby waives any right to or claim of) any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any Obligations, (vi) any amendment to, extension, variance, alteration, rescission, waiver, increase, or other modification of, or any consent to departure from, any of the terms of this Agreement or any other Facility Document including, without limitation, any increase or reduction to the rate of interest on all or any of the Obligations, (vii) any addition, exchange, release, surrender or non-perfection of any Collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any other guaranty or any other security document, held by a Lender Party, (viii) the insolvency of any other Obligor, or (ix) any other circumstance relating to the Obligations that might otherwise constitute a legal or equitable discharge of or defense to this Guarantee. Each of the Guaranties under this Article XI is a guarantee of payment and not a guarantee of collection, and each Guarantor jointly and severally agrees that any Lender Party may resort to such Guarantor for payment of any of the Obligations owed to it whether or not such Lender Party shall have resorted to any collateral therefor or shall have proceeded against any Person principally or secondarily liable for any of the Obligations, including any Obligor, and whether or not such Lender Party has pursued any other remedy available to it. No Lender Party shall be obligated to file any claim relating to the Obligations in the event that any Obligor becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the applicable Lender Party to so file shall not affect any obligation of a Guarantor hereunder. In the event that any payment to the Lender Parties in respect of any Obligations owed to them is rescinded or must otherwise be returned for any reason whatsoever, the Guarantors shall remain jointly and severally liable hereunder with respect to such Obligations as if such payment had not been made and the Guarantee shall be reinstated, if applicable. At any time and from time to time, upon the written request of any Lender Party, and at the sole expense of the Guarantors, the Guarantors will furnish such information regarding the financial well-being of the Guarantors as may be reasonably requested by such Lender Party.

Section 11.03. Certain Agreements; Waivers of Certain Notices. Each Guarantor authorizes each Lender Party, without notice or demand and without affecting its liability hereunder, from time to time, to forbear, indulge or take other action or inaction in respect of this Guarantee or the Obligations, or to exercise or not exercise any right or remedy hereunder or otherwise with respect to the Obligations. Each Guarantor waives (a) promptness, diligence, presentment, notice of acceptance and any other notice with respect to

41	Credit Agreement

any of the Obligations and this Article XI and any requirement that any Lender Party protect, secure, perfect or insure any security interest or Lien, or any property subject thereto, or exhaust any right or take any action against the Borrower, any Guarantor or any other Person (including any other guarantor) or any collateral securing the Obligations; (b) all rights that it may have now or in the future under any statute, or at common law, or in law or equity, or otherwise, to the extent allowed under Requirements of Law, to compel any Lender Party to marshal assets or to proceed in respect of Obligations guaranteed hereunder or under any Facility Document against any Borrower or any other Guarantor, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Guarantor; and (c) each and every right to which it may be entitled by virtue of the suretyship under Requirements of Law. It is agreed among each Guarantor and the Lender Parties that the foregoing waivers and the other waivers contained in this Agreement are of the essence of the transaction contemplated by this Agreement (including Article XI) and the Facility Documents and that, but for the provisions of this Section 11.03 and such waivers, the Lender Parties would decline to enter into this Agreement.

Section 11.04. Waiver of Subrogation. Until two years and one day after the Obligations are repaid in full in cash and the Commitments have expired or terminated, each Guarantor hereby expressly and irrevocably waives any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set-off and any and all defenses available to a surety, guarantor or accommodation co-obligor. If any amounts are paid to the Guarantors in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Lender Parties and shall forthwith be paid to the Credit Agent for the account of the Lender Parties to reduce the amount of outstanding Obligations, whether matured or unmatured. Subject to the foregoing, upon payment of any of the Obligations, the Guarantors shall be subrogated to the rights of the Lender Parties against other Obligors with respect to such Obligations.

Section 11.05. Taxes. All payments by the Guarantors hereunder will be subject to Section 3.02.

Section 11.06. Payments. Each Guarantor hereby jointly and severally guarantees that the Obligations will be paid to each Lender Party without set-off or counterclaim, in lawful currency of the United States of America at the offices of each Lender Party specified by each Lender Party for such payment. The obligations of the Guarantors hereunder shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency except to the extent to which such tender or recovery shall result in the effective receipt by each applicable Lender Party of the full amount of the currency or currencies owing under this Guarantee, and the Guarantors shall jointly and severally indemnify each applicable Lender Party (as an alternative or additional cause of action) for the amount (if any) by which such effective receipt shall fall short of the full amount of currency or currencies owing under this Guarantee and such obligation to indemnify shall not be affected by judgment being obtained for any other sums due hereunder.

42	Credit Agreement

Section 11.07. Severability of Article XI. Wherever possible, each provision of this Article XI will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Article XI is prohibited by or invalid under such law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Article XI. Consistent with the foregoing, and notwithstanding any other provision of this Article XI to the contrary, in the event that any action or proceeding is brought in whatever form and in whatever forum seeking to invalidate any Guarantor’s obligations under this Article XI under any fraudulent conveyance, fraudulent transfer theory, or similar avoidance theory, whether under state or federal law, such Guarantor (the “Affected Guarantor”), automatically and without any further action being required of such Affected Guarantor or any Lender Party, shall be liable under this Article XI only for an amount equal to the maximum amount of liability that could have been incurred under applicable law by such Affected Guarantor under any guaranty of the Obligations (or any portion thereof) at the time of the execution and delivery of this Article XI (or, if such date is determined not to be the appropriate date for determining the enforceability of such Affected Guarantor’s obligations hereunder for fraudulent conveyance or transfer (or similar avoidance) purposes, on the date determined to be so appropriate) without rendering such a hypothetical guaranty voidable under applicable law relating to fraudulent conveyance, fraudulent transfer, or any other grounds for avoidance (such highest amount determined hereunder being any such Affected Guarantor’s “Maximum Guaranty Amount”), and not for any greater amount, as if the stated amount of this Article XI as to such Affected Guarantor had instead been the Maximum Guaranty Amount. This Section 11.07 is intended solely to preserve the rights of the Lender Parties under this Article XI to the maximum extent not subject to avoidance under applicable law, and neither any Affected Guarantor nor any other person or entity shall have any right or claim under this Section 11.07 with respect to the limitation described in this Article XI, except to the extent necessary so that the obligations of any Affected Guarantor under this Article XI shall not be rendered voidable under applicable law. Without limiting the generality of the foregoing, the determination of a Maximum Guaranty Amount for any Affected Guarantor pursuant to the provisions of the second preceding sentence of this Section 11.07 shall not in any manner reduce or otherwise affect the obligations of any other Guarantor (including any other Affected Guarantor) under the provisions of this Article XI.

Section 11.08. Acceleration of Guarantee. Each Guarantor agrees that, in the event of the dissolution or insolvency of any Obligor, or the inability or failure of any Obligor to pay debts as they become due, or an assignment by any Obligor for the benefit of creditors, or the commencement of any case or proceeding in respect of any Obligor under any bankruptcy, insolvency or similar laws, and if such event shall occur at a time when any of the Obligations of any Obligor may not then be due and payable, such Guarantor will pay to the Credit Agent for the account of the Lender Parties forthwith the full amount which would be payable hereunder by such Guarantor if all such Obligations were then due and payable.

Section 11.09. Election of Remedies. Except as otherwise provided in this Agreement, if any Lender Party proceeds to realize its benefits under any Facility Documents giving any Lender, the Credit Agent or a Collateral Holder a Lien upon any Collateral, either by judicial foreclosure or by non-judicial sale or enforcement, such Lender Party may, at its option acting in its sole discretion, determine which remedies or rights it may pursue without affecting any of its rights and remedies under this Article XI. If, in the exercise of any of its rights and remedies, any Lender Party shall forfeit any of its rights or remedies, including its right to enter a

43	Credit Agreement

deficiency judgment against any Obligor or any other Person, whether because of any Requirements of Law pertaining to “election of remedies” or the like, each Guarantor hereby consents to such action and waives any claim based upon such action, even if such action by the applicable Lender, Lender Agent or Collateral Holder shall result in a full or partial loss of any rights of subrogation that such Guarantor might otherwise have had but for such action by such Lender Party. Any election of remedies that results in the denial or impairment of the right of any Lender Party to seek a deficiency judgment against any other Obligor shall not impair any Guarantor’s obligation to pay the full amount of the Obligations under this Article XI.

Section 11.10. Benefit to Guarantor. Each Guarantor represents and agrees that (a) its business is integrally related to the business of the Borrowers and that it is in the best interests of the Guarantor to execute this Agreement inasmuch as such Guarantor will derive substantial direct and indirect benefits from the Loans made from time to time to the Borrowers; (b) such Guarantor is willing to guarantee the Obligations; and (c) the Lender Parties are relying on this representation in agreeing to make Loans to the Borrower.

ARTICLE XII

CREDIT AGENT

Section 12.01. Appointment and Authorization. Each Lender hereby irrevocably (subject to Section 12.09) appoints and designates GMAC LLC as the Credit Agent under and for purposes of the Facility Documents and hereby authorizes the Credit Agent to take such action on its behalf under the provisions of this Agreement and each other Facility Document and to exercise such powers and perform such duties as are expressly delegated to or required of it by the terms of this Agreement or any other Facility Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Facility Document, the Credit Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall the Credit Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Facility Document or otherwise exist against the Credit Agent.

Section 12.02. Delegation of Duties. The Credit Agent may execute any of its duties under this Agreement or any other Facility Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Credit Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects with reasonable care.

Section 12.03. Liability of Credit Agent. None of the Credit Agent nor any of its directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Facility Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Obligors or any Subsidiary or Affiliate of the Obligors, or any officer thereof, contained in this Agreement or in any other Facility Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Credit Agent under or in

44	Credit Agreement

connection with, this Agreement or any other Facility Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Facility Document, or for any failure of the Obligors or any other party to any Facility Document to perform its obligations hereunder or thereunder. The Credit Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Facility Document, or to inspect the properties, books or records of the Obligors or any of the Obligors’ Subsidiaries or Affiliates.

Section 12.04. Reliance by Credit Agent. The Credit Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, email, telex or telephone message, statement or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Obligors), independent accountants and other experts selected by the Credit Agent. The Credit Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Facility Document unless it shall first receive such advice or concurrence of each Lender as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify the Credit Agent against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Credit Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Facility Document in accordance with a request or consent of the Required Lenders or, to the extent expressly required by Section 13.01 or any other provision of the Facility Documents, all Lenders.

Section 12.05. Notice of Default. The Credit Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Borrowing Base Deficiency unless the Credit Agent shall have received written notice from a Lender or the Borrowers referring to this Agreement, describing such Default and stating that such notice is a “notice of default” or describing such Borrowing Base Deficiency. The Credit Agent will notify the Lenders of its receipt of any such notice. The Credit Agent shall take such action with respect to such Default as may be requested by the Required Lenders in accordance with Section 8.02; provided that, unless and until the Credit Agent has received any such request, the Credit Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders (except to the extent that this Agreement expressly requires that such action be taken, or not taken, only with the consent of the Required Lenders or all Lenders).

Section 12.06. Credit Decision. Each Lender acknowledges that the Credit Agent has not made any representation or warranty to it, and that no act by the Credit Agent hereafter taken, including any review of the affairs of the Obligors and their Subsidiaries, shall be deemed to constitute any representation or warranty by the Credit Agent to any Lender. Each Lender represents to the Credit Agent that it has, independently and without reliance upon the Credit Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Obligors, and made its own decision to enter into this Agreement and to extend credit to the

45	Credit Agreement

Borrowers hereunder. Each Lender also represents that it will, independently and without reliance upon the Credit Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Facility Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Obligors. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Credit Agent, the Credit Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Borrowers that may come into the possession of the Credit Agent.

Section 12.07. Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Credit Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of the Obligors and without limiting the obligation of the Obligors to do so), pro rata based on their Pro Rata Shares, from and against any and all Indemnified Amounts; provided that, no Lender shall be liable for any payment to any such Person of any portion of the Indemnified Amounts resulting from such Person’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Credit Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney costs) incurred by the Credit Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Facility Document, or any document contemplated by or referred to herein, to the extent that the Credit Agent is not reimbursed for such expenses by or on behalf of the Obligors. The undertaking in this Section shall survive repayment of the Loans, termination of the Commitments, cancellation of the Notes, any foreclosure under, or modification, release or discharge of, any or all of the Collateral Documents, termination of this Agreement and the resignation or replacement of the Credit Agent.

Section 12.08. Credit Agent in Individual Capacity. The Credit Agent and its Affiliates may make loans to, acquire equity interests in and generally engage in any kind of business with the Obligors and their respective Subsidiaries and Affiliates as though the Credit Agent were not the Credit Agent hereunder and without notice to or consent of the Lenders. Each of the Lenders acknowledges that, pursuant to such activities, the Credit Agent or its Affiliates may receive information regarding the Obligors or their respective Affiliates (including information that may be subject to confidentiality obligations in favor of the Obligors or their Affiliates) and acknowledges that the Credit Agent shall be under no obligation to provide such information to them. With respect to their Loans (if any), the Credit Agent and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though the Credit Agent were not the Credit Agent, and the terms “Lender” and “Lenders” include the Credit Agent and its Affiliates, to the extent applicable, in their individual capacities.

46	Credit Agreement

Section 12.09. Successor Credit Agent. The Credit Agent may resign as Credit Agent upon 30 days’ notice to the Lenders. If the Credit Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation of the Credit Agent, the Credit Agent may appoint, after consulting with (but without the consent of) the Lenders, a successor agent which shall be a Lender or a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Credit Agent and the term “Credit Agent” shall mean such successor agent, and the retiring Credit Agent’s appointment, powers and duties as Credit Agent shall be terminated. After any retiring Credit Agent’s resignation hereunder as Credit Agent, the provisions of this Article XII and Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Credit Agent under this Agreement. If no successor agent has accepted appointment as Credit Agent by the date that is 30 days following a retiring Credit Agent’s notice of resignation, the retiring Credit Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Credit Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

Section 12.10. Funding Reliance. Unless the Credit Agent shall have been notified in writing by any Lender by 6:00 p.m. (New York City time) on the Business Day prior to a Funding Date that such Lender will not make available the amount that would constitute its Pro Rata Share of the requested Loans on the date specified therefor, the Credit Agent may assume that such Lender has made such amount available to the Credit Agent and, in reliance upon such assumption, may make available to the Borrowers a corresponding amount; provided that the Credit Agent shall be under no obligation whatsoever to advance funds to the Borrowers on behalf of any Lender or to the Lenders on behalf of the Borrowers. However, if in its sole and absolute discretion the Credit Agent does so advance funds, the applicable Lender and the Borrowers jointly and severally (in the case of an advance to the Borrowers on behalf of a Lender) or any Lender receiving payments and the Borrowers (in the case of an advance to a Lender on behalf of the Borrowers) agree to repay such amount to the Credit Agent forthwith on demand, together with interest thereon at the interest rate applicable to Loans comprising such borrowing for each day from the date the Credit Agent made such funds available to the Borrowers to the date such amount is repaid to the Credit Agent. Nothing set forth in this section shall relieve any Lender of any obligation it may have to make any Loan, or any Obligor to make any payment, hereunder.

Section 12.11. Security Matters; Release of Collateral. (a) Each Lender and other Lender Party (by their acceptance of the benefits of any Collateral) acknowledges and agrees that the Credit Agent has entered into the Security Documents on behalf of the Lender Parties, and the Lender Parties hereby agree to be bound by the terms of such Security Documents, acknowledge receipt of copies of such Security Documents and consent to the rights, powers, remedies, indemnities and exculpations given to the Credit Agent. All rights, powers and remedies available to the Credit Agent and the Lender Parties with respect to the Collateral, or otherwise pursuant to the Security Documents, shall be subject to the provisions of such Security Documents. In the event of any conflict or inconsistency between the terms and provisions of this Agreement and the terms and provisions of such Security

47	Credit Agreement

Documents, the terms and provisions of such Security Documents shall govern and control except that this Agreement shall govern and control the rights, powers, duties, immunities and indemnities of the Credit Agent. Each Lender and other Lender Party (by their acceptance of the benefits of any Collateral) hereby authorizes the Credit Agent to release (or authorize the release of) any collateral that is permitted to be sold or released pursuant to the terms of the Facility Documents. Each Lender hereby authorizes the Credit Agent to execute and deliver to the Borrowers, at the Borrowers’ joint and several cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrowers in connection with any sale or other disposition of property to the extent such sale or other disposition is permitted by the terms of this Agreement or is otherwise authorized by the terms of the Facility Documents.

(b) No Collateral shall be released from the security interest created by the Security Documents without the prior written consent of the Credit Agent; provided that (a) if whole Mortgage Loans are Transferred in the ordinary course of an Obligor’s business and the Collateral Disposition Proceeds in respect of such Transfer (or a related series of Transfers) is less than $20,000,000, or (b) if First Savings Mortgage Loans are Transferred to First Savings Mortgage Corporation pursuant to the First Savings Repurchase Agreement, then the Lien on such Collateral shall be released automatically concurrently with such Transfer in accordance with the Security Documents and any related Collateral Addition Designation Notice.

ARTICLE XIII

MISCELLANEOUS

Section 13.01. Amendments, Etc. The provisions of each Facility Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrowers and the Required Lenders; provided that no such amendment, modification or waiver shall:

(a) modify Section 3.01(f), Section 3.01(g) (as it relates to sharing of payments) or this Section, in each case, without the consent of all Lenders;

(b) increase the aggregate amount of any Loans required to be made by a Lender pursuant to its Commitments, extend the Commitment Termination Date or extend the Loan Repayment Date, in each case without the consent of each Lender (it being agreed, however, that any vote to rescind any acceleration made pursuant to Section 8.02 of amounts owing with respect to the Loans and other Obligations shall only require the vote of the Required Lenders);

(c) reduce the principal amount of or reduce the rate of interest on any Lender’s Loans, reduce any fees described in Section 2.06 payable to any Lender or extend the date on which principal, interest or fees are payable in respect of such Lender’s Loans, in each case without the consent of such Lender (provided that, the vote of Required Lenders shall be sufficient to waive the payment, or reduce the increased portion, of interest accruing under Section 3.01(b));

48	Credit Agreement

(d) reduce the percentage set forth in the definition of “Required Lenders” or modify any requirement hereunder that any particular action be taken by all Lenders without the consent of all Lenders;

(e) except as otherwise expressly permitted under a Facility Document, release (i) either Borrower from its Obligations under the Facility Documents or any Guarantor from its obligations under a Guaranty or (ii) all or substantially all of the Collateral under the Facility Documents, in each case without the consent of all Lenders; or

(f) affect adversely the interests, rights, protections or obligations of the Credit Agent (in its capacity as the Credit Agent).

Section 13.02. Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication and electronic mail) and shall be personally delivered or sent by certified mail or overnight air courier, postage prepaid, or by facsimile, to the intended party at the address or facsimile number of such party set forth opposite its name on Schedule 13.02 or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, (i) if personally delivered, when received, (ii) if sent by overnight air courier, the next Business Day after delivery to the related air courier service, if delivery is guaranteed as of the next Business Day, (iii) if sent by certified mail, three Business Days after having been deposited in the mail, postage prepaid, and (iv) if transmitted by facsimile, when sent, receipt confirmed by telephone or electronic means, if sent during business hours (if sent after business hours, then on the next Business Day) except that notices and communications pursuant to Article I shall not be effective until received.

Section 13.03. No Waiver; Remedies. No failure on the part of any Lender Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. No notice to or demand on any Obligor in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by any Lender Party under any Facility Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 13.04. Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that nothing in the foregoing shall be deemed to authorize any assignment not permitted in Section 9.01.

49	Credit Agreement

Section 13.05. GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES (BUT WITH REFERENCE TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WHICH BY ITS TERMS APPLIES TO THIS AGREEMENT). EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY OF MANHATTAN OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HERETO HEREBY CONSENTS TO PROCESS BEING SERVED IN ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, OR ANY DOCUMENT DELIVERED PURSUANT HERETO BY THE MAILING OF A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO ITS RESPECTIVE ADDRESS SPECIFIED AT THE TIME FOR NOTICES UNDER THIS AGREEMENT OR TO ANY OTHER ADDRESS OF WHICH IT SHALL HAVE GIVEN WRITTEN OR ELECTRONIC NOTICE TO THE OTHER PARTIES. THE FOREGOING SHALL NOT LIMIT THE ABILITY OF ANY PARTY HERETO TO BRING SUIT IN THE COURTS OF ANY JURISDICTION.

EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 13.06. Entire Agreement. This Agreement and the Facility Documents embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understanding relating to the matters provided for herein.

Section 13.07. Acknowledgment. Each Obligor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and deliver of this Agreement, the Notes and the other Facility Documents to which it is a party;

(b) no Lender Party has a fiduciary relationship to it, and the relationship between it and each Lender is solely that of debtor and creditor; and

(c) no joint venture exists among or between it and any Lender Party.

50	Credit Agreement

Section 13.08. Captions and Cross References. The various captions (including, without limitation, the table of contents) in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. References in this Agreement to any underscored Section or Exhibit are to such Section or Exhibit of this Agreement, as the case may be.

Section 13.09. Execution in Counterpart; Effectiveness. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original (whether such counterpart is originally executed or an electronic copy of an original and each party hereto expressly waives its rights to receive originally executed documents other than with respect to any Note) and all of which when taken together shall constitute one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of the parties hereto shall have been received by the Credit Agent. The parties hereto agree that delivery of a counterpart of a signature page to this Agreement and each other Facility Document (except for any Note) by facsimile or electronic transmission shall be effective as delivery of an original executed counterpart of this Agreement or such other Facility Document.

Section 13.10. Confidentiality. Each party hereto agrees that it will hold any confidential information received from the other party pursuant to this Agreement or any other Facility Document, it being understood that this Agreement is confidential information of the Lender, in strict confidence, as long as such information remains confidential, except for disclosure to (a) its Affiliates; (b) its legal counsel, accountants, and other professional advisors or to a permitted assignee or participant; (c) regulatory officials or Governmental Authorities; (d) any Person as requested pursuant to or as required by law, regulation, or legal process; (e) any Person in connection with any legal proceeding to it is a party; (f) rating agencies if requested or required by such agencies in connection with a rating; (g) the Credit Agent; (h) any pledgee referred to in Section 9.01(e) or any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes, Loans or Commitments or any interest therein by such Lender, provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section; and (i) any Person as permitted pursuant to the terms of this Agreement and the other Facility Documents; provided, however, that no Lender Party shall be liable for any disclosure of confidential information to the extent that such Lender Party followed its customary procedures and practices with respect to confidential information. This Section 13.10 shall survive termination of this Agreement. Notwithstanding anything to the contrary in this Agreement, the tax treatment and the tax structure of the transactions contemplated under this Agreement shall not be treated as confidential information.

Section 13.11. Survival. The obligations of the Obligors under Sections 3.02 and 13.10 and Article X hereof, and the obligations of the Lenders under Section 12.07, shall survive the repayment in full in cash of the Obligations and the termination of this Agreement. In addition, each representation and warranty made, or deemed to be made by a request for a borrowing, herein or pursuant hereto shall survive the making of such representation and warranty, and the Lenders shall not be deemed to have waived, by reason of making any Loan, any Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that the Lenders may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time such Loan was made.

51	Credit Agreement

Section 13.12. Joint and Several Liability of Borrowers. (a) Each Borrower has determined that it is in its best interest and in pursuance of its legitimate business purposes to induce the Lenders to make Loans to the Borrowers pursuant to this Agreement. Each Borrower acknowledges and represents that its business is integrally related to the business of the other Borrower, that the availability of the Commitments benefits each Borrower individually and that the Loans made will be for and inure to the benefit of each of the Borrowers individually and as a group. Accordingly, each Borrower shall be jointly and severally liable (as a principal and not as a surety, guarantor or other accommodation party) for each and every representation, warranty, covenant and obligation (including payment, indemnification and reimbursement obligations) to be performed by the Borrowers under this Agreement, the Notes and the other Facility Documents, and each Borrower acknowledges that in extending the credit provided herein the Lenders are relying upon the fact that the obligations of each Borrower hereunder are the joint and several obligations of a principal. The invalidity, unenforceability or illegality of this Agreement, the Notes or any other Facility Document as to one Borrower or the release by the Lender Parties of a Borrower hereunder or thereunder shall not affect the Obligations of the other Borrower under this Agreement, the Notes or the other Facility Documents, all of which shall otherwise remain valid and legally binding obligations of the other Borrower. Any Borrower that makes a payment or distribution hereunder will be entitled to a contribution from the other Borrower in a pro rata amount, based on the adjusted net assets of each Borrower determined in accordance with GAAP (provided that such Borrower shall not exercise any right or remedy against such other Borrower or any property of such other Borrower by reason of any performance of such Borrower of its joint and several obligations hereunder until one year and one day after the Obligations have been repaid in full in cash and the Commitments have terminated or expired). The provisions of this Section 13.12 shall in no respect limit the obligations and liabilities of each Borrower to the Lender Parties, and each Borrower shall remain liable to the Lender Parties for the full amount of the Obligations.

(b) Notwithstanding any provision herein contained to the contrary, each Borrower’s obligations under this Section 13.12 (which obligations are in any event in addition to all liabilities in respect of Loans advanced to such Borrower) shall be limited to an amount not to exceed as of any date of determination the greater of: (i) the net amount of all Loans advanced to or for the account of the other Borrower under this Agreement and then re-loaned or otherwise transferred to such Borrower; and (ii) the amount that could be claimed by any Lender Party from such Borrower under this Section 13.12 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower’s right of contribution and indemnification from the other Borrower.

(c) Each Borrower assumes responsibility for keeping itself informed of the financial condition of each other Borrower, and each Borrower agrees that the Lender Parties shall not have any duty to advise such Borrower of information known to the Lender Parties regarding such condition or any such circumstances or to undertake any investigation not a part of its regular business routine. If the Lender Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to a Borrower, such Lender Party shall be under no obligation to update any such information or to provide any such information to such Borrower on any subsequent occasion.

52	Credit Agreement

(d) If (i) one or both Borrowers are entitled to a return of excess interest or other amounts or payments delivered under the Facility Documents, or the return of surplus funds or monies from bank accounts maintained in accordance with the requirements of the Facility Documents or the return of any other Collateral or any other proceeds of Collateral (a “Returned Amount”), and (ii) the Lender Parties are uncertain as to which Borrower is entitled to the Returned Amount, in the absence of a promptly delivered joint notice from the Borrowers regarding the return of such Returned Amount, the Lender Parties may either return the Returned Amount to the Borrower they in good faith believe to be entitled to the same (and the Lender Parties shall not be liable for so doing; provided that the Lender Parties acted in good faith) or, at the joint and several expense of the Borrowers, interplead such Returned Amount or take such other actions or exercise such rights or remedies as permitted by Requirements of Law.

(e) Each Borrower agrees that any notices and information to be provided to any Borrower or both Borrowers by any Lender Party under the Facility Documents may be sent to both Borrowers or either Borrower, regardless of whether or not a receiving Borrower is actually the relevant Borrower or the appropriate person or persons to whom such notice or information should be addressed or delivered (and each Borrower hereby agrees that no Lender Party will be liable to the Borrowers for the failure to deliver such notice or information to the appropriate recipient). Each Borrower hereby waives all confidentiality rights with respect to the delivery of all such notices and information and agrees that no Lender Party shall be liable for delivering a notice or information to a Borrower that is not the relevant Borrower or the appropriate recipient of such notice or information. Each Borrower acknowledges and agrees that it has received full and sufficient consideration for this provision and that this provision is a material inducement for the Credit Agent and each Lender entering into the loan documents.

[signature pages follow]

53	Credit Agreement

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

RFC ASSET HOLDINGS II, LLC, as Borrower

By:	/s/ Melissa White
Name:	Melissa White
Title:	Assistant Treasurer

S-1	Credit Agreement

PASSIVE ASSET TRANSACTIONS, LLC, as Borrower

By:	/s/ Melissa White
Name:	Melissa White
Title:	Assistant Treasurer

S-2	Credit Agreement

RESIDENTIAL FUNDING COMPANY, LLC, as Guarantor

By:	/s/ Melissa White
Name:	Melissa White
Title:	Assistant Treasurer

S-3	Credit Agreement

GMAC MORTGAGE, LLC, as Guarantor

By:	/s/ Melissa White
Name:	Melissa White
Title:	Assistant Treasurer

S-4	Credit Agreement

RESIDENTIAL CAPITAL, LLC, as Guarantor

By:	/s/ John M. Peterson
Name:	John M. Peterson
Title:	Assistant Treasurer

S-5	Credit Agreement

GMAC LLC, as Credit Agent, Omnibus Agent and Initial Lender

By:	/s/ David C. Walker
Name:	David C. Walker
Title:	Business Unit Treasury Executive

GMAC LLC, as Credit Agent and Initial Lender under the Senior Debt Loan Agreement

By:	/s/ David C. Walker
Name:	David C. Walker
Title:	Business Unit Treasury Executive

S-6	Credit Agreement

SCHEDULE 1.01

DEFINITIONS

1.1. Definitions. As used in this Agreement the following terms have the meanings as indicated:

“Account Control Agreements” means the Collection Account Control Agreements.

“Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Subsidiary or assumed in connection with the acquisition of assets from such Person.

“Affected Guarantor” has the meaning set forth in Section 11.07.

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (together with the correlative meanings of “controlled by” and “under common control with”) means possession, directly or indirectly, of the power (a) to vote 20% or more of the securities (on a fully diluted basis) having ordinary voting power for the directors or managing general partners (or their equivalent) of such Person, or (b) to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Affiliate Transaction” means, with respect to any Person any direct or indirect payment to, or sale, lease, transfer or disposal of any of its properties or assets to, or purchase of any property or assets from, or entry into or amend any transaction or series of related transactions, contract, agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate of ResCap involving aggregate consideration in excess of $10,000,000.

“Agency” means Fannie Mae, Ginnie Mae or Freddie Mac.

“Agency Assets” means whole loans Eligible for delivery to, or securities issued by and guaranteed by, Fannie Mae, Ginnie Mae or Freddie Mac.

“Aggregate Commitment Amount” means, at any time, $370,000,000. The Borrowers may elect to reduce the Aggregate Commitment Amount in accordance with Section 2.10(b).

“Agreement” has the meaning set forth in the preamble.

“Applicable Deposit Date” means:

(i) in the case of any Collateral Disposition Proceeds or other Collections relating to a European Note:

(a) one (1) Business Day after such funds are received in relation to a European Note if such Collateral Disposition Proceeds or other Collections exceed $100,000,000;

Schedule 1.01-1	Credit Agreement

(b) in all other cases relating to Collateral Disposition Proceeds, not later than five Business Days after the earlier of (I) the next monthly Distribution Date or Redemption Date (as defined in the Flume No. 8 Security Documents) with respect to Collateral Dispositions relating to the Flume No. 8 Note or the Note Payment Date (as defined in the GX II Security Documents) with respect to Collateral Dispositions relating to the GX II Note or (II) the date the amount of Collateral Disposition Proceeds on deposit in (1) the applicable accounts relating to the English SPE exceeds £5,000,000 in the aggregate or (2) the applicable accounts relating to the GX II SPE exceeds EUR5,000,000 in the aggregate, as applicable; and

(c) in all other cases relating to Collections, not later than five Business Days after the next monthly Distribution Date (as defined in the Flume No. 8 Security Documents) with respect to Collections relating to the Flume No. 8 Note or the Note Payment Date (as defined in the GX II Security Documents) with respect to Collections (excluding Collateral Disposition Proceeds) relating to the GX II Note.”

(ii) in the case of Scheduled Collections on US Mortgage Loans, twenty calendar days after the month in which such Scheduled Collections were received by the related servicer; and

(iii) in the case of any Collateral Disposition Proceeds or other Collections relating to an Asset (other than as described in clause (i) or (ii) above), (a) the day such funds are received by an Obligor if such Collateral Disposition Proceeds or other Collections exceed $100,000,000 or (b) in all other cases, three Business Days after such funds are received by an Obligor; provided that, solely with respect to US Mortgage Loans, prior to June 18, 2009 the Obligors shall only be required to use commercially reasonable efforts to remit Collateral Disposition Proceeds in accordance with this clause (iii).

“Applicable Margin” means 3.50% (350 basis points).

“Approved Additional Collateral” means (a) Eligible Assets consisting of US Mortgage Loans, (b) Eligible Assets consisting of Incremental Advances, (c) Eligible Assets consisting of an increase in the aggregate outstanding principal balance of a European Note in accordance with the terms of the European Security Documents, (d) Eligible Assets consisting of an increase in the Carrying Value of RFC’s equity interest in Equity Investment I due to its acquisition of Supporting Assets and (e) any other Eligible Assets which have been identified as Eligible Assets in a Collateral Addition Designation Notice.

“Approved Exceptions” means, with respect to an Asset, any irregularity in the documentation, underwriting or origination for such Asset, such irregularity (i) does not make the related Contracts unenforceable and is not reasonably expected to impair the practical realization of benefits intended to be created by such Contracts (determined without giving effect to any indemnification from the related Originator), (ii) has been taken into account by the Obligors in determining the Carrying Value of such Asset in accordance with its usual and customary business practices, and (iii) has been disclosed to the Credit Agent, it being understood and agreed that disclosure may be in the form of discussion between the Obligors and the Credit Agent in the context of the Credit Agent’s

Schedule 1.01-2	Credit Agreement

determination of whether to include such Asset (individually or with a group of Assets) in a Collateral Addition Designation Notice and, if applicable, establishment of a related Specified Percentage (as defined in Schedule 2.04), provided that the Obligors’ description of such irregularity is sufficiently clear and detailed to enable the Lender to reasonably evaluate the risks with respect to such Asset.

“Approved Fund” means any Person (other than a natural Person) that (a) is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business; and (b) is administered or managed by a Lender, an Affiliate of a Lender or a Person or an Affiliate of a Person that administers or manages a Lender.

“Asset” means (i) a Mortgage Loan, (ii) a Financial Asset Backed Security, (iii) an Eligible Warehouse Loan or a increase in the Collateral Value thereof, (iv) a Flume No. 8 Note or an increase in the Carrying Value thereof due to Flume No. 8 SPE’s acquisition of Supporting Assets, (v) the GSAP Class A-1 Preference Shares and the GSAP Class A-2 Preference Shares, (vi) an Equity Interest in a Financing SPV or an increase in the Carrying Value thereof due to its acquisition of Supporting Assets, (vii) a GX II Note or an increase in the Carrying Value thereof due to GX II SPE’s acquisition of Supporting Assets, (viii) RFC’s equity interest in Equity Investment I or an increase in the Carrying Value thereof due to its acquisition of Supporting Assets, or (ix) any other asset identified as an Asset in a Collateral Addition Designation Notice.

“Assignee” has the meaning set forth in Section 9.01.

“Assignment and Acceptance” means an assignment and acceptance agreement entered into by a Lender, an Eligible Assignee and the Agent, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Exhibit 9.01.

“Available Amount” means, on any Business Day, an amount equal to the lesser of (a) the Derivative Adjusted Available Amount and (b) the then current Borrowing Base.

“Bilateral Facility” means the facilities listed in Schedule 7.01(t) of the November Loan Agreement, as such Schedule may be amended, supplemented or otherwise modified from time to time with the consent of the Credit Agent in its sole and absolute discretion.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning set forth in the preamble.

“Borrower Funding Request” means the request to fund a Loan on any Funding Date, substantially in the form of Exhibit 2.03(a), delivered in accordance with Section 2.03(a).

“Borrowing Base” means, as of any date of determination, an amount equal to the lesser of (a) the Derivative Adjusted Available Amount and (b) the sum of (i) the aggregate Collateral Value of all Qualifying Collateral as of the close of business on the immediately preceding Business Day as determined in accordance with Section 2.04, plus (ii) the amount of funds on deposit in the Collection Accounts (but not the European SPV Accounts or the European Hedging Account) on such date, minus (iii) (for any

Schedule 1.01-3	Credit Agreement

determination after the initial determination of the Borrowing Base) any Reserves applicable on such date, minus (iv) the GMAC Derivative Support Requirement in effect on such date, and minus (v) the November Loan Agreement Outstandings.

“Borrowing Base Deficiency” has the meaning set forth in Section 2.08(b).

“Borrowing Base Report” means a report, substantially in the form of Exhibit 2.03(b), specifying the applicable Funding Date and containing a certification of the Borrowing Base as of such Funding Date.

“Borrowing Base Shortfall Day” has the meaning set forth in Section 2.08(b).

“Breakage Costs” means those amounts payable by the Borrowers to the Lenders in the event of (a) the payment of any principal of any Loan bearing interest at the LIBOR Rate other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default); (b) the failure to borrow, continue or prepay any such Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked hereunder and is in fact revoked); or (c) any circumstance described in Section 2.07. In any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event, such compensation to include an amount determined by each such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow or continue, for the period that would have been the Interest Period for such Loan (not taking into effect any Applicable Margin applicable thereto)), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which the applicable Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the LIBOR market (not taking into effect any Applicable Margin applicable thereto); provided that each Lender agrees to take commercially reasonable steps to avoid the need for, or reduce the amount of, such compensation, in a manner that will not, in the good faith opinion of applicable Lender, be disadvantageous to such Lender.

“Business Day” means any day other than (a) a Saturday or Sunday; or (b) a day on which banking institutions in the State of New York are required or authorized by law to be closed.

“Capital Lease” means, with respect to any Subsidiary, any lease of (or other agreement conveying the right to use) any real or personal property by such Subsidiary that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Subsidiary.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests, including, without limitation, limited and general partnership interests, in a person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

Schedule 1.01-4	Credit Agreement

“Carrying Value” means, with respect to any Asset or Supporting Asset at any time, the carrying value of such Asset or Supporting Asset then shown in ResCap’s accounting records provided that (i) such carrying value is determined by ResCap in accordance with its standard valuation practices then in effect for its assets as a whole and (ii) such valuation practices shall be consistent with the methodology used in the preparation of ResCap’s GAAP financial statements.

“Cash Equivalents” means (i) securities with weighted average maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (ii) certificates of deposit and eurodollar time deposits with weighted average maturities of 90 days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of $500,000,000 and a rating of at least A+ and A1 from S&P and Moody’s, respectively, (iii) repurchase obligations of any commercial bank satisfying the requirements of clause (ii) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (iv) securities with weighted average maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (v) securities with weighted average maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (ii) of this definition or, (vi) shares of 2-a7 money market mutual funds rated AAA by Moody’s and S&P that have a weighted average maturity of 90 days or less or similar funds which invest exclusively in assets satisfying the requirements of clauses (i) through (v) of this definition.

“Change of Control” means the occurrence of any of the following events: (i) any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act), other than the Investors, the United States Department of the Treasury, the GM Trusts, or any purchaser of the beneficial interest of General Motors in the GM Trusts, shall acquire ownership, directly or indirectly, beneficially or of record, in the aggregate, Capital Stock representing a majority of the Voting Stock of ResCap; or (ii) at any time, ResCap shall fail to own, directly or indirectly, 100% of the aggregate issued and outstanding Capital Stock of the Obligors.

“Citibank MSR Disposition Event” means the sale or assignment by any Obligors of all or substantially all of the collateral pledged under the Citibank MSR Facility in connection with or following the termination of the Citibank MSR Facility.

“Citibank MSR Facility” means that certain Loan and Security Agreement dated as of September 10, 2007 between GMAC Mortgage, as borrower and Citibank, N.A., as lender, as such may be amended, restated or otherwise modified from time to time.

“Closing Date” means the date on which all of the conditions set out in Section 5.01 are satisfied.

Schedule 1.01-5	Credit Agreement

“Collateral” means all property and rights of the Obligors in which a security interest is granted under the Security Documents.

“Collateral Addition Date” means, with respect to any Approved Additional Collateral of a category or type which is not part of the Initial Collateral, the date specified in the applicable Collateral Addition Designation Notice as the date such Approved Additional Collateral may constitute Qualifying Collateral hereunder.

“Collateral Addition Designation Notice” means a notice in writing (which may be electronic) delivered by the Credit Agent at a Borrower’s request with respect to any category or sub-category of Approved Additional Collateral, which notice shall approve or designate a Collateral Addition Date for such Approved Additional Collateral as well as any applicable advance rates, additional eligibility requirements, opinion requirements, or other restrictions, terms or conditions as the Credit Agent may specify in its discretion; it being understood that this Agreement and the other Facility Documents may refer to a category of Collateral prior to the Collateral Addition Date therefor, but that such references will not be given effect until such Collateral Addition Date.

“Collateral Disposition” means any Transfer, provided that if any such transaction constitutes part of a series of related transactions, all of the transactions in such series shall constitute a single Transfer. Collateral Disposition shall not include (i) the write-off or forgiveness of investments in the ordinary course of business or (ii) the collection of regularly scheduled payments of principal or interest on any Asset.

“Collateral Disposition Proceeds” means, with respect to an Asset, the net proceeds received by an Obligor from the Collateral Disposition of such Asset.

“Collateral Holders” means (i) the Omnibus Agent, (ii) the LOC Agent, as secured party under the November Security Agreement, (iii) GMAC LLC as secured party under the MSR Loan Agreement, (iv) GMAC LLC as secured party under the Fourth Security Agreement, (v) GMAC IM as secured party under the Derivatives Documents.

“Collateral Opinion” means, with respect to any Collateral which is not part of the Initial Collateral, an opinion or opinions of counsel to the Borrowers with respect to (i) the perfection and priority in all applicable foreign or domestic jurisdictions of the security interest (or foreign jurisdiction equivalent) of GMAC LLC in such Collateral under the Fourth Security Agreement acceptable to the Credit Agent in its sole and absolute discretion, (ii) the organization and qualification of the affected Obligors, (iii) the authorization, execution, delivery and enforceability of this Agreement, the Omnibus Security Agreement, the Fourth Security Agreement (each as amended) and other agreements related to such Collateral as the Credit Agent shall request and (iv) such other matters as the Credit Agent shall reasonably request.

“Collateral Release Certificate” means a certificate, in such form as the Credit Agent and the Borrowers shall agree from time to time and notified to the Credit Agent, executed by an Obligor and delivered to the Credit Agent pursuant to Section 12.11(b).

“Collateral Value” means the value of the Qualifying Collateral (or a portion thereof) calculated in accordance with Schedule 2.04.

Schedule 1.01-6	Credit Agreement

“Collateral Value Certificate” means a Collateral Value Certificate, substantially in the form of Exhibit 2.04(b), delivered by the Borrowers to the Credit Agent in accordance with Sections 2.04(a)-(b), which may be attached to a Collateral Value Report.

“Collateral Value Report” means a Collateral Value Report, substantially in the form of Exhibit 2.04(a), with additional information on Equity Investment I, US Mortgage Loans and REO Property, substantially in the format provided pursuant to the Senior Debt Facility Documents, as the Credit Agent may reasonably request from time to time, delivered by the Borrowers to the Credit Agent in accordance with Sections 2.04(a)-(b).

“Collections” means all payments or proceeds with respect to the Collateral received by the Borrowers or the Guarantors, including the proceeds of Collateral Dispositions.

“Collection Account Control Agreement” means an account control agreement covering one or more Collection Accounts, which agreement shall be in form and substance satisfactory to the Credit Agent in its sole discretion.

“Collection Accounts” means each segregated trust account established in the name of an Obligor and subject to a Collection Account Control Agreement or otherwise subject to the control of the Omnibus Agent in a manner satisfactory to the Credit Agent.

“Commitment” means the commitment of each Lender, subject to the terms and conditions hereof, to make Loans to the Borrowers pursuant to Article II.

“Commitment Termination Date” means the earlier of (a) the Loan Repayment Date; and (b) the date on which the Commitments are terminated in full or the Aggregate Commitment Amount is reduced to zero pursuant to the terms of this Agreement (including pursuant to Section 2.10 or Section 8.02).

“Compliance Certificate” means a certificate substantially in the form of Exhibit 7.01 hereto or such other form as acceptable to the Credit Agent.

“Conforming Loan” means a Mortgage Loan which conforms to the Guidelines as such guidelines have been modified by Freddie Mac, Fannie Mae, any FHLB, and Ginnie Mae with respect to a Mortgage Loan originated or purchased by a GMAC Originator.

“Consolidated Liquidity” means the cash and cash equivalents of ResCap, determined on a consolidated basis, but excluding cash and cash equivalents of GMAC Bank to the extent included in the consolidated balance sheet of ResCap.

“Consolidated Liquidity Threshold” means $800,000,000.

“Consolidated Net Income” for any period means the net income (or loss) of ResCap and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(a) the net income (or loss) of any Person that is not a Subsidiary, except to the extent that cash in an amount equal to any such income has actually been received by ResCap or, subject to clause (c) below, any Subsidiary during such period;

Schedule 1.01-7	Credit Agreement

(b) except to the extent includible in the consolidated net income of ResCap pursuant to the foregoing clause (a), the net income (or loss) of any Person that accrued prior to the date that (i) such Person becomes a Subsidiary or is merged into or consolidated with ResCap or any Subsidiary or (ii) the assets of such Person are acquired by ResCap or any Subsidiary;

(c) the net income of any Subsidiary during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary on that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary during such period, except that ResCap’s equity in a net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income;

(d) in the case of a successor to ResCap by consolidation, merger or transfer of its assets, any income (or loss) of the successor prior to such merger, consolidation or transfer of assets; and

(e) without duplication of amounts otherwise deducted in determining Consolidated Net Income, the amount of Permitted Tax Distributions for such period.

“Consolidated Net Worth” means, at any date, the amount which would appear in accordance with GAAP on a consolidated balance sheet of ResCap and its Subsidiaries opposite the heading “equity” (or any similar item), but not including the equity of GMAC Bank to the extent included in such consolidated balance sheet equity.

“Consolidated Tangible Net Worth” means, at any date, the result of (a) Consolidated Net Worth, minus (b) the net book value of all assets on the consolidated balance sheet of ResCap used to calculate Consolidated Net Worth that would be treated as intangible assets under GAAP (including goodwill, trademarks, trade names, service marks, service names, copyrights, patents, organizational expenses and the excess of any equity in any subsidiary over the cost of the investment in such subsidiary, but not including mortgage servicing rights or any retained interest in securitized receivables), all as determined on a consolidated basis in accordance with GAAP.

“Contract” means, with respect to any Asset, the loan agreement, indenture or other agreement pursuant to which such Asset has been issued or created, and each other agreement that governs the terms of, or secures the obligations represented by such Asset.

“Contribution Agreements” has the meaning set forth in the Fourth Security Agreement.

Schedule 1.01-8	Credit Agreement

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control that, together with a Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Internal Revenue Code or Section 4001 of ERISA.

“Credit Agent” means, initially, GMAC LLC and thereafter any successor Credit Agent appointed pursuant to Section 12.09.

“Credit and Collection Policies” means, with respect to an Asset, the credit and collection policies, including loan modification policies, of the related Obligor applicable to origination and servicing of assets of that type, as the same may be amended from time to time in accordance with its usual and customary practices.

“Credit Party” has the meaning set forth in Section 3.02(a).

“Credit Risk Asset” means, if such Asset is a Financial Asset-Backed Security that was originally rated by any nationally recognized rating agency, the rating on such security shall have been reduced by more than two notches by such rating agency.

“Custody Agreement” means a custody agreement entered into among one or more Obligors, as pledgors/debtors and either Ally Bank or Wells Fargo Bank National, as custodian, for the benefit of the Persons secured by the Security Documents.

“Cut-Off Date” means, with respect to a Monthly Report, the last day of the calendar month immediately prior to the month in which such Monthly Report is required to be delivered.

“Default” means an Event of Default or an Unmatured Event of Default.

“Default Rate” means, with respect to any Loan for any Interest Period, and any late payment of fees or other amounts due hereunder, the LIBOR Rate for the related Interest Period (or for all successive Interest Periods during which such fees or other amounts were delinquent), plus the Applicable Margin, plus 2% per annum.

“Defaulted Asset” means any Asset arising under a Contract for which either (a) the related Obligor has determined in accordance with its customary practices that such Asset is uncollectible or (b) if such Asset is a Financial Asset-Backed Security that was originally rated by any nationally recognized rating agency, such Asset is rated “C” or less by Moody’s Investors Service or “CC” or less by Standard & Poor’s.

“Derivative Adjusted Available Amount” means, on any Business Day, an amount equal to (a) the then current Aggregate Commitment Amount minus (b) the excess, if any, of (i) the GMAC Derivative Support Requirement, over (ii) the then current “Aggregate Commitment Amount” as defined in the November Loan Agreement.

“Derivative Agreement” means (a) each agreement identified on Schedule X to the Omnibus Security Agreement and (b) each additional agreement between GMAC IM and any ResCap Counterparty that governs one or more Derivative Transactions entered into by GMAC IM and such ResCap Counterparty, which agreement shall consist of (i) a “Master Agreement” in a form published by

Schedule 1.01-9	Credit Agreement

the International Swaps and Derivatives Association, Inc., together with a “Schedule” thereto, each “Confirmation” thereunder confirming the specific terms of each such Derivative Transaction and each “Credit Support Annex” related to such Derivative Transaction or (ii) a “Master Securities Forward Transaction Agreement,” together with any applicable “Annexes” thereto and each “Confirmation” thereunder confirming the specific terms of such Derivative Transaction.

“Derivative Documents” shall mean (i) the Derivative Agreements; (ii) the Master Netting Agreement and (iii) the Omnibus Security Agreement.

“Derivative Transaction” means each interest rate swap, interest rate cap, currency swap, securities forward, “TBA” or other similar transaction between GMAC IM and one or more ResCap Counterparties that is entered into pursuant to and governed by a Derivative Agreement.

“Disqualified Equity Interests” means any class of Equity Interests of ResCap or any of its Subsidiaries that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by ResCap or such Subsidiary, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the Loan Repayment Date.

“Dollars” or “$” means dollars in lawful money of the United States of America.

“Eligibility Requirements” are defined in Exhibit A.

“Eligible Asset” means an Asset which satisfies the following criteria:

(a) such Asset (i) is an Incremental Advance, (ii) is an increase in the aggregate outstanding principal balance of a European Note in accordance with the terms of the applicable European Security Documents with the consent of the Credit Agent in its sole discretion in an effective Collateral Addition Designation Notice, (iii) RFC’s equity interest in Equity Investment I and, with the consent of the Credit Agent in its sole discretion in an effective Collateral Addition Designation Notice, an increase in the Carrying Value of such equity interest due to its acquisition of Supporting Assets, (iv) is a US Mortgage Loan listed on a Mortgage Schedule in accordance with Section 7.01(w) and designated as an Eligible Asset in a Collateral Addition Designation Notice, or (v) is otherwise specified as an Eligible Asset with the consent of the Credit Agent in its sole discretion in an effective Collateral Addition Designation Notice;

(b) such Asset is owned by a Borrower or a Guarantor; and

(c) such Asset satisfies the Eligibility Requirements.

Schedule 1.01-10	Credit Agreement

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; or (d) any other Person; provided that the Borrowers have consented to such other Person (which consent shall not be unreasonably withheld, delayed or conditioned and shall not be required if an Event of Default has occurred and is continuing).

“Eligible UK Assets” means, as of any date with respect to Supporting Assets for the Collateral consisting of the Flume No. 8 Note and the residential Mortgage Loans denominated in Pounds Sterling and originated or acquired by Subsidiaries of the Borrowers in the ordinary course of business, provided in each case that such loans satisfy any eligibility requirements set forth in the Flume No. 8 Loan Sale and Purchase Agreement.

“Eligible Warehouse Agreement” means the First Savings Warehouse Agreement and the Provident Warehouse Agreement, provided that such agreement satisfies the requirements for “Contracts” set forth in Part B of the Eligibility Requirements.

“Eligible Warehouse Loans” mean loans or other extensions of credit made by a Guarantor pursuant to an Eligible Warehouse Agreement to the borrower or counterparty under such agreement, provided that such loan satisfies the Eligibility Requirements; and provided further that, for the avoidance of doubt, the Eligibility Requirements shall not apply to any mortgage loans or other loans which secure an Eligible Warehouse Loan or are the subject of purchase pursuant to an Eligible Warehouse Agreement).

“Equity Interests” of any Person means (a) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person; and (b) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.

“Equity Investment I” means Equity Investment I, LLC, a Delaware limited liability company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections thereto.

“European Hedging Account” means one or more segregated trust accounts established in the name of the Borrowers in the United Kingdom into which solely proceeds of the European Notes are deposited and which are at all times subject to an account control arrangement acceptable to the Credit Agent in its sole discretion.

“European Note” means a Flume No. 8 Note and/or GX II Note (as applicable).

“European Security Documents” means the Flume No. 8 Security Documents or the GX II Security Documents (as applicable).

Schedule 1.01-11	Credit Agreement

“European SPV Accounts” means each account held in the name of the Flume No. 8 SPV or the GX II SPE pursuant to the terms of the Flume No. 8 Security Documents or the GX II Security Documents (as applicable).

“Event of Bankruptcy” shall be deemed to have occurred with respect to a Person if either:

(a) such Person files a voluntary petition in bankruptcy, seeks relief under any provision of any Insolvency Law or consents to the filing of any petition against it under any such law;

(b) a proceeding shall have been instituted by any Affiliate of such Person in a court having jurisdiction in the premises seeking a decree or order for relief in respect of such Person in an involuntary case under any applicable Insolvency Law, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person, or for any substantial part of its property, or for the winding-up or liquidation of its affairs;

(c) a proceeding shall have been commenced, without the application or consent of such Person, in a court having jurisdiction in the premises seeking a decree or order for relief in respect of such Person in an involuntary case under any applicable Insolvency Law, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person, or for any substantial part of its Property, or for the winding-up or liquidation of its affairs and such Person shall have failed to obtain a relief (including, without limitation, a dismissal) or a stay of such involuntary proceeding within thirty (30) days;

(d) the admission in writing by such Person of its inability to pay its debts as they become due;

(e) such Person consents to the appointment of or taking possession by a custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official, of all or any part of its Property, or any custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official takes possession of all or any part of the Property of such Person;

(f) such Person makes an assignment for the benefit of any of its creditors; or

(g) such Person generally fails to pay its debts as they become due.

“Event of Default” has the meaning set forth in Section 8.01.

“Excluded Subsidiary” means (a) GMAC Bank; (b) a Foreign Subsidiary; (c) any Subsidiary that is effectively restricted from offering a Guarantee hereunder by law or regulation; (d) any Financing SPV; or (e) any Subsidiary that is effectively restricted from offering a Guarantee hereunder by its charter, so long as such Subsidiary referred to in this clause (e) is required to make dividends of

Schedule 1.01-12	Credit Agreement

all cash legally available therefor that is not required to pay current obligations of such Subsidiary; provided that (i) no Subsidiary under clause (a), (b), (c) or (e) above shall be deemed an Excluded Subsidiary if it guarantees any Indebtedness of ResCap or any unsecured Indebtedness of any Guarantor for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments and (ii) except as with respect to GMAC Bank, no Subsidiary the Equity Interests of which are directly owned by ResCap shall be an Excluded Subsidiary.

“Exemption Certificate” has the meaning set forth in Section 3.02(f).

“Existing European Hedging Account” means the account held with Citibank N.A. in the United Kingdom in the name of ResCap, sort code 18-50-08, account number 11215183.

“Facility” means the loan facility provided to the Borrowers by the Lenders pursuant to this Agreement.

“Facility Documents” means this Agreement, the Notes, the Security Documents, the Contribution Agreements and all notices, certificates, financing statements, agreements and other documents to be executed and delivered by the Borrowers or the Guarantors pursuant to the foregoing or otherwise in connection with this Agreement or the extension of financing by the Lenders contemplated hereunder.

“Fannie Mae” means Fannie Mae, formerly known as The Federal National Mortgage Association, or any successor thereto.

“FHA” shall mean The Federal Housing Administration, an agency within the United States Department of Housing and Urban Development, or any successor thereto and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the applicable FHA regulations.

“FHA Approved Mortgagee” shall mean an institution which is approved by the FHA to act as mortgagee and servicer of record, pursuant to applicable FHA regulations.

“FHA Insurance Contract” shall mean the contractual obligation of FHA respecting the insurance of an FHA mortgage loan pursuant to the National Housing Act, as amended.

“FHLB” means any Federal Home Loan Bank, or any successor thereto.

“Financial Asset-Backed Security” means a collateralized mortgage obligation, a collateralized bond obligation, a collateralized loan obligation or any other security the payments on which depend primarily on the cash flow from a specified pool of financial assets.

“Financing Assets” means whole loan mortgages, Residual Rights, securities (including Equity Interests or Indebtedness of Subsidiaries that are Financing SPVs but excluding Equity Interests of other Subsidiaries) and other financial assets or any related assets, rights or property or the proceeds therefrom.

Schedule 1.01-13	Credit Agreement

“Financing SPV” means a special purpose vehicle (other than the GSAP Issuer or the European SPEs) formed for financing purposes by ResCap or any Subsidiary in accordance with past practice of ResCap (or any reasonable extension or modification of such past practice, including for purposes of financing other types of financial assets) that does not guarantee any Indebtedness of ResCap or any Subsidiary other than Indebtedness of another Financing SPV and substantially all of the assets of which consist of Financing Assets.

“First Savings Credit Agreement” means the Sixth Amended and Restated Warehousing Credit and Security Agreement dated as of April 1, 2005 between RFC and First Savings Mortgage Corporation, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“First Savings Mortgage Loan” means any mortgage or other loan subject to the First Savings Repurchase Agreement.

“First Savings Repurchase Agreement” means the master repurchase agreement entered into between RFC and First Savings Mortgage Corporation in May or June 2009, which agreement (i) provides for repurchase financing of Supporting Assets previously pledged as collateral for the First Savings Credit Agreement and (ii) is more fully described in the related Collateral Addition Designation Notice, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“First Savings Warehouse Agreement” means, collectively, the First Savings Credit Agreement and the First Savings Repurchase Agreement.

“Flume No. 8 Administration Agreement” has the meaning ascribed to it in the Fourth Security Agreement.

“Flume No. 8 Bank Agreement” has the meaning ascribed to it in the Fourth Security Agreement.

“Flume No. 8 Deed of Assignment” has the meaning ascribed to it in the Fourth Security Agreement.

“Flume No. 8 Deed of Charge and Assignment has the meaning ascribed to it in the Fourth Security Agreement.”

“Flume No. 8 Facility Documents” has the meaning ascribed to it in the Fourth Security Agreement.

“Flume No. 8 GIC Agreement” has the meaning ascribed to it in the Fourth Security Agreement.

“Flume No. 8 Loan Sale and Purchase Agreement” has the meaning ascribed to it in the Fourth Security Agreement.

“Flume No. 8 Note” has the meaning ascribed to it in the Fourth Security Agreement.

Schedule 1.01-14	Credit Agreement

“Flume No. 8 Note Issuance Facility Deed” has the meaning ascribed to it in the Fourth Security Agreement.

“Flume No. 8 Security Documents” has the meaning ascribed to it in the Fourth Security Agreement.

“Flume No. 8 Security Trustee” has the meaning ascribed to it in the Fourth Security Agreement.

“Flume No. 8 Seller” has the meaning ascribed to it in the Fourth Security Agreement.

“Flume No. 8 SPE” has the meaning ascribed to it in the Fourth Security Agreement.

“Foreign Subsidiary” means (a) a Subsidiary that is not organized within one of the 50 states of the United States of America or any jurisdiction that hereafter becomes a state; and (b) any Subsidiary of a Subsidiary referred to in clause (a) above.

“Fourth Security Agreement” means the Pledge and Security Agreement and Irrevocable Proxy, dated as of June 1, 2009, among the Borrowers and certain of their Affiliates, as Grantors, and GMAC LLC, as secured party, as the same may be amended, supplemented, amended and restated or otherwise modified from time to time.

“Freddie Mac” means Freddie Mac, formerly known as The Federal Home Loan Mortgage Corporation, or any successor thereto.

“Funding Date” shall mean the date of any Loan advance requested hereunder as provided in Section 2.03 hereof; provided that a Funding Date must be a Business Day.

“GAAP” means, United States generally accepted accounting principles as in effect from time to time and as applied by ResCap in the preparation of its financial statements.

“Ginnie Mae” means Ginnie Mae, formerly known as The Government National Mortgage Association, or any successor thereto.

“GM Trusts” means one or more trusts initially naming General Motors as beneficiary thereof that were or will be established to hold Capital Stock in GMAC held directly or indirectly by General Motors as of May 20, 2009.

“GMAC” means GMAC LLC, a Delaware limited liability company, in its individual capacity.

“GMAC Bank” means, collectively, (i) IB Finance Holding Company, (ii) Ally Bank, formerly known as GMAC Bank and (iii) any successor thereto.

“GMAC Derivative Support Requirement” means, with respect to any Business Day, the aggregate sum of the amount of cash collateral that GMAC IM is required to have on deposit as collateral with each ResCap Counterparty pursuant to the terms of the Derivative Agreements, calculated without deduction for netting under the Master Netting Agreement, as such sum is set forth in the

Schedule 1.01-15	Credit Agreement

most recent Periodic Netting Statement (as defined in the Master Netting Agreement) delivered by GMAC IM pursuant to the Master Netting Agreement; provided that if a Periodic Netting Statement has not been delivered by GMAC IM for two (2) consecutive Business Days, then, until the delivery of a Periodic Netting Statement, the GMAC Derivative Support Requirement shall be the sum of the amounts of cash collateral that GMAC IM has on deposit as collateral with each ResCap Counterparty pursuant to the terms of the Derivative Agreements on such Business Day, plus any additional amounts that GMAC IM is required to deposit pursuant to the terms of the Derivative Agreements on the next Business Day, minus any amounts currently on deposit as collateral with any ResCap Counterparty that is required to be returned to GMAC IM pursuant to the terms of the applicable Derivative Agreement on the next Business Day (as set forth in any notices delivered pursuant to the terms of the applicable Derivative Agreement); provided, further, that if, on any Business Day, (i) GMAC IM shall have failed to deliver any amount of cash collateral when required to do so under any Derivative Agreement (as modified, if applicable, by the Master Netting Agreement), (ii) such failure shall have continued for more than three consecutive Business Days, and (iii) the amount of cash collateral that GMAC IM has on deposit with the ResCap Counterparties is less than the amount GMAC IM is required to have on deposit on such Business Day pursuant to the Derivative Agreements, then such difference shall be excluded for purposes of determining the “GMAC Derivative Support Requirement”; and provided further, for the avoidance of doubt, that GMAC’s retention of any amount during any dispute resolution process specified in the Derivative Documents shall not constitute a failure to deliver cash collateral for purposes of this definition. In no case shall the GMAC Derivative Support Requirement be less than zero.

“GMAC IM” means GMAC Investment Management LLC, a Delaware limited liability company and its successors and assigns.

“GMAC Mortgage” has the meaning set forth in the preamble.

“GMAC Originator” means RFC, GMAC Mortgage or any other Subsidiary of ResCap that originates or purchases Mortgage Loans in the ordinary course of business.

“GMAC Parties” means GMAC LLC (and its successors) and its Affiliates (other than ResCap and ResCap’s Subsidiaries and GMAC Bank).

“GMAC MSR Facility” means the Loan and Security Agreement dated as of April 18, 2008 among RFC and GMAC Mortgage, as borrowers, ResCap, as guarantor, and GMAC, as Lender, as amended, restated or otherwise modified from time to time, together with all facility documents and other related documents entered into in connection therewith from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any municipality and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. Without limiting the generality of the foregoing, with respect to the United States, a “Governmental Authority” shall include any United States federal, state, county, municipal or other local governmental, judicial or regulatory authority, agency, arbitration board, body, commission, instrumentality, court or quasi-governmental authority or tribunal.

Schedule 1.01-16	Credit Agreement

“Grantor” has the meaning ascribed to it in the Omnibus Security Agreement or the Fourth Security Agreement, as applicable.

“Group A Loans” means US Mortgage Loans designated as Group A Loans in a Mortgage Schedule by the Originators; provided that, once a US Mortgage Loan has been so designated in one Mortgage Schedule it may not be designated as a Group B Loan in a subsequent Mortgage Schedule without the prior written consent of the Credit Agent.

“Group B Loans” means US Mortgage Loans designated as Group B Loans in a Mortgage Schedule by the Originators; provided that, once a US Mortgage Loan has been so designated in one Mortgage Schedule, it may not be designated as a Group A Loan in a subsequent Mortgage Schedule without the prior written consent of the Credit Agent.

“GSAP Allocation Agreement” means the Allocation Agreement dated as of March 6, 2008 by and between PATI and RAHI by which the GSAP Class A-1 Preference Shares and the GSAP Class A-2 Preference Shares are allocated or distributed between PATI and RAHI.

“GSAP Class A-1 Preference Shares” means the 100 Class A-1 Preference Shares issued by the GSAP Issuer pursuant to the GSAP Second Amended and Restated Indenture and owned by RAHI A, LLC.

“GSAP Class A-2 Preference Shares” means the 100 Class A-2 Preference Shares issued by the GSAP Issuer and owned by PATI pursuant to the GSAP Second Amended and Restated Indenture and owned by PATI A, LLC.

“GSAP/GMAC Note” means a GSAP VFN Note issued by the GSAP Issuer to GMAC, which note (i) may be a Series 2004-VF1 Variable Funding Note (as defined in the GSAP Indenture Transaction Documents) or part of another series of notes under the GSAP Second Amended and Restated Indenture, (ii) is pari passu in rank of payment with the Series 2004-VFN Variable Funding Notes issued under the GSAP VFN Purchase Agreement, (iii) has terms reasonably satisfactory to the Guarantors and GMAC, and (iv) is issued pursuant to a purchase agreement and other documentation reasonably satisfactory to the Guarantors and GMAC.

“GSAP GMACM Receivables Pooling Agreement” means the Receivables Pooling Agreement dated as of June 30, 2004, as amended by the Amendment No.1 to Receivables Pooling Agreement dated as of March 6, 2008, by and among GMACR Mortgage Products, Inc. as Seller and Transferor and the GSAP Issuer as Purchaser and Issuer, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“GSAP GMACM Sale Agreement” means the Receivables Sale Agreement dated as of June 30, 2004, as amended by the Amendment No.1 to Receivables Sale Agreement dated as of March 6, 2008, by and among GMAC Mortgage Corporation as Seller and Originator and GMACR Mortgage Products, Inc. as Purchaser and Transferor, as the same may be amended, supplemented, restated or otherwise modified from time to time.

Schedule 1.01-17	Credit Agreement

“GSAP Indenture Supplement” means the Third Amended and Restated Series 2004-VF1 GSAP Indenture Supplement dated as of March 6, 2008 by and among the GSAP Issuer as Issuer, The Bank of New York in its capacity as Indenture Trustee and as Calculation Lender Agent and Paying Lender Agent, GMAC Mortgage, LLC as an administrator and as servicer, Residential Funding Company, LLC as an administrator and as servicer and Barclays Bank PLC as Administrative Lender Agent.

“GSAP Indenture Transaction Documents” means the GSAP Second and Amended and Restated Indenture, the GSAP Indenture Supplement, the GSAP RFC Receivables Pooling Agreement, the GSAP RFC Sale Agreement, the GSAP GMACM Receivables Pooling Agreement, the GSAP GMACM Sale Agreement, the GSAP VFN Purchase Agreement and the GSAP Allocation Agreement, each as amended, restated, supplemented or otherwise modified from time to time, all GSAP VFN Notes and any note purchase agreement or placement agreement with respect to such notes, and each of the other documents, instruments and agreements entered into in connection with any of the foregoing or the transactions contemplated thereby.

“GSAP Issuer” means GMAC Mortgage Servicer Advance Funding Company, Ltd.

“GSAP Modification Conditions” means the occurrence of either of the following events, in each case in a manner, and subject to such terms, conditions and documentation, as the Credit Agent shall reasonably agree:

(a) the Obligors shall have caused (i) the GSAP Issuer to issue a GSAP/GMAC Note to GMAC in a principal amount satisfactory to the Credit Agent (taking into account the assets held by the GSAP Issuer), (ii) the Commitment of GMAC to be reduced by the same amount, and (iii) the Collateral Value of the GSAP Class A-1 Preference Shares and the GSAP Class A-2 Preference Shares to be reduced to zero; or

(b) Receivables, as defined in the GSAP Second Amended and Restated Indenture, having a value satisfactory to the Credit Agent (taking into account the requirements of the GSAP Indenture Transaction Documents) and terms reasonably satisfactory to the Credit Agent, shall have been released from the lien of such Indenture and subjected to the lien of the Security Documents in a manner satisfactory to the Lender Agent.

“GSAP PATI SPV” means PATI A, LLC, a Delaware limited liability company.

“GSAP Preferred Share SPV” means, collectively, the GSAP RAHI SPV and the GSAP PATI SPV.

“GSAP RAHI SPV” means RAHI A, LLC, a Delaware limited liability company.

“GSAP RFC Receivables Pooling Agreement” means the Receivables Pooling Agreement dated as of March 6, 2008 by and among RFC-GSAP Servicer Advance, LLC as Seller and Transferor and the GSAP Issuer as Purchaser and Issuer, as the same may be amended, supplemented, restated or otherwise modified from time to time.

Schedule 1.01-18	Credit Agreement

“GSAP RFC Sale Agreement” means the Sale Agreement dated as of March 6, 2008 by and among Residential Funding Company, LLC as Seller and Originator and RFC-GSAP Servicer Advance, LLC as Purchaser and Transferor, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“GSAP Second and Amended and Restated Indenture” means the Second Amended and Restated Indenture dated as of March 8, 2006 by and among the GSAP Issuer as Issuer, The Bank of New York in its capacity as Indenture Trustee and as Calculation Lender Agent and Paying Lender Agent, GMAC Mortgage, LLC as an administrator and as servicer and Residential Funding Company, LLC as an administrator and as servicer, as the same may be amended, supplemented, restated or otherwise modified from time to time (including pursuant to the GSAP Indenture Supplement).

“GSAP VFN Notes” means each note issued under the GSAP Second Amended and Restated Indenture, and includes each note delivered in substitution or replacement thereof.

“GSAP VFN Purchase Agreement” means the VFN Purchase Agreement dated as of June 30, 2004 by and among GMACR Mortgage Products, Inc. as Seller, GMAC Mortgage Corporation as Originator, Sheffield Receivables Corporation as Conduit Purchaser and Barclays Bank PLC as Administrative Lender Agent, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“GX Security Documents” means the Dutch Security Documents, as defined in the Senior Loan Facility.

“Guarantee” means the guarantee set forth in Article XI.

“Guarantor” means (a) ResCap, (b) RFC and (c) GMAC Mortgage.

“Guidelines” means the Freddie Mac Guides, Fannie Mae Guides, FHLB Guides or Ginnie Mae Guides, as such guides have been amended from time to time with respect to each Seller.

“GX II Note” has the meaning ascribed to it in the Fourth Security Agreement.

“GX II SPE” has the meaning ascribed to it in the Fourth Security Agreement.

“GX II Security Documents” has the meaning ascribed to it in the Fourth Security Agreement.

“Hedge Documents” shall mean the Primary Hedge Documents, the Confirmations, and the Hedge Security Agreement, each as defined in the Senior Debt Loan Agreement.

“HELOC Loan” means an open-end, revolving, home equity line of credit.

“HLTV Loan” means any Mortgage Loan with a Loan-to-Value Ratio of 100% or more at the time of its origination.

Schedule 1.01-19	Credit Agreement

“HUD” shall mean the U.S. Department of Housing and Urban Development.

“Incremental Advance” means an Eligible Warehouse Loan made by an Obligor (i) under an Eligible Warehouse Agreement to provide funding to a construction loan facility or a construction project, to complete, or maintain the value of, the related construction project or (ii) under an Eligible Warehouse Agreement pursuant to which such Obligor has a legally binding commitment to make such Eligible Warehouse Loan.

“Indebtedness” means, with respect to any Person, without duplication: (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments; (b) all obligations of such Person as lessee under Capital Leases that have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP and all obligations of such Person as lessee under any so-called synthetic, off-balance sheet or tax retention lease; (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business); (d) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person; (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit and banker’s acceptances issued for the account of such Person; (f) all Disqualified Equity Interests of such Person; (g) obligations of such Person under a Bilateral Facility; (h) all Suretyship Liabilities of such Person in respect of obligations of others of the type described in clauses (a) through (g) above; and (i) all indebtedness of any partnership of which such Person is a general partner, to the extent of such liability; provided that Indebtedness shall not include (i) obligations arising from agreements of ResCap or a Subsidiary providing for indemnification, contribution, earnout, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Equity Interests of a Subsidiary otherwise permitted under this Agreement and not required to be reflected as a liability on a consolidated balance sheet of ResCap; or (ii) obligations arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence.

“Indemnified Amounts” has the meaning set forth in Section 10.01.

“Indemnified Party” has the meaning set forth in Section 10.01.

“Initial Borrower Funding Request” means the request to fund the Loan on the Initial Funding Date, substantially in the form of Exhibit 2.03(a), delivered in accordance with Section 2.03, that is current as of the end of the previous calendar month.

“Initial Collateral” means assets of the Borrowers and the Guarantors that are listed on, or of a type described on, Schedule IV to the Fourth Security Agreement and that existed on the closing date of the November Loan Agreement.

“Initial Collateral Value Report” means the Collateral Value Report, substantially in the form of Exhibit 2.04(a), delivered by the Borrowers in accordance with Section 2.04(a).

Schedule 1.01-20	Credit Agreement

“Initial Funding Date” means the Funding Date on which the first Loan is made pursuant to this Agreement, as specified in the Initial Borrower Funding Request.

“Initial Lender” has the meaning set forth in the preamble.

“Insolvency Law” means any bankruptcy, reorganization, moratorium, delinquency, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction in effect at any time during the term of this Agreement.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of a date on or before June 6, 2008, among the Senior Debt Collateral Agent, as First Priority Collateral Agent, Second Priority Collateral Agent, Third Priority Collateral Agent and Collateral Control Agent, GMAC LLC as lender agent, U.S. Bank National Association, as Trustee under the 2010 Indenture, U.S. Bank National Association, as Trustee under the 2015 Indenture and the borrowers and the guarantors signatories thereto.

“Interest Period” means (a) an initial period beginning on the Initial Funding Date and ending on the last day of the calendar month in which the Initial Funding Date occurs; and (b) subsequent consecutive periods thereafter, beginning on the first day of each subsequent calendar month and ending on the earlier of (i) the last day of the same calendar month in which such Interest Period began and (ii) the Loan Repayment Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment Company Act” means the Investment Company Act of 1940, as amended, together with the rules and regulations promulgated thereunder.

“Investments” of any Person means:

(a) all direct or indirect investments by such Person in any other Person in the form of loans, advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers, directors and employees) or other credit extensions constituting Indebtedness of such other Person, and any guarantee of Indebtedness of any other Person;

(b) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person (other than any such purchase that constitutes a Restricted Payment of the type described in clause (b) of the definition thereof); and

(c) all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP (including, if required by GAAP, purchases of assets outside the ordinary course of business).

Except as otherwise expressly specified in this definition, the amount of any Investment (other than an Investment made in cash) shall be the fair market value thereof on the date such Investment is made.

Schedule 1.01-21	Credit Agreement

“Investors” means, collectively, General Motors and the Sponsor.

“Lender” has the meaning set forth in the preamble.

“Lender Parties” means the Credit Agent, the Initial Lender, the other Lenders, the Collateral Holders and the other Indemnified Parties.

“LIBOR Rate” means, with respect to any Loan for any Interest Period, the rate appearing on Page 3750 of the Dow Jones “Markets” screen (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Credit Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity of one (1) month. In the event that such rate is not available at such time for any reason, then the “LIBOR Rate” with respect to such Interest Period shall be the rate at which dollar deposits of an amount comparable to the amount of the requested Loan and for a maturity of one (1) month are offered by the principal London office of JPMorgan Chase Bank in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC of any jurisdiction.

“Loan Repayment Date” means the earliest to occur of (a) June 30, 2009; (b) the date that the Loans are declared to be due and payable in accordance with Section 8.02(a); (c) the date of the occurrence of an Event of Default described in Section 8.01(d); or (d) the occurrence of a Citibank MSR Disposition Event; provided, however, that the Loan Repayment Date may be extended or accelerated by the mutual agreement of each Lender and the Borrowers.

“Loan-to-Value Ratio” means with respect to a Mortgage Loan, a fraction, expressed as a percentage, the numerator of which is the then current principal balance of such Mortgage Loan on such date, and the denominator of which is the appraised value of the related mortgaged property on such date.

“Loans” has the meaning set forth in Section 2.01(a).

“LOC Agent” means the “Lender Agent” under and as defined in the November Loan Agreement.

“Material Adverse Effect” means any event which has had or would reasonably be expected to have a material adverse effect on (i) the business, assets or financial condition of any Obligor or any such Obligor and its Subsidiaries taken as a whole since December 31, 2007, other than as disclosed in the Obligor’s financial statements as detailed in Section 6.01(o) or as disclosed by an

Schedule 1.01-22	Credit Agreement

Obligor in any other public filing with the Securities and Exchange Commission prior to the Closing Date, (ii) the validity or enforceability of any of the Facility Documents or the rights or remedies of the Lender Parties thereunder, or (iii) the value, validity, enforceability, saleability or collectibility of the Collateral or a material portion thereof, or the enforceability, perfection or priority of the Credit Agent’s security interest on behalf of the Lender Parties in the Collateral; provided, however, that a Material Adverse Effect shall not be determined to include effects arising out of, relating to or resulting from the occurrence of a ratings downgrade of GMAC LLC or any of its Affiliates (including ResCap) or any of their outstanding debt (it being understood that the events giving rise to such downgrade shall not be excepted from the definition of Material Adverse Effect).

“Master Netting Agreement” means the Guarantee and Master Netting Agreement dated as of March 18, 2009 among GMAC IM, GMAC LLC, the ResCap Counterparties, and the Borrowers, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Maximum Guaranty Amount” has the meaning set forth in Section 11.07.

“Monthly Collateral Report” shall mean a Collateral Value Report together with the related Collateral Value Certificate.

“Mortgage” means any mortgage, mortgage deed, deed of trust, or other instrument creating a lien on or security interest in an estate in fee simple in real property securing a Mortgage Loan, including any riders, assumption agreements or modifications relating thereto.

“Mortgage Loan” means any first or second lien residential mortgage loan.

“Mortgage Note” means any note or other evidence of indebtedness of a mortgagor secured by a Mortgage pertaining to a Mortgage Loan.

“Mortgage Schedule” means any schedule of mortgage loans delivered by the Obligors in connection with a Collateral Addition Designation Notice in the form of a data tape, CD Rom or other tangible medium identifying for each mortgage loan: (i) the loan number, (ii) the name of the borrower, (iii) the address of the property securing such mortgage loan, (iv) the original principal amount of such mortgage loan and (v) whether such mortgage loan is a Group A Loan or a Group B Loan.

“MSR Loan Agreement” means the Loan and Security Agreement, dated as of April 18, 2008, by and among RFC and GMAC Mortgage, as borrowers, and GMAC LLC, as lender, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Recourse Debt” means Indebtedness of any Subsidiaries of ResCap that are special purpose vehicles acting as sellers or borrowers under an asset securitization; provided that no Bilateral Facility shall be Non-Recourse Debt.

Schedule 1.01-23	Credit Agreement

“Non-UCC Assets” means (a) assets of the Borrowers and the other Obligors located outside the United States to the extent a Lien on such assets cannot be perfected by the filing of UCC financing statement in the jurisdictions of organization of the Borrowers and such Obligors; (b) all of the Borrowers’ and the other Obligors’ right, title and interest in owned real property; and (c) motor vehicles and other assets subject to certificates of title to the extent that a Lien therein cannot be perfected by the filing of UCC financing statement in the jurisdiction of organization of the Borrowers or the other Obligors.

“Non-U.S. Lender” has the meaning set forth in Section 3.02(f).

“Note” means any promissory note of the Borrowers issued to a Lender, in substantially the form of Exhibit 2.02(a), as amended from time to time, and any replacements thereof or substitution therefor.

“November Loan Agreement” means the Loan Agreement, dated as of November 20, 2008, among PATI, RAHI, RFC, ResCap, GMAC Mortgage and GMAC LLC, as lender agent and as initial lender, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“November Loan Agreement Outstandings” means, on any day, the aggregate outstanding principal amount of loans made under the November Loan Agreement, taking into account all loan fundings and repayments made or to be made on such day thereunder.

“November Security Agreement” means the Pledge and Security Agreement and Irrevocable Proxy, dated as of November 20, 2008, among the Borrowers and certain of their Affiliates (including the Guarantors), as Grantors and GMAC LLC, as lender agent and initial lender, as the same may be amended, supplemented, amended and restated or otherwise modified from time to time.

“Obligations” means obligations, indebtedness, fees, expenses (including, without limitation, attorneys’ fees and expenses) and liabilities of any Borrower, any Guarantor or any other Obligor to any Lender Party, now existing or hereafter arising under or in connection with any Facility Document, whether monetary or otherwise, matured or unmatured, direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including the obligations, indebtedness and liabilities of the Borrowers under the Notes or otherwise pursuant to the terms of the other Facility Documents, and all interest accruing thereon (including any interest that accrues after the commencement of any proceeding by or against any Borrower, any Obligor or any other Person under any bankruptcy, insolvency, liquidation, moratorium, receivership, reorganization or other debtor relief law) and all attorneys’ fees and other expenses incurred in the collection or enforcement thereof.

“Obligors” means, collectively, the Guarantors and the Borrowers and any other Person (other than the Lender Parties) that is obligated to the Lender Parties under any Facility Document.

“Omnibus Agent” means GMAC, in its capacity as Omnibus Agent pursuant to the Omnibus Security Agreement.

Schedule 1.01-24	Credit Agreement

“Omnibus Security Agreement” means the Omnibus Pledge and Security Agreement dated as of March 18, 2009 among the Obligors, GMAC IM and GMAC LLC as Omnibus Agent, Credit Agent, LOC Agent and Lender under the MSR Loan Agreement and as a Secured Party, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Optional Prepayment Date” has the meaning set forth in Section 2.09.

“Originator” means a Person (other than an Obligor) from which an Obligor (or its predecessor in interest) acquired an interest in an Asset.

“Other Taxes” has the meaning set forth in Section 3.02(b).

“Outstanding Aggregate Loan Amount” means, at any time, the aggregate of the Outstanding Lender Loan Amounts.

“Outstanding Lender Loan Amount” means, at any time with respect to any Lender, the aggregate principal amount of all then outstanding Loans advanced by such Lender.

“Parallel Loans” means loans made or to be made under the November Loan Agreement.

“Par Value” means, with respect to any Asset and for purposes of determining Collateral Value, the par value of such Asset as determined by ResCap in accordance with its customary practices in effect on the Closing Date.

“Participant” shall have the meaning set forth in Section 9.04(a).

“Participant Register” has the meaning set forth in Section 9.04(b).

“PATI” has the meaning set forth in the preamble.

“Payor” means any Person required to make payments representing the return of an Obligor’s investment in an Asset.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA (other than a Multiemployer Plan), and to which any Obligor or any corporation, trade or business that is, along with the Obligor, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Permitted Affiliate Transaction” means an Affiliate Transaction constituting or involving (a) a Restricted Payment permitted pursuant to Section 7.02(g); (b) the payment of reasonable and customary fees and indemnities to members of the Board of Directors of ResCap or a Subsidiary; (c) the payment of reasonable and customary compensation and other benefits (including retirement,

Schedule 1.01-25	Credit Agreement

health, option, deferred compensation and other benefit plans) and indemnities to officers and employees of ResCap or any Subsidiary; (d) transactions between or among ResCap and/or its Subsidiaries; (e) the issuance of Equity Interests (other than Disqualified Equity Interests) of ResCap otherwise permitted hereunder and capital contributions to ResCap by its equity owners; (f) any agreement or arrangement as in effect on the Closing Date and any amendment or modification thereto so long as such amendment or modification is consented to in writing by each Lender; and (g) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business and consistent with past practice and on terms that are no less favorable to ResCap or the applicable Subsidiary, as the case may be, as determined in good faith by ResCap, than those that could be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of ResCap.

“Permitted Dissolution” means a dissolution and termination of the legal existence of (a) an Obligor with the prior written consent of the Credit Agent, which will not unreasonably be withheld, and (b) a Subsidiary of an Obligor which is not itself an Obligor which (i) does not have any material assets (other than assets transferred to an Obligor or a Subsidiary of an Obligor or assets contractually required to be paid to third parties prior to dissolution) and (ii) does not own or have title to any Collateral.

“Permitted Funding Indebtedness” means the Bilateral Facilities, the Indebtedness listed on Exhibit C hereto and any Indebtedness incurred in the ordinary course of the business of ResCap and its Subsidiaries through financing, securitization and hedging activities (and provided that hedging activities cannot be for speculative purposes), including customary lines of credit, asset swaps, repurchase transactions or warehouse financings involving residential mortgage loans, home equity loans or second lien loans (including any reasonable extension or evolution of such activities including for purposes of financing other types of financial assets) and other Indebtedness on terms at least as favorable to ResCap or the applicable Subsidiary than would be available on an arm’s-length basis.

“Permitted Indebtedness” means,

(a) the Obligations;

(b) other Indebtedness of the Obligors and their Subsidiaries outstanding on the Closing Date;

(c) Permitted Funding Indebtedness of the Obligors and their Subsidiaries;

(d) unsecured Indebtedness among ResCap and its Subsidiaries;

(e) Indebtedness of the Obligors and their Subsidiaries under interest rate agreements and currency exchange agreements entered into in the ordinary course of business and not for speculative purposes;

(f) Permitted Refinancing Indebtedness of the Obligors and their Subsidiaries in respect of Indebtedness outstanding in reliance on clauses (b) and (c) above and this clause (f);

Schedule 1.01-26	Credit Agreement

(g) Indebtedness of the Obligor and their Subsidiaries to the GMAC Parties incurred in accordance with Section 7.02(l), provided that such Indebtedness is not secured by any Collateral; and

(h) Indebtedness of the Borrowers or any of their Subsidiaries not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness then outstanding and incurred pursuant to this clause (h), does not at any one time outstanding exceed $500,000,000.

it being understood that (i) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (a) through (g) of this definition, ResCap will, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness in any manner that complies with this definition and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to this definition (provided that all Indebtedness outstanding under this Agreement will at all times be deemed to be outstanding pursuant to clause (a) above); and (ii) the principal amount of any Disqualified Equity Interests will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof.

“Permitted Liens” means:

(a) Liens against the Obligors and their Subsidiaries existing at the Closing Date;

(b) Liens that secure Obligations;

(c) any Lien for taxes or assessments or other governmental charges or levies not then due and payable (or which, if due and payable, are being contested in good faith either with the third party to whom such taxes are owed or the third party obligated to pay such taxes and for which adequate reserves are being maintained, to the extent required by GAAP and such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien);

(d) any warehousemen’s, materialmen’s, landlord’s or other similar Liens arising by law for sums not then due and payable (or which, if due and payable, are being contested in good faith either with the third party to whom such sums are owed or the third party obligated to pay such sums and with respect to which adequate reserves are being maintained, to the extent required by GAAP and such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien);

(e) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other similar restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not individually or in the aggregate materially adversely affect the value of ResCap and its Subsidiaries or materially impair the operation of the business of such Person;

Schedule 1.01-27	Credit Agreement

(f) pledges or deposits (i) in connection with workers’ compensation, unemployment insurance and other types of statutory obligations or the requirements of any official body, or (ii) to secure the performance of tenders, bids, surety or performance bonds, leases, purchase, construction, sales or servicing contracts and other similar obligations incurred in the normal course of business consistent with industry practice, or (iii) to obtain or secure obligations with respect to letters of credit, guarantees, bonds or other sureties or assurances given in connection with the activities described in clauses (f)(i) and (f)(ii) above, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property or services or imposed by ERISA or the Internal Revenue Code, in connection with a “plan” (as defined in ERISA), or (iv) arising in connection with any attachment unless such Liens shall not be satisfied or discharged or stayed pending appeal within sixty (60) days after the entry thereof or the expiration of any such stay;

(g) Liens securing Indebtedness of ResCap or a Subsidiary thereof to the extent such secured Indebtedness is pledged as Collateral pursuant to the Facility Documents;

(h) Liens to secure any Permitted Refinancing Indebtedness secured by Liens referred to in clause (a) above; provided that such Liens do not extend to any other property or assets and the principal amount of the obligations secured by such Liens is not increased;

(i) licenses of intellectual property granted in the ordinary course of business;

(j) Liens (i) that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (B) relating to pooled deposit or sweep accounts of ResCap or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations and other cash management activities incurred in the ordinary course of business of ResCap and or any of its Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of ResCap or any of its Subsidiaries in the ordinary course of business, and (ii) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (A) encumbering reasonable customary initial deposits and margin deposits and attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, and (B) in favor of banking institutions arising as a matter of law or pursuant to customary account agreements encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

Schedule 1.01-28	Credit Agreement

(k) deposits made in the ordinary course of business to secure liability to insurance carriers;

(l) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business so long as such leases, subleases, licenses or sublicenses are subordinate in all respects to the Liens granted and evidenced by the Security Documents and which do not materially interfere with the ordinary conduct of the business of ResCap or any Subsidiaries and do not secure any Indebtedness;

(m) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by ResCap or any Subsidiary thereof in the ordinary course of business;

(n) Liens on the assets of a Subsidiary that is not a Guarantor securing Indebtedness and other obligations of such Subsidiary incurred in compliance with this Agreement;

(o) Liens granted (i) under the Security Documents in favor of the Omnibus Agent or the Credit Agent to secure the Obligations, (ii) under the “Facility Documents” (as defined in the MSR Loan Agreement) in favor of the Omnibus Agent or GMAC, as lender, securing the “Obligations” (as defined in the MSR Loan Agreement), (iii) under the Derivative Documents in favor of the Omnibus Agent or GMAC IM securing obligations under the Derivative Documents or (iv) under the “Facility Documents” (as defined in the November Loan Agreement) in favor of the Omnibus Agent or GMAC, as lender agent securing the “Obligations” (as defined in the November Loan Agreement);

(p) Liens on Financing Assets securing Permitted Funding Indebtedness; and

(q) any extensions, substitutions, replacements or renewals of the foregoing.

“Permitted Refinancing Indebtedness” means Indebtedness that refunds, refinances, renews, replaces or extends any Indebtedness permitted to be incurred by ResCap or any Subsidiary pursuant to the terms of this Agreement, whether involving the same or any other lender or creditor or group of lenders or creditors, but only to the extent that:

(a) the Permitted Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being refunded, refinanced or extended or (b) at least 91 days after the Loan Repayment Date,

(b) the Permitted Refinancing Indebtedness has a weighted average life to maturity that is equal to or greater than the remaining weighted average life to maturity of the Indebtedness being refunded, refinanced, renewed, replaced or extended,

Schedule 1.01-29	Credit Agreement

(c) such Permitted Refinancing Indebtedness is in an aggregate principal amount that is less than or equal to the sum of (i) the aggregate principal or accreted amount (in the case of any Indebtedness issued with original issue discount) then outstanding under the Indebtedness being refunded, refinanced, renewed, replaced or extended, (ii) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of preexisting prepayment provisions on such Indebtedness being refunded, refinanced, renewed, replaced or extended and (iii) the amount of reasonable and customary fees, expenses and costs related to the incurrence of such Permitted Refinancing Indebtedness,

(d) such Permitted Refinancing Indebtedness is incurred by the same Person (or its successor) that initially incurred the Indebtedness being refunded, refinanced, renewed, replaced or extended or by ResCap or a Guarantor; and

(e) if the Indebtedness is unsecured, such Permitted Refinancing Indebtedness is unsecured.

“Permitted Restricted Payments” means any of the following:

(a) the payment of any dividend on Equity Interests in ResCap or a Subsidiary within sixty (60) days after declaration thereof if on the declaration date after giving effect to such Restricted Payment on a pro forma basis, the aggregate amount expended or declared for all Restricted Payments made on or after the Closing Date (excluding Restricted Payments described in clauses (b), (c), (d), (f) and (g) and of this definition), shall not exceed the Restricted Payment Maximum Amount;

(b) the retirement of any Equity Interests of ResCap by conversion into, or by or in exchange for, Qualified Equity Interests, or out of proceeds of the substantially concurrent sale (other than to a Subsidiary of ResCap) of other Qualified Equity Interests;

(c) the redemption, defeasance, repurchase or acquisition or retirement for value of any Indebtedness of ResCap or a Guarantor in exchange for or out of the proceeds of a substantially concurrent issue and sale (other than to a Subsidiary of ResCap) of (i) Qualified Equity Interests or (ii) Permitted Refinancing Indebtedness;

(d) Permitted Tax Distributions;

(e) the exchange of, the Preferred Units of ResCap existing as of the Closing Date for any property into which such Preferred Units are exchangeable in accordance with their terms; and

(f) if no Default is continuing, Restricted Payments not otherwise Permitted Restricted Payments in an amount not to exceed $250,000,000 per year.

Schedule 1.01-30	Credit Agreement

“Permitted Tax Distributions” means, with respect to any period during which ResCap is treated as a disregarded entity or partnership for U.S. federal, state and/or local income tax purposes, distributions to ResCap’s direct owner(s) (whether pursuant to a tax sharing agreement or otherwise) to fund the income tax liabilities of such owner(s) (or, if a direct owner is a pass-through entity, of an indirect owner) resulting from ResCap being a partnership or disregarded entity for federal, state and/or local income tax purposes, in an aggregate amount not to exceed the product of (a) the net taxable income of ResCap for such period, calculated in accordance with applicable law, reduced by any cumulative net taxable loss with respect to all prior post-closing periods (determined as if all such periods were one period) to the extent such cumulative net taxable loss is of a character (ordinary or capital) that would permit such loss to be deducted against the income of the current period; and (b) the highest combined marginal federal, state and/or local income tax rate (taking into account the deductibility of state and local income taxes for federal income tax purposes and the character of the taxable income in question (i.e., long term capital gain, qualified dividend income, etc.)) applicable to any such direct or indirect owner of ResCap. Permitted Tax Distributions may be made quarterly based on ResCap’s good faith estimate of its taxable income, with appropriate adjustments to be made on an annual basis based upon the determination of ResCap’s actual taxable income.

“Person” means any individual, corporation, estate, partnership, limited liability company, limited liability partnership, joint venture, association, joint-stock company, business trust, trust, unincorporated organization, government or any agency or political subdivision thereof, or other entity of a similar nature.

“Post-Closing Requirements” means the delivery of the items specified on Schedule 8.01(m) in form and substance satisfactory to the Credit Agent in its reasonable discretion within the time frame specified in such schedule for each such item.

“Preferred Units” means the non-cumulative, non-participating, perpetual preferred membership interests of ResCap, the designation of which is as set forth in the Amended and Restated Operating Agreement of ResCap.

“Prepayment Notice” means a notice substantially in the form of Exhibit 2.09(a).

“Pro Rata Share” means, relative to any Lender, the percentage set forth below its name on its signature page hereto or set forth in an Assignment and Acceptance under the “Pro Rata Share” column, as such percentage may be adjusted from time to time pursuant to Assignment and Acceptances executed by such Lender and its assignee and delivered pursuant to Section 9.01. A Lender shall not have any Commitment if its Pro Rata Share is zero.

“Provident Warehouse Agreement” means the 7/06 Servicing Secured Facility Agreement (Syndicated), dated as of July 7, 2006, among Provident Funding Associates, L.P., U.S. Bank National Association, as administrative agent, JPMorgan Chase Bank, N.A., as lead arranger, documentation agent and syndication agent, J.P. Morgan Securities Inc., as sole bookrunner and sole lead arranger, and RFC and the other parties thereto as lenders, as the same may be amended, supplemented, restated or otherwise modified from time to time.

Schedule 1.01-31	Credit Agreement

“Qualified Equity Interests” means Equity Interests of ResCap other than Disqualified Equity Interests.

“Qualifying Collateral” means the Initial Collateral and any Approved Additional Collateral.

“RAHI” has the meaning set forth in the preamble.

“Register” has the meaning set forth in Section 2.02(b).

“Remittance Date” means the 18th calendar day of each month (or if such day is not a Business Day, the first Business Day preceding such date) on which servicing advances are due under the applicable servicing agreement by a servicing Subsidiary of ResCap.

“REO Property” means real estate owned property (i.e., a mortgaged property acquired through foreclosure or deed-in-lieu of foreclosure).

“REO Supplement Date” means a date in the third calendar week of each month selected by the Borrowers.

“REO Supplemental Report” means, at any time, a supplement to the Collateral Value Report delivered with respect to the prior month, setting forth: (i) the Borrowers’ reasonable estimate (after diligent inquiry) of the US Mortgage Loans included in the Collateral that have become REO Property since the Cut-Off Date for such Collateral Value Report through and including the fifteenth day of the month in which such REO Supplemental Report is delivered, and (ii) if such estimate is based on information obtained from fewer than all of the servicers of such Mortgage Loans, a statement as to the percentage of such Mortgage Loan on which such estimate is based and confirmation that such percentage represents a substantial majority of such Mortgage Loans.

“Repayment Notice” means a notice substantially in the form of Exhibit 2.08(b).

“Required Lenders” means, at any time, Lenders holding more than 67% of the sum of the Outstanding Aggregate Loan Amount plus the unfunded portion of the Aggregate Commitment Amount.

“Requirements of Law” means, with respect to any Person or any of its property, the certificate of incorporation of articles of association and by-laws, certificate of limited partnership, limited partnership agreement or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination of any arbitrator or Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, whether Federal, state or local (including, without limitation, usury laws, the Federal Truth in Lending Act and retail installment sales acts).

“ResCap” means Residential Capital, LLC, a Delaware limited liability company, and its successors in interest.

Schedule 1.01-32	Credit Agreement

“ResCap Counterparty” means ResCap, RFC and/or GMAC Mortgage, as counterparty under a Derivative Transaction, and any successors or assigns.

“ResCap Liquidity Balance Rollforward” means the liquidity balance rollforward data delivered daily by the Obligors pursuant to Section 2.4 of the Consent Agreement dated as of October 17, 2008 among GMAC, as lender, as initial lender and as lender agent under the Senior Debt Loan Agreement, RFC and GMAC Mortgage, as borrowers, ResCap, as guarantor and certain other parties thereto.

“Reserves” shall mean as of any date of determination, such amounts as the Credit Agent may, from time to time and acting reasonably, establish and revise reducing the amount of Loans which would otherwise be available to Borrowers under the lending formula(s) provided for under Schedule 2.04: (a) to reflect events, conditions, contingencies or risks which, as reasonably determined by the Credit Agent, adversely affect, or would have a reasonable likelihood of adversely affecting, either (i) the Collateral or any other property which is security for the Obligations or its value, (ii) the assets, business or prospects of any Borrower or any Guarantor or (iii) the security interests and other rights of the Lender Parties in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect the Credit Agent’s reasonable belief that any collateral report or financial information furnished by or on behalf of any Borrower or any Guarantor to the Lenders is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which the Credit Agent reasonably determines constitutes a Default or an Event of Default. To the extent the Credit Agent may revise the lending formulas used to determine the Borrowing Base or establish new criteria or revise existing criteria for Eligible Assets so as to address any circumstances, condition, event or contingency in a manner satisfactory to the Credit Agent, the Credit Agent shall not establish a Reserve for the same purpose. The amount of any Reserve established by the Credit Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as reasonably determined by the Credit Agent.

“Residual Rights” means (i) in the case of loans secured by mortgage loans or mortgage related securities, rights in the mortgage loans or mortgage-related securities securing such loan after taking into account senior claims thereon, (ii) in the case of repurchase agreements, both the rights under the repurchase agreement (or any transaction thereunder) and rights in the mortgage loans or mortgage-related securities transferred pursuant to the provisions of the repurchase agreement (or any transaction thereunder) after taking into account any senior claim claims, thereon, and (iii) in the case of any other Collateral or Supporting Assets, rights in such Collateral or Supporting Assets after taking into account senior claims thereon.

“ResMor Entities” means 1020491 Alberta Ltd. and ResMor Capital Corporation.

“ResMor Purchase Agreement” means the share purchase agreement, dated on or around November 20, 2008, pursuant to which RFOC agrees to sell to GMAC, and GMAC agrees to purchase, all of the equity in the ResMor Entities.

Schedule 1.01-33	Credit Agreement

“Responsible Officer” means (a) with respect to each Borrower and each Obligor, the chief executive officer, president, chief financial officer, treasurer, assistant vice president, assistant treasurer, secretary or assistant secretary of such Borrower, or any other officer having substantially the same authority and responsibility; provided that with respect specifically to the obligations of each Borrower or ResCap set forth in Section 7.01(f) hereof, only the chief financial officer, treasurer, assistant treasurer, or controller and chief accounting officer of such Person shall be deemed to be a Responsible Officer; and (b) with respect to any Lender, a lending officer charged with responsibility for the day to day management of the relationship of such institution with the Borrowers.

“Restricted Payment” is defined to mean any of the following:

(a) any dividend or other distribution declared and paid on the Equity Interests of ResCap or on the Equity Interests in any Subsidiary of ResCap that are held by, or declared and paid to, any Person other than ResCap or a Subsidiary of ResCap or any GMAC Party other than (i) dividends, distributions or payments made solely in Qualified Equity Interests of ResCap; and (ii) dividends or distributions payable to ResCap or a Subsidiary of ResCap or to other holders of Equity Interests of ResCap or a Subsidiary (other than the GMAC Parties) on a pro rata basis;

(b) any payment made by ResCap or any of its Subsidiaries to purchase, redeem, acquire or retire any Equity Interests in ResCap or any of its Subsidiaries (including any issuance of Indebtedness in exchange for such Equity Interests or the conversion or exchange of such Equity Interests into or for Indebtedness) other than any such Equity Interests owned by ResCap or any Subsidiary and other than the redemption of Equity Interests of IB Finance for up to the fair market value thereof at the time of redemption (it being understood that any excess over such fair market value which is paid shall be deemed to be a Restricted Payment and shall be permitted to be paid to the extent otherwise in compliance with Section 7.02(g));

(c) any payment made by ResCap or any of its Subsidiaries (other than payments out of the proceeds of, or in exchange for, the notes issued pursuant to Permitted Refinancing Indebtedness) to redeem, repurchase, defease (including in substance or legal defeasance) or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, unsecured Permitted Refinancing Indebtedness or subordinated indebtedness of any Obligor, except, in each case, payments of principal required in order to satisfy a scheduled maturity date on the date such payment is due; and

(d) any Investment by ResCap or any of its Subsidiaries in any GMAC Party.

“Restricted Payment Maximum Amount” means the sum (without duplication) of (a) 50% of the Consolidated Net Income (or, if Consolidated Net Income shall be a deficit, minus 100% of such deficit) of ResCap accrued on a cumulative basis during the period (taken as one accounting period) from the beginning of the first full fiscal quarter following the fiscal quarter in which the Closing

Schedule 1.01-34	Credit Agreement

Date occurs and ending on the last day of the fiscal quarter immediately preceding the date of such Restricted Payment; plus (b) 100% of the aggregate net cash proceeds received by ResCap subsequent to the Closing Date either (i) as a contribution to its common equity capital or (ii) from the issuance and sale (other than to a Subsidiary) of Qualified Equity Interests, including Qualified Equity Interests issued upon the conversion of Indebtedness of ResCap, and from the exercise of options, warrants or other rights to purchase such Qualified Equity Interests (other than, in each case, Equity Interests or Indebtedness sold to a Subsidiary of ResCap); minus (c) $859,000,000.

“Returned Amount” has the meaning set forth in Section 13.12(d).

“RFC” means Residential Funding Company, LLC, and its successors in interest.

“RFOC” means GMAC Residential Funding of Canada, Limited, a company organized under the laws of Canada.

“RFOC Loan Agreement” means the loan agreement, dated on or around November 20, 2008, pursuant to which GMAC shall make a loan to RFOC, secured by all of the equity in the ResMor Entities.

“RFOC Pledge and Security Agreement” means the pledge and security agreement, dated on or about November 20, 2008, pursuant to which RFOC shall pledge all of the equity in the ResMor Entities to GMAC.

“Scheduled Collections” means, with respect to an Asset, Collections received by an Obligor on such Asset other than Collateral Disposition Proceeds.

“Second Priority Indenture Documents” means, collectively, the 2010 Indenture, the 2010 Notes, the Second Priority Collateral Documents, each as defined in the Intercreditor Agreement, and any other related document or instrument executed and delivered pursuant to any of the foregoing at any time or otherwise evidencing any obligation thereunder, as the same may be amended, supplemented, amended and restated or otherwise modified from time to time.

“Security Documents” means (a) the Fourth Security Agreement, the November Security Agreement, the Master Netting Agreement, the MSR Loan Agreement, the Omnibus Security Agreement, the Account Control Agreements, the GSAP Indenture Transaction Documents, the Flume No. 8 Security Documents, the GX II Security Documents and the Custody Agreements, (b) any document designated as a Security Document in any Collateral Addition Designation Notice and (c) all of the security agreements, pledges, collateral assignments, mortgages, deeds of trust, trust deeds or other instruments evidencing or creating or purporting to create any security interests in favor of a Collateral Holder for its benefit and for the benefit of the Lender Parties.

“Senior Debt Documents” means the Senior Debt Facility Documents, the Second Priority Indenture Documents and the Third Priority Indenture Documents.

“Senior Debt Facility” means the loan facility provided to the borrowers by the lenders pursuant to the Senior Debt Loan Agreement.

Schedule 1.01-35	Credit Agreement

“Senior Debt Facility Documents” means the Senior Debt Loan Agreement, the Senior Debt Notes, the Senior Debt Security Documents, the Intercreditor Agreement, the Hedge Documents, the fee letter, and all notices, certificates, financing statements, agreements and other documents to be executed and delivered pursuant to the foregoing or otherwise in connection with the Senior Debt Loan Agreement or the extension of financing by the lenders contemplated thereunder.

“Senior Debt Loan Agreement” means the Loan Agreement, as amended, amended and restated, modified or supplemented from time to time, dated as of June 4, 2008 by and among Residential Funding Company , LLC and GMAC Mortgage, LLC as borrowers, Residential Capital, LLC as guarantor and certain other affiliates of the borrowers and guarantors thereto, GMAC LLC as initial lender and as lender agent and certain other financial institutions and persons from time to time party thereto as lenders.

“Senior Debt Notes” means any promissory note, as amended from time to time, and any replacements thereof or substitution therefor issued under the Senior Debt Loan Agreement.

“Senior Debt Security Documents” means the Senior Debt Security Agreement, the Intercreditor Agreement, the Senior Debt Account Control Agreements, the Dutch Security Documents, all as defined in the Senior Debt Loan Agreement, and all of the security agreements, pledges, collateral assignments, mortgages, deeds of trust, trust deeds or other instruments evidencing or creating or purporting to create any security interests in favor of the first priority collateral agent for its benefit and for the benefit of the lender parties party to the Senior Debt Facility.

“Significant Subsidiary” means any Subsidiary of ResCap (or group of Subsidiaries as to which a specified condition applies) which meets any of the following conditions:

(a) ResCap’s and its other Subsidiaries’ proportionate share of the total assets (after intercompany eliminations) of the Subsidiary exceeds 10 percent of the total assets of ResCap and its Subsidiaries on a consolidated basis as of the end of the most recently completed fiscal year; or

(b) the Subsidiary’s income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle exceeds 10 percent of such income of ResCap and its Subsidiaries on a consolidated basis for the most recently completed fiscal year.

For purposes of this definition, a “Subsidiary” shall mean a Person that is controlled by ResCap directly or indirectly through one or more intermediaries. For purposes of making any determination or calculations, this definition will be interpreted in accordance with the rules and instructions of Rule 1-02 of Regulation S-X under the Securities Act as in effect on the date hereof.

Schedule 1.01-36	Credit Agreement

“Specified Days” means (i) three (3) Business Days in the case of the European Notes and related Supporting Assets, and (ii) five (5) Business Days in all other cases; provided in either case that such number of days may be increased or decreased by the Credit Agent in its discretion if Assets proposed to be included in the Borrowing Base are of a different category or credit quality, or have different risks (or degrees of risk), than Assets previously included in the Borrowing Base.

“Specified Drawdown Amount” means, on any Funding Date, the highest of the following (determined before giving effect to any Loans requested to be made on such Funding Date): (a) the excess, if any, of (i) the Unrestricted ResCap Liquidity Threshold at the close of business on the immediately prior Business Day over (ii) the estimated Unrestricted ResCap Liquidity at the close of business on such day; and (b) the excess, if any, of (i) the Consolidated Liquidity Threshold at the close of business on the immediately prior Business Day over (ii) the estimated Consolidated Liquidity at the close of business on such day.

“Sponsor” means Cerberus Capital Management, L.P., any of its affiliates and any affiliated investment funds or managed accounts which are managed or advised by Cerberus Capital Management, L.P. or any of its affiliates.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, association or other entity of which at least a majority of the outstanding stock or other interest having by its terms ordinary voting power to elect a majority of the board of directors, managers or trustees of such corporation, partnership, limited liability company, association or other entity (irrespective of whether or not at the time stock or other interest of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person, or owned by one or more Subsidiaries of such Person (provided that, it is understood that GMAC Bank is not a Subsidiary of either Borrower).

“Supporting Assets” means, with respect to any Collateral or Eligible Asset, (a) if such asset consists of an Equity Interest in any Person, the assets of such Person; (b) if such asset consists of a note or other security backed by financial assets and related property, such assets and property; and (c) with respect to any asset, any other asset or claim that constitutes a primary source of the funds expected to repay the investment in, and return on, such asset.

“Taxes” has the meaning set forth in Section 3.02(a).

“Test Date” has the meaning set forth in Section 2.08(c).

“Third Priority Indenture Documents” means, collectively, the 2015 Indenture, the 2015 Notes, each Additional Pari Passu Third Priority Agreement, the Third Priority Collateral Documents, each as defined in the Intercreditor Agreement, and any other related document or instrument executed and delivered pursuant to any of the foregoing at any time or otherwise evidencing any obligation thereunder, as the same may be amended, supplemented, amended and restated or otherwise modified from time to time.

Schedule 1.01-37	Credit Agreement

“Transfer” means any sale, securitization, financing, exchange, creation of lien, pledge or encumbrance or other disposition by any Obligor or any Subsidiary of ResCap of any Collateral to any Person, provided that Transfers shall exclude any foreclosure by ResCap or any of its Affiliates whereby such entity becomes the owner of REO Property.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Underlying Documents” means (a) (i) the First Savings Warehouse Agreement, the Provident Warehouse Agreement and the other Warehouse Facility Documents; (ii) the Flume No. 8 Note, the Flume No. 8 Security Documents and the other Flume No. 8 Facility Documents; (iii) the GSAP Class A-1 Preference Shares, the GSAP Class A-2 Preference Shares and the GSAP Indenture Transaction Documents and (iv) the GX II Note and the GX II Security Documents; and (b) after the applicable Collateral Addition Date, any document designated as an Underlying Document in any Collateral Addition Designation Notice.

“Unmatured Event of Default” means any event that, with the giving of notice or lapse of time, or both, would become an Event of Default.

“Unrestricted ResCap Liquidity” means, on any day, the unrestricted and unencumbered cash in Dollars held in the U.S. of ResCap and its Subsidiaries for operating and liquidity purposes, as reported by the Guarantors as the “Unrestricted ResCap Liquidity Balance” in the ResCap Liquidity Balance Rollforward.

“Unrestricted ResCap Liquidity Threshold” means $300,000,000.

“US Mortgage Loan” means a Mortgage Loan (other than a First Savings Mortgage Loan) secured by a lien on real estate located in the United States.

“Viaduct Security Documents” means the “English Security Documents” (as such term is defined in the Senior Loan Facility), as such may be amended, restated or otherwise modified from time to time and together with all related documents entered into in connection therewith from time to time.

“Voting Stock” means, with respect to any person, such person’s Capital Stock having the right to vote for election of directors (or the equivalent thereof) of such person under ordinary circumstances.

“Warehouse Facility Documents” has the meaning ascribed to it in the Fourth Security Agreement.

“Whole Loan Addition Date” means the first date on which whole Mortgage Loans are specified as Collateral pursuant to a Collateral Addition Designation Notice.

“Whole Loan Mortgage Facility Documents” means, with respect to whole Mortgage Loans which become part of the Collateral, the agreements providing for the purchase and servicing of such whole Mortgage Loans.

Schedule 1.01-38	Credit Agreement

SCHEDULE 2.04

COLLATERAL VALUE CALCULATIONS

1. Daily Determination. The Collateral Value of the Assets comprising Qualifying Collateral shall be calculated by the Borrower on a daily basis in accordance with Section 2.04 and this Schedule 2.04. Upon such calculation, the Borrowers shall promptly notify the Credit Agent of its calculation of Collateral Value. With respect to any dispute as to whether a particular Asset constitutes Collateral or Qualifying Collateral, or as to whether the documents relating to a particular Assets is in form and substance satisfactory to the Credit Agent, the determination of the Credit Agent shall be conclusive and binding on the Borrowers and the Guarantors absent manifest error. The Carrying Value and the Collateral Value of all Collateral shall be included by the Obligors in each Collateral Value Report and each calculation of the Borrowing Base.

2. Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in Schedule 1.01 to the Credit Agreement to which this Schedule 2.04 is attached. In addition, the following terms shall have the meanings as indicated:

3. Collateral Value Calculation. “Collateral Value” means, as at any date of determination and solely with respect to Qualifying Collateral or Supporting Assets for Qualifying Collateral, the sum of:

(c) With respect to the Flume No. 8 Note, the Specified Percentage of (a) the Carrying Value of the Supporting Assets for the Flume No. 8 Note, less (b) the Carrying Value of Supporting Assets that were the subject of a Collateral Disposition since the Cut-Off Date for the last Monthly Collateral Report, plus (c) the Carrying Value of Supporting Assets that were added to Flume in accordance with the Flume No. 8 Security Documents since the Cut-Off Date for the last Monthly Collateral Report; provided that such addition has been approved by the Credit Agent in a Collateral Addition Designation Notice;

(d) With respect to the GSAP Class A-1 Preference Shares and the GSAP Class A-2 Preference Shares, 80% of the Preference Share Value (as defined below) of such shares;

(e) 50% of (a) the Carrying Value of the Eligible Warehouse Loans, less (b) Collections (excluding interest payments) in respect of the Eligible Warehouse Loans since the Cut-Off Date for the last Monthly Collateral Report;

(f) With respect to the GX II Note, the Specified Percentage of (a) the Carrying Value of the Supporting Assets for the GX II Note, less (b) the Carrying Value of Supporting Assets that were the subject of a Collateral Disposition since the Cut-Off Date for the last Monthly Collateral Report, plus (c) the Carrying Value of Supporting Assets that were added to the GX II SPE in accordance with the GX II Security Documents since the Cut-Off Date for the last Monthly Collateral Report; provided that such addition has been approved by the Credit Agent in a Collateral Addition Designation Notice;

Schedule 2.04-1	Credit Agreement

(g) With respect to the equity of Equity Investment I, (a) the Specified Percentage of the Carrying Value of such equity, less (b) the aggregate amount of Collections received by an Obligor (whether in the form of a dividend, distribution of Collateral Disposition Proceeds, distribution of capital or income or otherwise) in respect of such equity since the Cut-Off Date for the last Monthly Collateral Report, plus (c) if additional Supporting Assets have been acquired by Equity Investment I since such Cut-Off Date and such Supporting Assets have been approved by the Credit Agent for inclusion in the Collateral Value as described below, the Specified Percentage of the increase in the Carrying Value of the equity in Equity Investment I as of a result of the acquisition of such Supporting Assets;

(h) With respect to Group A Loans, (a) the Specified Percentage of the Carrying Value of such Group A Loans, less (b) the Specified Percentage of the Carrying Value of any such Group A Loans (i) subject to a Collateral Disposition since the Cut-Off Date for the last Monthly Report or (ii) for which the Carrying Value has become zero since the Cut-Off Date for the last Monthly Report pursuant to clause (y) of the next sentence below, plus (c) if additional Group A Loans have been designated as Eligible Assets by the Credit Agent in a Collateral Addition Designation Notice since such Cut-Off Date, the Specified Percentage of the Carrying Value of such Group A Loans; plus

(i) With respect to Group B Loans, (a) the Specified Percentage of the Carrying Value of such Group B Loans, less (b) the Specified Percentage of the Carrying Value of any such Group B Loans (i) subject to a Collateral Disposition since the Cut-Off Date for the last Monthly Report or (ii) for which the Carrying Value has become zero since the Cut-Off Date for the last Monthly Report pursuant to clause (y) of the next sentence below, plus (c) if additional Group B Loans have been designated as Eligible Assets by the Credit Agent in a Collateral Addition Designation Notice since such Cut-Off Date, the Specified Percentage of the Carrying Value of such Group A Loans; plus

(j) The Collateral Value of any Approved Additional Collateral, calculated in accordance with the methodology (including any reductions or haircuts to carrying or market value) set forth in the Collateral Addition Designation Notice with respect to such Approved Additional Collateral.

Notwithstanding the foregoing:

(x) At any time the aggregate value included in Collateral Value with respect to any Asset that was not an Eligible Asset as of the Closing Date (in the case of Initial Collateral) or as of the date it became Collateral (in the case of Approved Additional Collateral) shall in each case shall be zero.

Schedule 2.04-2	Credit Agreement

(y) The aggregate value included in Collateral Value with respect to any US Mortgage Loan shall be zero following the earlier of (i) the end of the month in which such US Mortgage Loan has become an REO Property, and (ii) the day on which such US Mortgage Loan is shown in a Collateral Value Report or REO Supplemental Report as having become REO Property.

(z) The Collateral Value for the equity of Equity Investment I or a Financing SPV shall not be increased due to acquisition of any Asset by such Person unless such Asset is an Eligible Asset proposed to be a Supporting Asset by the Borrower pursuant to Section 7.01(w) and has been approved by the Credit Agent in a Collateral Addition Designation Notice.

4. Preference Share Value Calculation. The “Preference Share Value” with respect to the GSAP Class A-1 Preference Shares, the GSAP Class A-2 Preference Shares shall be calculated as set forth below. All defined terms used below have the meaning set forth in the GSAP Second Amended and Restated Indenture.

The aggregate Preference Share Value of the GSAP Class A-1 Preference Shares and the GSAP Class A-2 Preference Shares shall equal an amount equal to (RB + NP) – IA, when:

RB = the aggregate Receivables Balance of all Eligible Receivables, but only to the extent that such aggregate Receivables Balances relate to the portion of the Advances funded by an Originator out of its own funds, and not using Amount Held for Future Distribution (and not including any Charged-Off Receivable Balance in the Calculation).

NP = the amount of Net Proceeds then on deposit in the Collection and Funding Account, the Principal Reserve Sub-Account and the Note Payment Account.

IA = the aggregate Invested Amount of all Outstanding Notes of all Series as of the opening of business on such date (after giving effect to any required payments on such date, if any).

In calculating the amount set forth in clause (b) above, the parties may rely on the calculations performed with respect to the Borrowing Base Test under the GSAP Second Amended and Restated Indenture.

5. Specified Percentage Determination. “Specified Percentage” means, with respect to any group of Assets, the percentage specified in good faith in the most recent written notice from the Credit Agent to the applicable Obligor, whether such notice is given at the inclusion of such Assets in the Borrowing Base or at any time thereafter. It is understood and agreed that the Credit Agent may give such notice at any time and from time to time in its good faith discretion.

With respect to the US Mortgage Loans identified on the Mortgage Schedule delivered by the Obligors to the Credit Agent on May 19, 2009, the Specified Percentage initially shall be (i) 40% for Group A Loans and (ii) 35% for Group B Mortgage Loans.

Schedule 2.04-3	Credit Agreement

With respect to Supporting Assets for the Flume No. 8 Notes, the initial Specified Percentage for Group A Loans (as defined in the Flume No. 8 Security Documents) shall be 50% and the initial Specified Percentage for Group B Loans (as defined in the Flume No. 8 Security Documents) will be 36%.

With respect to Mortgage Loans that are Supporting Assets for a European Note, it is understood that Mortgage Loans secured by real estate in different countries may have different Specified Percentages, even though such Mortgage Loans are Supporting Assets for a single European Note.

With respect to the equity of Equity Investment I, the initial Specified Percentage shall be 15%.

Schedule 2.04-4	Credit Agreement

SCHEDULE 5.01

CONDITIONS PRECEDENT TO THE INITIAL LOAN

(a) This Agreement duly executed by the parties hereto;

(b) A Note duly executed by the Borrowers payable to the order of the Initial Lender;

(c) The Security Documents (including (i) the Fourth Security Agreement and (ii) the amendments to the Omnibus Security Agreement, the Master Netting Agreement, the MSR Loan Agreement and the November Security Agreement being executed contemporaneously herewith), executed by the parties thereto (except to the extent listed on Schedule 8.01(m));

(d) Each other Facility Document, duly executed by the parties thereto;

(e) A certificate of a secretary or assistant secretary of each Borrower and each Guarantor, each (i) certifying the names and true signatures of the persons authorized on such party’s behalf to sign, as applicable, this Agreement, the initial Note (if applicable) and the other Facility Documents to be delivered by such party in connection herewith and (ii) attaching true and correct copies of the authorizing resolutions of the foregoing in form and substance satisfactory to the Credit Agent;

(f) A certificate of a Responsible Officer of each Borrower and each Guarantor, each certifying as to (i) the accuracy and completeness of each of the representations and warranties contained in each Facility Document to which such Borrower is a party (except for representations and warranties made in respect of specific mortgage loans), (ii) the absence of any Default under such Facility Documents to which such Borrower is a party as of the Closing Date and (iii) the absence of any event or circumstances since December 31, 2008 (other than as disclosed in the Obligor’s financial statements as detailed in Section 6.01(o) or as disclosed by an Obligor in any other public filing with the Securities and Exchange Commission prior to the Closing Date) that could reasonably be expected to give rise to a Material Adverse Effect;

(g) (i) The certificate of formation of RAHI, duly certified by the Secretary of State of the State of Delaware, as of a recent date acceptable to the Credit Agent, as well as a copy of its limited liability company agreement, (ii) a certificate of formation of PATI, duly certified by the Secretary of State of Delaware, as of a recent date acceptable to the Credit Agent, as well as a copy of its limited liability company agreement, (iii) a certificate of formation of RFC, duly certified by the Secretary of State of the State of Delaware, as of a recent date acceptable to the Credit Agent, as well as a copy of its limited liability company agreement, (iv) a certificate of formation of GMAC Mortgage, duly certified by the Secretary of State of Delaware, as of a recent date acceptable to the Credit Agent, as well as a copy of its limited liability company agreement, and (v) a certificate of formation of ResCap, duly certified by the Secretary of State of Delaware, as of a recent date acceptable to the Credit Agent, as well as a copy of its limited liability company agreement;

(h) A good standing certificate issued by the Secretary of State of the State of Delaware certifying that PATI, RAHI, RFC, GMAC Mortgage and ResCap are validly existing and in good standing;

Schedule 5.01-1	Credit Agreement

(i) The filing of proper financing statements (Form UCC-1), naming each Borrower and each Guarantor as debtor and GMAC LLC as the secured party, or other, similar instruments or documents, and the taking of all actions under the UCC or any Requirements of Law (including under English law) as necessary or reasonably requested by the Credit Agent to perfect the interests of the Collateral Holders in the Collateral;

(j) Any documents required to release the Initial Collateral from any Liens arising under the Senior Debt Documents in compliance with the terms of the Senior Debt Facility;

(k) Opinions of external and/or in-house counsel for the Borrowers and the Guarantors covering such matters as may be reasonably requested by the Credit Agent;

(l) The Lenders shall be satisfied with the results of their due diligence with respect to the Obligors and the Collateral; and

(m) All documents executed or submitted pursuant hereto by or on behalf of any Obligor shall be reasonably satisfactory in form and substance to the Credit Agent; and the Lenders and their counsel shall have received all information, approvals, opinions, documents or instruments as the Lenders or their legal counsel may reasonably request.

Schedule 5.01-2	Credit Agreement

SCHEDULE 5.02

CONDITIONS PRECEDENT TO EACH LOAN

(including, with respect to paragraphs (b)-(e), and (g)-(h) inclusive, to the automatic continuation of a Loan upon the conclusion of an Interest Period)

(a) The Credit Agent shall have received a duly executed copy of the Borrower Funding Request for such Loan in accordance with Section 2.03;

(b) The making of such Loan, and the application of the proceeds thereof, shall not result in the Outstanding Aggregate Loan Amount exceeding the Available Amount;

(c) The making of such Loan, and the application of the proceeds thereof, shall not result in a Borrowing Base Deficiency;

(d) On the applicable Funding Date, the following statements shall be true (and the Borrowers by delivering such Borrower Funding Request shall be deemed to have certified that):

(i) the representations and warranties set of the Obligors in the Facility Documents are true and correct in all material respects on and as of such day as though made on and as of such day and shall be deemed to have been made on such day (except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case, such representation or warranty shall have been true and correct as of such date);

(ii) Each Borrower is in compliance with all covenants set forth in Article VII;

(iii) All conditions precedent to the making of such Loan have been satisfied;

(iv) No Default (other than a Default that would be cured on the requested Funding Date to the extent the requested Loan is made) has occurred and is continuing, or would result from the making or borrowing of such Loan;

(e) The Warehouse Facility Documents and the GSAP Indenture Transaction Documents and, to the extent related to any Collateral then included in the Borrowing Base, the European Security Documents are in full force and effect;

(f) After giving effect to any Parallel Loan to be made concurrently with such Loan, the unused “Commitment” under and as defined in the November Loan Agreement shall be zero.

(g) On the proposed Funding Date either the estimated Unrestricted ResCap Liquidity is less than the Unrestricted ResCap Liquidity Threshold or the estimated Consolidated Liquidity is less than the Consolidated Liquidity Threshold;

(h) The making of such Loan and any Parallel Loan, and the application of the proceeds thereof, shall result in the Unrestricted ResCap Liquidity being greater or equal to $250,000,000 and the Consolidated Liquidity being greater or equal to $750,000,000;

Schedule 5.02-1	Credit Agreement

(i) The Obligors have maintained all material licenses, business, governmental authorizations and regulatory approvals held by them as of the Closing Date, without the imposition of material changes, conditions or restrictions; and

(j) The Credit Agent shall have received (i) with respect to the Initial Borrower Funding Request, the initial Monthly Collateral Report; and (ii) with respect to any subsequent Borrower Funding Request, a Borrowing Base Report on or prior to the time required by Section 2.03.

Schedule 5.02-2	Credit Agreement

SCHEDULE 7.01(g)

GMAC LLC REQUIRED REPORTS

Monthly Collateral Report, to be delivered by the eleventh Business Day of each month, comprising:

1.	Collateral Value Report

2.	Collateral Value Certificate

Schedule 7.01(g)	Credit Agreement

SCHEDULE 8.01(m)

POST-CLOSING REQUIREMENTS

All of the documents described below are required to be executed and delivered within the time specified below and are required to be in form and substance satisfactory to the Credit Agent, and all other requirements specified below shall be completed in a manner satisfactory to the Credit Agent within the time specified below.

(a) No later than June 5, 2009, the Obligors shall order updates to the lien searches provided to GMAC LLC under the Security Documents, the results of which searches shall be delivered to the Credit Agent promptly upon receipt by an Obligor or its counsel.

(b) No later than June 2, 2009, the Obligors shall cause to be executed and delivered such modifications to the MSR Loan Agreement, the November Loan Agreement, the November Security Agreement and the Derivatives Documents as the Credit Agent shall require to cause this Agreement and such other facilities to be cross defaulted and cross collateralized.

(c) On or before June 18, 2009, the Obligors shall deliver amendments to already existing Account Control Agreements or new Account Control Agreements, as necessary, relating to the Collections on the Pledged Mortgage Loans contemplated by this Agreement, which amendments and new Account Control Agreements shall be in form and substance reasonably acceptable to the Credit Agent.

Schedule 8.01(m)	Credit Agreement

SCHEDULE 13.02

NOTICES

The Borrowers:

RFC Asset Holdings II, LLC

3993 Howard Hughes Parkway

Suite 250

Las Vegas, NV 89169

With copy to:

Residential Capital, LLC

One Meridian Crossings

Suite 100

Minneapolis, MN 55423

Attn: Tammy Hamzehpour

Phone: (952) 857-6415

Fax: (866) 572-7524

Email: tammy.hamzehpour@gmacrescap.com

Passive Asset Transactions, LLC

1100 Virginia Drive

Fort Washington, PA 19034

With copy to:

Residential Capital, LLC

One Meridian Crossings

Suite 100

Minneapolis, MN 55423

Attn: Tammy Hamzehpour

Phone: (952) 857-6415

Fax: (866) 572-7524

Email: tammy.hamzehpour@gmacrescap.com

The Guarantors:

Residential Capital, LLC

One Meridian Crossings

Suite 100

Minneapolis, MN 55423

Attn: Tammy Hamzehpour

Phone: (952) 857-6415

Fax: (866) 572-7524

Email: tammy.hamzehpour@gmacrescap.com

Schedule 13.02-1	Credit Agreement

Residential Funding Company, LLC

One Meridian Crossings

Suite 100

Minneapolis, MN 55423

Attn: John Peterson

Phone: (952) 857-7359

Fax: (952) 921-4230

Email: john.peterson@gmacrescap.com

with a copy to: treasurer@gmacrescap.com

With copy to:

GMAC Mortgage, LLC

c/o Residential Funding Company, LLC

One Meridian Crossings

Suite 100

Minneapolis, MN 55423

Attn: John Peterson

Phone: (952) 857-7359

Fax: (952) 921-4230

Email: john.peterson@gmacrescap.com

with a copy to: treasurer@gmacrescap.com

With copy to:

Residential Capital, LLC

One Meridian Crossings

Suite 100

Minneapolis, MN 55423

Attn: Tammy Hamzehpour

Phone: (952) 857-6415

Fax: (866) 572-7524

Email: tammy.hamzehpour@gmacrescap.com

Schedule 13.02-2	Credit Agreement

The Lender:

GMAC LLC

200 Renaissance Center

Detroit, MI 48265

Attn: David Walker, Business Unit Treasury Executive

Phone: (313) 656-5400

Fax: (313) 656-5401

Email: david.walker@gmacfs.com

With copy to:

William B. Solomon, VP and General Counsel

Phone: (313) 656-6128

Fax: (313) 656-6124

Email: William.b.solomon@gm.com

Schedule 13.02-3	Credit Agreement

EXHIBIT A

ELIGIBILITY REQUIREMENTS

Capitalized terms used in this Exhibit A have the meaning set forth in Schedule 1.01 to the Credit Agreement to which the Exhibit A is a part.

An Asset shall be deemed to satisfy the Eligibility Requirements if such Asset meets the following requirements,

(a) each related Contract constitutes a legal, valid and binding obligation of the related Payor, enforceable against the Payor in accordance with its terms and is not subject to any right of rescission, set-off, counterclaim or other defense of the related Payor (except as enforceability may be limited or defenses may arise by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’, mortgagees’ or lessors’ rights in general and general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law);

(b) subject to Approved Exceptions, each related Contract was originated and has been administered in accordance with Applicable Law (including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, warehousing and disclosure laws);

(c) each related Contract was originated by an Obligor or acquired by an Obligor in the ordinary course of business;

(d) subject to Approved Exceptions, each related Contract has been underwritten and serviced by an Obligor in accordance with the Credit and Collection Policies pursuant to (i) documentation acceptable to prudent lending institutions or investors, and (ii) origination practices that are customary for the origination of assets of such type as of the time such Asset was originated;

(e) except with respect to US Mortgage Loans, and subject to Approved Exceptions, such Asset has been selected for inclusion in the Collateral using no selection procedures adverse to the Lender Parties;

(f) the Omnibus Agent and GMAC LLC, for the benefit of the Credit Agent and the Lenders, acquired and have good title and a valid and perfected security interest in such Asset, free of any Lien (other than Permitted Liens);

(g) the obligations of the Payor under the related Contract are irrevocable, unconditional and non-cancelable;

Ex. A-1	Credit Agreement

(h) the related Contract is denominated and payable in Dollars by a Payor in the United States of America or, in the case of a European Note, the currency of the jurisdiction where the real estate securing the related Supporting Assets is located; provided that in the case of any such increase in the aggregate outstanding balance of a European Note, the related European SPV shall have acquired Assets that satisfy the eligibility criteria in the related European Security Documents with a Carrying Value equal to or greater than the amount of such increase;

(i) the related Contract would be characterized as “chattel paper”, an “account”, an “instrument”, a “general intangible” or “investment property” under the UCC;

(j) the pledge of the Asset or any interest therein by the relevant Obligor to the Omnibus Agent does not require the consent of any Person that has not been obtained and does not otherwise violate the terms of any other agreement binding on the Obligors;

(k) such Asset is not subject to an offer of exchange or tender by its issuer or by any other Person for securities or any other type of consideration other than cash, and such Asset does not provide at any time over its life of the payment of any amounts due to be made by delivery of an equity security or mandatory conversion into an equity security;

(l) either (i) no payments of principal or interest on such security are subject to withholding taxes imposed by any jurisdiction or (ii) if any such payments are subject to withholding tax imposed by any jurisdiction, the obligor thereunder is required to make “gross-up” payments that cover the full amount of any such withholding tax on an after-tax basis;

(m) either (i) future advances are not required to be made by the holder of such Asset, or (ii) if future advances are required to be made, the Obligors have adequate means with which to make future advances;

(n) the related Payor is organized or incorporated under the laws of a country that does not impose foreign exchange restrictions effectively limiting the availability or use of U.S. Dollars to make scheduled payments of principal or interest on such Asset;

(o) except with respect to the GSAP Class A-1 Preference Shares, the GSAP Class A-2 Preference Shares and the equity in Equity Investments I or a Financing SPV, such Asset requires the payment of a fixed amount of principal in cash no later than its stated maturity or termination date, and such Asset is not callable for less than its face amount;

(p) such Asset is not an operating lease or financing by a debtor-in-possession in an insolvency proceeding;

(q) the terms of such Asset have not been impaired, waived, altered or modified in any respect, except (i) in accordance with the Credit and Collection Policy with a view to maximizing the Value of such Asset, (ii) as required by Applicable Law,

Ex. A-2	Credit Agreement

(iii) pursuant to the conversion of the First Security Credit Agreement, in whole or in part, to the First Security Repurchase Agreement as contemplated by the related Collateral Addition Designation Notice, and (iv) as are permitted with respect to an Asset by Approved Exceptions;

(r) if such Asset is a Mortgage Loan, the related mortgage has not been satisfied, canceled, subordinated or rescinded and the related mortgage property has not been released from the lien of the mortgage;

(s) in the case of an Asset that is an Incremental Advance, the related Obligor reasonably believes that it is contractually obligated to make such advance or that such advance is necessary to maximize its recovery on the related collateral; and

if such Asset is a US Mortgage Loan, (i) such Asset has been identified to be pledged as Collateral under this Agreement in a Mortgage Schedule provided by the related Obligor to the Credit Agent, (ii) the Obligor has marked its books and record to indicate that such Mortgage Loan has been pledged to the Omnibus Agent and GMAC LLC for the benefit of the Credit Agent and the Lenders, and (iii) such Asset has been approved by the Credit Agent as an Eligible Asset prior to the initial inclusion of such Asset in the Borrowing Base.

Ex. A-3	Credit Agreement

EXHIBIT B

[RESERVED]

Ex. B	Credit Agreement

EXHIBIT C

INITIAL PERMITTED FUNDING INDEBTEDNESS

1.	Description of Notes

(a)	Floating Rate Notes due June 9, 2008 (with a principal balance of zero); Floating Rate Notes due November 21, 2008; 8.125% Notes due November 21, 2008; Floating Rate Notes due April 17, 2009; Floating Rate Subordinated Notes due April 17, 2009; Floating Rate Notes due May 22, 2009; 8.375% Notes due June 30, 2010; Floating Rate Notes due September 27, 2010; 8.000% Notes due February 22, 2011; 7.125% Notes due May 17, 2012; 8.500% Notes due June 1, 2012; 8.500% Notes due April 17, 2013; 8.375% Notes due May 17, 2013; 9.875% Notes due July 1, 2014; 8.875% Notes due June 30, 2015; 8.50% Notes due May 15, 2010; and 9.625% Notes due May 15, 2015.

2.	Other

(a)	Any indebtedness referenced in Residential Capital, LLC’s Current Report on Form 8-K filed with the Securities and Exchange Commission prior to October 31, 2008.

(b)	Indebtedness arising under agreements listed in Schedule 7.01(t) to the November Loan Agreement.

(c)	Indebtedness arising under the Senior Debt Loan Agreement.

(d)	The 2010 Notes and the 2015 Notes, as defined in the Senior Debt Loan Agreement.

Ex. C	Credit Agreement

EXHIBIT 2.02(a)(i)

FORM OF NOTE

June 1, 2009

$370,000,000

FOR VALUE RECEIVED, RFC Asset Holdings II, LLC, a Delaware limited liability company (“RAHI”), and Passive Asset Transactions, LLC, a Delaware limited liability company (“PATI” and together with RAHI, each a “Borrower” and collectively, the “Borrowers”), jointly and severally promise to pay to the order of GMAC LLC (the “Lender”) on or before the Loan Repayment Date the principal amount of THREE HUNDRED SEVENTY MILLION DOLLARS ($370,000,000), or such lesser amount as shall reflect the Outstanding Aggregate Loan Amount of the Loans (each as defined in the Credit Agreement referred to below) made by the Lender to the Borrower.

The Borrowers further promise to pay interest on the unpaid principal amount of this Note from time to time outstanding, payable as provided in the Credit Agreement (referred to below), at the rates per annum provided in the Credit Agreement; provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by law. All payments of principal of and interest on this Note shall be payable in lawful currency of the United States of America at the office of the Lender as provided above or such other address as the holder hereof shall have designated to the Borrowers, in immediately available funds.

The date, amount and interest rate of each Loan made by the Lender to the Borrowers, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, endorsed by the Lender on the schedule attached hereto or any continuation thereof; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrowers to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Loans made by the Lender.

This Note is one of the Notes referred to in the Credit Agreement dated June 1, 2009 between the Borrowers, GMAC LLC, as Credit Agent, the Lender and certain other lenders and guarantors party thereto (the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. Upon occurrence of any Event of Default, the principal hereof, and all accrued interest thereon, may be declared or shall automatically become, due and payable pursuant to the Credit Agreement.

The Borrowers agree to pay all the Lender’s costs of collection and enforcement (including reasonable attorneys’ fees and disbursements of lender’s counsel) in respect of this Note when incurred, including, without limitation, reasonable attorneys’ fees through appellate proceedings.

Ex. 2.02(a)(i)-1	Credit Agreement

Notwithstanding the pledge of the Collateral, the Borrowers hereby acknowledge, admit and agree that the Borrowers’ obligations under this Note are recourse obligations of the Borrowers to which the Borrowers pledge their full faith and credit.

The Borrowers, and any endorsers or guarantors hereof, (a) severally waive diligence, presentment, protest and demand and also notice of protest, demand, dishonor and nonpayment of this Note, (b) expressly agree that this Note, or any payment hereunder, may be extended from time to time, and consent to the acceptance of further Collateral, the release of any Collateral for this Note, the release of any party primarily or secondarily liable hereon, and (c) expressly agree that it will not be necessary for the Lender, in order to enforce payment of this Note, to first institute or exhaust the Lender’s remedies against the Borrowers or any other party liable hereon or against any Collateral for this Note. No extension of time for the payment of this Note, or any installment hereof, made by agreement by the Lender with any person now or hereafter liable for the payment of this Note, shall affect the liability under this Note of the Borrowers, even if the Borrowers are not a party to such agreement; provided, however, that the Lender and the Borrowers, by written agreement between them, may affect the liability of the Borrowers.

This Note may be assigned in whole or in part only by registration of such assignment or sale on the Register. Any participation in respect of this Note may be effected only by the registration of such participation on the Participant Register.

Any reference herein to the Lender shall be deemed to include and apply to every subsequent holder of this Note. Reference is made to the Credit Agreement for provisions concerning optional and mandatory prepayments, Collateral, acceleration and other material terms affecting this Note.

Any enforcement action relating to this Note may be brought by motion for summary judgment in lieu of a complaint pursuant to Section 3213 of the New York Civil Practice Law and with respect to this Note and waives any right with respect to the doctrine of forum non conveniens with respect to such transactions.

This Note shall be governed by and construed in accordance with the laws of the state of New York without regard to conflicts of laws principles (but with reference to Section 5-1401 of the New York General Obligation law) whose laws the Borrowers expressly elect to apply to this Note. Each party hereto hereby irrevocably submits to the nonexclusive jurisdiction of the courts of the state of New York located in the city of Manhattan or in the United States District Court for the Southern District of New York for purposes of all legal proceedings arising out of or relating to this agreement or the transactions contemplated hereby and irrevocably agrees to be bound by any judgment rendered thereby in connection with such litigation. The Borrowers irrevocably waive, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The Borrowers hereby consent to process being served in any suit, action or proceeding with respect to this agreement, or any document delivered pursuant hereto by the mailing of a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to its respective address specified at the time for notices under the Credit Agreement or to any other address of which it shall have given written or electronic notice to the Lender. The foregoing shall not limit the ability of Lender to bring suit in the courts of any jurisdiction.

Ex. 2.02(a)(i)-2	Credit Agreement

The Borrowers hereby irrevocably waive any and all right to a trial by jury with respect to any legal proceeding arising out of or relating to this Note.

IN WITNESS WHEREOF, the undersigned has caused this Note to be executed by its duly authorized officer as of the day and year first above written.

RFC Asset Holdings II, LLC

By:
Name: Title:

Passive Asset Transactions, LLC

By:
Name: Title:

Ex. 2.02(a)(i)-3	Credit Agreement

EXHIBIT 2.03(a)

FORM OF BORROWER FUNDING REQUEST

GMAC LLC

  as Credit Agent

200 Renaissance Center

Detroit, MI 48265

Attention: David Walker, Business Unit Treasury Executive

Ladies and Gentlemen:

This [Initial] Borrower Funding Request is delivered to you pursuant to [Section 2.03(a)]/ [Section 2.03(b)] of the Credit Agreement, dated as of June 1, 2009 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among RFC Asset Holdings II, LLC (“RAHI”), Passive Asset Transactions, LLC, (“PATI”) and together with RAHI, the “Borrowers”), GMAC LLC (the “Initial Lender”), Residential Capital, LLC and the other Affiliates of the Borrowers party thereto as Guarantors (each, a “Guarantor”), the Principal institutions and other Persons that are or may from time to time become parties thereto as Lenders (together with the Initial Lender and their respective successor and assigns, each a “Lender” and collectively, the Lenders”) and GMAC LLC, as agent for the Lenders (in such capacity together with its successors and assigns in such capacity, the “Credit Agent”). Unless otherwise defined herein or as the context otherwise requires, terms used herein have the meaning assigned thereto under Schedule 1.01 of the Credit Agreement.

The undersigned hereby requests that a Loan be made in the aggregate principal amount of $[•] on [•], 200[•] to be secured by the Collateral.

A Borrowing Base Report, revised to reflect transactions since the most recently delivered Collateral Value Report, has been delivered pursuant to Section 2.03 of the Credit Agreement.

The undersigned hereby acknowledges that the delivery of this [Initial] Borrower Funding Request and the acceptance by the undersigned of the proceeds of the Loan requested hereby constitute a representation and warranty by the undersigned that all conditions precedent to such Loan specified in Article V of the Credit Agreement have been satisfied and will continue to be satisfied after giving effect to such Loan.

Ex. 2.03(a)-1	Credit Agreement

Please wire transfer the proceeds of the Loan to the following account pursuant to the following instructions:

RFC Asset Holdings II, LLC Wire Instructions:

[Beneficiary:	[_______________	]
Beneficiary Bank:	[_______________	]
Beneficiary Bank Address:	[_______________	]
ABA:	[_______________	]
Account #:	[_______________	]

Passive Asset Transactions, LLC Wire Instructions:

[Beneficiary:	[_______________	]
Beneficiary Bank:	[_______________	]
Beneficiary Bank Address:	[_______________	]
ABA:	[_______________	]
Account #:	[_______________	]

[Note: ResCap to confirm account details.]

The undersigned has caused this [Initial] Borrower Funding Request to be executed and delivered, and the certification and warranties contained herein to be made, by its duly authorized officer this [—] day of [—], 200[—].

RFC Asset Holdings II, LLC

By:
Name:
Title:

Passive Asset Transactions, LLC

By:
Name: Title:

Acknowledged and agreed:

GMAC LLC

By:
Name: Title:

Ex. 2.03(a)-2	Credit Agreement

EXHIBIT 2.03(b)

FORM OF BORROWING BASE REPORT

GMAC LLC

  as Credit Agent

200 Renaissance Center

Detroit, MI 48265

Attention: David Walker, Business Unit Treasury Executive

Ladies and Gentlemen:

This Borrowing Base Report is delivered to you pursuant to Section 2.03(b) of the Credit Agreement, dated as of June 1, 2009 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among RFC Asset Holdings II, LLC (“RAHI”), Passive Asset Transactions, LLC (“PATI”) and together with RAHI, the “Borrowers”), GMAC LLC (the “Initial Lender”), Residential Capital, LLC (“ResCap”) and the other Affiliates of the Borrowers party thereto as Guarantors (each, a “Guarantor”), the Principal institutions and other Persons that are or may from time to time become parties thereto as Lenders (together with the Initial Lender and their respective successor and assigns, each a “Lender” and collectively, the Lenders”) and GMAC LLC, as agent for the Lenders (in such capacity together with its successors and assigns in such capacity, the “Credit Agent”). Unless otherwise defined herein or as the context otherwise requires, terms used herein have the meaning assigned thereto under Schedule 1.01 of the Credit Agreement.

The undersigned hereby specifies that the Funding Date requested herein is             .

Ex. 2.03(b)-1	Credit Agreement

The undersigned hereby certifies that as of the date of the related Borrowing Base Report, the Borrowing Base equals $              and, by its signature hereto, represents and warrants in good faith, based on the actual knowledge of the ResCap treasury group located in Minneapolis, MN available at the time and in accordance with ResCap’s general accounting and business policies as in effect as of the date hereof, that such Borrowing Base will exceed the Outstanding Aggregate Loan Amount as of the Funding Date referenced above (after giving effect to any Loans requested for such date).

RFC Asset Holdings II, LLC

By:
Name: Title:

Passive Asset Transactions, LLC

By:
Name: Title:

*	Form to be amended from time to time by agreement of the parties.

Ex. 2.03(b)-2	Credit Agreement

EXHIBIT 2.04(a)

FORM OF COLLATERAL VALUE REPORT

GMAC LLC,

  as Credit Agent

200 Renaissance Center

Detroit, Michigan 48265

Attention: David Walker, Business Unit Treasury Executive

Facsimile No.: (313) 656-5401

Re: RFC Asset Holdings II, LLC, and Passive Asset Transactions, LLC

Gentlemen and Ladies:

This Collateral Value Report is delivered to you pursuant to Section 2.04(b) of the Credit Agreement, dated as of June 1, 2009 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among RFC Asset Holdings II, LLC (“RAHI”), Passive Asset Transactions LLC (“PATI”) and together with RAHI, the “Borrowers”), GMAC LLC (the “Initial Lender”), Residential Capital, LLC and the other Affiliates of the Borrowers party thereto as Guarantors (each, a “Guarantor”), the principal institutions and other Persons that are or may from time to time become parties thereto as Lenders (together with the Initial Lender and their respective successor and assigns, each a “Lender” and collectively, the Lenders”) and GMAC LLC, as agent for the Lenders (in such capacity together with its successors and assigns in such capacity, the “Credit Agent”). Unless otherwise defined herein or the context otherwise requires, capitalized terms used herein have the meanings provided in the Credit Agreement.

The information contained herein is as of the date hereof.

The Borrowers hereby certify a Collateral Value of $[— ]. The related Collateral Value Report is attached hereto as Exhibit A.

The Borrowers have caused this Collateral Value Report to be executed and delivered, and the certification and warranties contained herein to be made, on this [—]day of [—], [—].

RFC Asset Holdings II, LLC

By:
Name:	James Young
Title:	Chief Financial Officer

Passive Asset Transactions, LLC

By:
Name:	James Young
Title:	Chief Financial Officer

Ex. 2.04(a)	Credit Agreement

EXHIBIT 2.08(b)

FORM OF REPAYMENT NOTICE

[—], 200[—]

TO:	The Credit Agent as defined in the Credit Agreement referred to below

Reference is hereby made to the Credit Agreement, dated as of June 1, 2009 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), RFC Asset Holdings II, LLC (“RAHI”), Passive Asset Transactions, LLC (“PATI”) and together with RAHI, the “Borrowers”), GMAC LLC (the “Initial Lender”), Residential Capital, LLC and the other Affiliates of the Borrowers party thereto as Guarantors (each, a “Guarantor”), the Principal institutions and other Persons that are or may from time to time become parties thereto as Lenders (together with the Initial Lender and their respective successor and assigns, each a “Lender” and collectively, the Lenders”) and GMAC LLC, as agent for the Lenders (in such capacity together with its successors and assigns in such capacity, the “Credit Agent”). Capitalized terms not otherwise defined herein are used herein as defined in the Credit Agreement.

The Borrowers hereby notify you that, pursuant to Section 2.08[(a)/(b)] of the Credit Agreement, it shall make a repayment of the Loans outstanding under the Credit Agreement to the Lender on [—], 200[—] in the amount of $[—].

Also included in the repayment amount shall be accrued and unpaid interest, Breakage Costs (as determined by the Credit Agent and provided to the undersigned) and other amounts due and owing to the Lenders in the amount of $[—].

The undersigned has caused this Repayment Notice to be executed and delivered by its duly authorized officer this [—] day of [—], 200[—].

RFC Asset Holdings II, LLC

By:
Name: Title:

Passive Asset Transactions, LLC

By:
Name: Title:

Ex. 2.08(b)	Credit Agreement

EXHIBIT 2.09(a)

FORM OF PREPAYMENT NOTICE

[—], 200[—]

TO:	The Credit Agent as defined in the Credit Agreement referred to below

Reference is hereby made to the Credit Agreement, dated as of June 1, 2009 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among RFC Asset Holdings II, LLC (“RAHI”), Passive Asset Transactions, LLC (“PATI”) and together with RAHI, the “Borrowers”), GMAC LLC (the “Initial Lender”), Residential Capital, LLC and the other Affiliates of the Borrowers party thereto as Guarantors (each, a “Guarantor”), the Principal institutions and other Persons that are or may from time to time become parties thereto as Lenders (together with the Initial Lender and their respective successor and assigns, each a “Lender” and collectively, the Lenders”) and GMAC LLC, as agent for the Lenders (in such capacity together with its successors and assigns in such capacity, the “Credit Agent”). Capitalized terms not otherwise defined herein are used herein as defined in the Credit Agreement.

The Borrowers hereby notify you that pursuant to and in compliance with Section 2.09 of the Credit Agreement, it shall make a prepayment of Loans outstanding under the Credit Agreement on [—], 200[—] in the amount of $[—].

Also included in the prepayment amount shall be accrued and unpaid interest, Breakage Costs (as determined by the Credit Agent and provided to the undersigned) and other amounts due and owing to the Lenders in the amount of $[—].

The undersigned has caused this Prepayment Notice to be executed and delivered by its duly authorized officer this [—]day of [—], 200[—].

RFC Asset Holdings II, LLC

By:
Name: Title:

Passive Asset Transactions, LLC

By:
Name: Title:

Ex. 2.09(a)	Credit Agreement

EXHIBIT 7.01

FORM OF COMPLIANCE CERTIFICATE

GMAC LLC,

as Credit Agent

200 Renaissance Center

Detroit, MI 48265

Re:	Reporting Date

Reference is made to the Credit Agreement, dated as of June 1, 2009 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among RFC Asset Holdings II, LLC (“RAHI”), Passive Asset Transactions, LLC (“PATI”) and together with RAHI, the “Borrowers”), GMAC LLC (the “Initial Lender”), Residential Capital, LLC and the other Affiliates of the Borrowers party thereto as Guarantors (each, a “Guarantor”), the Principal institutions and other Persons that are or may from time to time become parties thereto as Lenders (together with the Initial Lender and their respective successor and assigns, each a “Lender” and collectively, the Lenders”) and GMAC LLC, as agent for the Lenders (in such capacity together with its successors and assigns in such capacity, the “Credit Agent”). Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

Pursuant to Section 7.01(f) of the Credit Agreement, ResCap is furnishing to you herewith (or has most recently furnished to you) the financial statements of ResCap for the fiscal period ended as of the reporting date shown above (the “Reporting Date”). Such financial statements have been prepared in accordance with generally accepted accounting principles and present fairly, in all material respects, the financial position of ResCap covered thereby at the date thereof and the results of its operations for the period covered thereby, subject in the case of interim statements only to normal year-end audit adjustments and the addition of footnotes.

The undersigned Responsible Officer of ResCap has caused the provisions of the Credit Agreement to be reviewed and certifies to the Lenders that: (a) the Consolidated Tangible Net Worth of ResCap as of the [            ] Reporting Date is [            ], the undersigned has no knowledge of any Default or Event of Default, (b) attached hereto are the computations necessary to determine that ResCap is in compliance with the provisions of the Credit Agreement as of the Reporting Date referenced thereon, and (c) to the best of the undersigned’s knowledge no event has occurred since the date of the most recent financial statements upon which such covenant compliance was calculated that would cause ResCap to no longer be in compliance with said provisions.

The statements made herein (and in the Schedule attached hereto) shall be deemed to be representations and warranties made in a document for the purposes of Section 6.01(j) of the Credit Agreement.

Ex. 7.01-1	Credit Agreement

IN WITNESS WHEREOF, the undersigned Responsible Officer of ResCap has set [his/her] hand this [—], 200[—].

Residential Capital, LLC

By:
Name: Title:

Ex. 7.01-2	Credit Agreement

EXHIBIT 9.01

FORM OF ASSIGNMENT AND ACCEPTANCE

ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Assignment Agreement”) dated as of [            ], between [            ] (“Assignor”) and [            ] (“Assignee”). All capitalized terms used herein and not otherwise defined herein shall have the respective meanings provided to such terms in the Schedule 1.01 to the Credit Agreement (as defined below).

WHEREAS, Assignor is a party to a Credit Agreement, dated as of June 1, 2009 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among RFC Asset Holdings II, LLC (“RAHI”), Passive Asset Transactions, LLC (“PATI”) and together with RAHI, the “Borrowers”), GMAC LLC (the “Initial Lender”), Residential Capital, LLC and the other Affiliates of the Borrowers party thereto as Guarantors (each, a “Guarantor”), the principal institutions and other Persons that are or may from time to time become parties thereto as Lenders (together with the Initial Lender and their respective successor and assigns, each a “Lender” and collectively, the Lenders”) and GMAC LLC, as agent for the Lenders (in such capacity together with its successors and assigns in such capacity, the “Credit Agent”);

WHEREAS, the aggregate Commitments of the Lenders and the aggregate principal amount of outstanding Loans pursuant to the Credit Agreement as at the date hereof are set forth in Item 6(a) of Annex I hereto; and

WHEREAS, the Assignee proposes to assume all of the rights and obligations of the Assignor under the Credit Agreement and the other Facility Documents in respect of the portion of the Assignor’s Commitment and outstanding Loans under the Credit Agreement as set forth in Item 6(c) of Annex I (the “Assignee’s Share”);

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Assignment. Effective on the Assignment Effective Date (as defined below), Assignor hereby assigns to Assignee, without recourse and without representation or warranty (other than as expressly provided herein), that Dollar amount listed in Item 6(c) of Annex I hereto as the Assignee’s Share of all of the Assignor’s rights, title and interest arising under the Credit Agreement and the other Facility Documents in respect of the Assignor’s Commitment including, without limitation (but subject to Section 5) all rights with respect to Assignee’s Share of such outstanding Loans.

2. Assumption. Effective on the Assignment Effective Date, Assignee hereby assumes from Assignor all of Assignor’s obligations arising under the Credit Agreement relating to Assignee’s Share. Effective on the Assignment Effective Date, Assignor shall be released from all of its obligations under the Credit Agreement relating to Assignee’s Share pursuant to Article IX the terms of the Credit Agreement, but subject to Section 13.11 thereof.

Ex. 9.01-1	Credit Agreement

3. Assignments; Participation. On and after the Assignment Effective Date, the Assignee may assign all or any part of the rights granted to it as an Assignee hereunder in accordance with the applicable provisions of Section 9.01 of the Credit Agreement. On and after the Assignment Effective Date, the Assignee may sell or grant participations in all or any part of the rights granted to it as an Assignee hereunder in accordance with the applicable provisions of Section 9.04 of the Credit Agreement.

4. Payment of Interest to Assignee. (a) Interest is payable by the Borrowers in respect to the Assignee’s Share of the Loans at the applicable rates set forth in Section 2.05 of the Credit Agreement. Notwithstanding anything to the contrary contained above, all payments with respect to the Assignee’s Share made or accrued to, but excluding, the Assignment Effective Date shall be for the account of the Assignor.

(b) Notwithstanding anything to the contrary contained in this Assignment Agreement, if and when the Assignor receives or collects any payment of interest on any Loan attributable to the Assignee’s Share or any payment of commitment fee attributable to the Assignee’s Share which, in any such case, is required to be paid to the Assignee as described in Section 4(a) above, the Assignor shall distribute to the Assignee such payment but only to the extent such interest or commitment fee accrued on or after the Assignment Effective Date.

(c) Notwithstanding anything to the contrary contained in this Assignment Agreement, if and when the Assignee receives or collects any payment of interest on any Loan attributable to the Assignor’s Share which, in any such case, is required to be paid to the Assignor as described in Section 4(a) above, the Assignee shall distribute to the Assignor such payment but only to the extent such interest or commitment fee accrued prior to the Assignment Effective Date.

5. Payments on Effective Date. In consideration of the assignment by the Assignor to the Assignee of the Assignee’s Share the Assignee agrees to pay to the Assignor on or prior to the Assignment Effective Date an amount specified by the Assignor in writing on or prior to the Assignment Effective Date which represents the Assignee’s Share of the principal amount, if any, of the Loans made by the Assignor pursuant to the Credit Agreement and outstanding on the Assignment Effective Date.

6. Effectiveness. The Assignment Agreement hereunder shall become effective on the date (the “Assignment Effective Date”) on which (i) the Assignor and the Assignee shall have signed a copy hereof (whether the same or different copies) and, in the case of the Assignee, shall have delivered same to the Assignor, (ii) the Assignee shall have paid to the Assignor the amount specified in writing by the Assignor in accordance with Section 5 hereof, (iii) the Borrowers and the Lender shall have received a copy hereof, (iv) the Credit Agent shall have received a processing and recordation fee in the amount of $3,500 (unless such fee is waived or reduced by the Credit Agent in its sole discretion), and (v) the Credit Agent shall have recorded the Assignment in accordance with Section 9.01 of the Credit Agreement.

Ex. 9.01-2	Credit Agreement

7. Issuance of New Promissory Notes on the Assignment Effective Date. In accordance with the requirements of Section 9.02 of the Credit Agreement, within five (5) Business Days of the Assignment Effective Date, a new Note will be issued by the Borrowers to the Assignor and/or the Assignee, as the case may be. On the Assignment Effective Date, the Assignee shall be deemed a Lender for all purposes under the Credit Agreement and the other Facility Documents, and shall be subject to and shall benefit from all of the rights and obligations of a Lender under the Credit Agreement and the other Facility Documents, and the address of the Assignee for notice purposes shall be as set forth in Item 7 of Annex I hereto.

8. Representations and Warranties. (a) Each of Assignor and Assignee represents and warrants to the other parties as follows:

(i) it has full power and authority, and has taken all actions necessary, to execute and deliver this Assignment Agreement and to fulfill its obligations under, and to consummate the transactions contemplated by, this Assignment Agreement,

(ii) the making and performance by it of this Assignment Agreement and all documents required to be executed and delivered by it hereunder do not and will not violate any law or regulation of the jurisdiction of its incorporation or any other law or realization applicable to it,

(iii) this Assignment Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding, obligation, enforceable in accordance with its terms; and

(iv) all approvals, authorizations, or other actions by, or filings with, any governmental authority or regulatory body or any other third party necessary for the validity or enforceability of its obligations under this Assignment Agreement have been obtained.

(b) Assignor represents and warrants to Assignee that Assignee’s Share and the Loans attributable to Assignee’s Share are subject to no liens or security interests created by Assignor.

9. Expenses. Assignor and Assignee agree that each party shall bear its own expenses in connection with the preparation and execution of this Assignment Agreement.

10. Miscellaneous. (a) Neither the Credit Agent nor the Assignor shall be responsible to the Assignee for the execution (by any party other than the Assignor or the Credit Agent, as the case may be), effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of any of the Credit Agreement or the other Facility Documents or for any representations, warranties, recitals or statements made therein or in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents made or furnished or made available by the Assignor to the Assignee or by or on behalf of the Borrowers to the Assignor or the Assignee in connection with the Credit Agreement or the other Facility Documents and the transactions contemplated thereby. Neither the Credit Agent nor the Assignor shall be required to ascertain

Ex. 9.01-3	Credit Agreement

or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Agreement or the other Facility Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default.

(b) The Assignee represents and warrants that it (i) has made its own independent investigation, without reliance upon the Credit Agent, the Assignor or any other Purchaser Liquidity Bank, of the financial condition and affairs of the Borrowers in connection with this Assignment Agreement, the making of the Loans and the Assignment of the Assignee’s Share of the Assignor’s Commitment and of the Loans to the Assignee hereunder and (ii) has made and shall continue to make its own appraisal of the creditworthiness of the Borrowers. Neither the Credit Agent nor the Assignor shall have any duty or responsibility either initially or on a continuing basis to make any such investigation or any such appraisal on behalf of the Assignee or to provide the Assignee with any credit or other information with respect thereto whether coming into its possession before the making of any Loan or at any time or times thereafter and shall further have no responsibility with respect to the accuracy of, or the completeness of, any information provided to the Assignee, whether by the transferor or by or on behalf of any other person.

(c) GOVERNING LAW. THIS ASSIGNMENT AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(d) WAIVER OF JURY TRIAL. THE PARTIES TO THIS ASSIGNMENT AGREEMENT KNOWINGLY, VOLUNTARILY AND EXPRESSLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ENFORCING OR DEFENDING ANY RIGHTS ARISING OUT OF OR RELATING TO THIS ASSIGNMENT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE PARTIES HERETO ACKNOWLEDGE THAT THE PROVISIONS OF THIS SECTION 10(d) HAVE BEEN BARGAINED FOR AND THAT EACH SUCH PARTY HAS BEEN REPRESENTED BY COUNSEL IN CONNECTION HEREWITH.

(e) (i) Submission to Jurisdiction. With respect to any claim or action arising hereunder, the parties (a) irrevocably submit to the nonexclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in The City of New York, New York, and appellate courts from any thereof, and (b) irrevocably waive any objection which such party may have at any time to the laying of venue of any suit, action or proceeding arising out of or relating to this Assignment Agreement brought in any such court, and irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Ex. 9.01-4	Credit Agreement

[(ii) (A) The Assignor hereby irrevocably designates, appoints and empowers [            ] with offices at [            ] and (B) the Assignee hereby irrevocably designates, appoints and empowers [            ] with offices at [            ], as its respective designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and its properties, assets and revenues, service for any and all legal process, summons, notices and documents which may be served in any such action, suit or proceeding brought in the courts listed in Section 10(e)(i) hereof which may be made on such designee, appointee and agent in accordance with legal procedures prescribed for such courts.]

(f) Amendments. This Assignment Agreement may be supplemented, modified or amended by written instrument signed on behalf of both parties thereto.

(g) Facsimile and Counterparts. This Assignment Agreement may be executed by facsimile in any number of counterparts and by different parties thereto on separate counterparts, each of which counterparts, when executed and delivered, shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same agreement.

(h) Assignment. The Assignor may at any time or from time to time grant to others assignments or participations in its Commitment or Loans but not in the portions thereof sold as an assignment to the Assignee pursuant to this Assignment Agreement.

(i) Payments. All payments hereunder or in connection herewith shall be made in Dollars and in immediately available funds, if payable to the Assignor, to the account of the Assignor at its offices as designated in Item 8 of Annex I hereto, and, if payable to the Assignee, to the account of the Assignee, as designated in Item 8 of Annex I hereto.

(j) Binding Effect. This Assignment Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither of the parties hereto may assign or transfer any of its rights or obligations under this Assignment Agreement without the prior consent of the other party. The preceding sentence shall not limit the right of the Assignee to assign all or part of the Assignee’s Share of the Assignor’s Commitment and outstanding Loans, if assigned under this Assignment Agreement in the manner contemplated by the Credit Agreement and Section 3 hereof.

(k) Survival. All representations and warranties made herein and indemnities provided for herein shall survive the consummation of the transactions contemplated hereby.

(l) Severability. Any provision of this Assignment Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof or affecting the validity or enforceability, of such provision in any other jurisdiction.

(m) Headings. The headings contained in this Assignment Agreement are for convenience of reference only and shall not affect the construction or interpretation of any provision of this Assignment Agreement.

(n) Successors. This Assignment Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Ex. 9.01-5	Credit Agreement

(o) Cumulative Rights, No Waiver. The rights, powers and remedies of the each party under this Assignment Agreement are cumulative and in addition to all rights, powers and remedies provided under any and all agreements between the parties relating thereto, at law, in equity or otherwise. Neither any delay nor any omission by the parties to exercise any right, power or remedy shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or any exercise of any other right, power or remedy.

(p) No Payments. The Assignee hereby acknowledges and agrees that, at any time that the Loans are outstanding and no Event of Default has occurred and is continuing, (i) the Borrowers shall not make any payment to the Assignee, (ii) the Borrowers shall have no duty, liability or obligation to make any such payment to the Assignee, (iii) no such payment shall be due from the Borrowers and (iv) the Assignee shall not have any right to enforce any claim against the Borrowers in respect of any payment, in each case (w) except for those costs to be reimbursed by the Borrowers to the Lenders pursuant to Section 2.07(b) of the Credit Agreement; (w) unless and to the extent that the Credit Agent has provided written notice to the Borrowers of a Borrowing Base Deficiency pursuant to Section 2.08 of the Credit Agreement; (x) unless and to the extent that the Borrowers have delivered a Prepayment Notice pursuant to Section 2.09 of the Credit Agreement; or (z) the Loan Repayment Date has occurred.

(q) Limited Recourse. No recourse under or with respect to any obligation, covenant or agreement (including, without limitation, any obligation or agreement to pay fees or any other amount) of the Borrowers contained in this Assignment Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any affiliate, stockholder, officer, member, manager, partner, employee or director of the Borrowers, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of the Borrowers contained in this Assignment Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the obligations of the Borrowers, and that no personal liability whatsoever shall attach to or be incurred by any stockholder, affiliate, officer, member, manager, partner, employee or director of the Borrowers, or any of them, under or by reason of any of the obligations, covenants or agreements of the Borrowers contained in this Assignment Agreement or in any other such instrument, document or agreement, or which are implied therefrom, and that any and all personal liability of the Borrowers and every such stockholder, affiliate, officer, employee, member, manager, partner or director of the Borrowers for breaches by the Borrowers of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Assignment Agreement. Unpaid amounts hereunder shall not constitute a “claim” for purposes of Section 101(5) of the U.S. Bankruptcy Code or similar law affecting creditors’ rights. The provisions of this Section 10(q) shall survive the termination of this Assignment Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

Ex. 9.01-6	Credit Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement as of the date first above written.

as Assignor

By:
Name: Title:

as Assignee

By:
Name: Title:

We hereby consent to the foregoing assignment and acknowledge receipt of notice thereof.

GMAC LLC as Credit Agent

By:
Name: Title:

By:
Name: Title:

[Assignment and Assumption Agreement Signature Page]

Ex. 9.01-7	Credit Agreement

ANNEX I

to

Assignment and Assumption Agreement

1.	Borrowers: RFC Asset Holdings II, LLC

Passive Asset Transactions, LLC

2.	Date of Credit Agreement: June 1, 2009

3.	Assignor:

4.	Assignee:

5.	Date of Assignment and Assumption Agreement:

6.

(a)	Aggregate Amount for all Lenders: U.S.$

(b)	Assignee’s Assigned Percentage of Aggregate: U.S.$

(c)	Assignee’s Share: U.S.$

(d)	Assignor’s Retained
Percentage of Aggregate: U.S.$

(e)	Assignor’s Share: U.S.$

7.	Notice Instructions for Assignee:

Attention:

Address:

Telephone:

Fax:

Additional Contacts:

Ex. 9.01-8	Credit Agreement

8.	Payment Instructions:

(a)	Assignor:

Administrative Contact:

Address:

Telephone:

Fax:

Payment Information:

Bank Name:

Account Name:

Account Number:

Reference:

(b)	Assignee:

Administrative Contact:

Address:

Telephone:

Fax:

Payment Information:

Bank Name:

Account Name:

Account Number:

Reference:

Accepted and Agreed:

	,		,
as Assignee		as Assignor

By:		By:
Name: Title:		Name: Title:

Ex. 9.01-9	Credit Agreement